PROSPECTUS SUPPLEMENT
(To Prospectus dated April 5, 2002)             FILED PURSUANT TO RULE 424(b)(5)

                                                  REGISTRATION NO. 333-84820
                                                   REGISTRATION NO. 333-84820-01
                                                   REGISTRATION NO. 333-84820-02

                                 $1,800,000,000

                              [VALERO ENERGY LOGO]
                       $300,000,000 6 1/8% NOTES DUE 2007

                       $750,000,000 6 7/8% NOTES DUE 2012

                       $750,000,000 7 1/2% NOTES DUE 2032
                            ------------------------
                  Interest payable on April 15 and October 15
                            ------------------------
WE MAY REDEEM ANY OR ALL OF THE 2007 NOTES, 2012 NOTES OR 2032 NOTES AT ANY TIME AT THE REDEMPTION PRICE DESCRIBED HEREIN PLUS ACCRUED INTEREST.
                            ------------------------
INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON PAGE 4
OF THE ACCOMPANYING PROSPECTUS.
                            ------------------------
            2007 NOTES - PRICE 99.809% AND ACCRUED INTEREST, IF ANY
            2012 NOTES - PRICE 99.750% AND ACCRUED INTEREST, IF ANY
            2032 NOTES - PRICE 99.140% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                 UNDERWRITING
                                                                 DISCOUNTS AND     PROCEEDS TO
                                             PRICE TO PUBLIC      COMMISSIONS        COMPANY
                                             ---------------     -------------     ------------
Per 2007 Note..............................     99.809%             .600%            99.209%
Total......................................   $299,427,000        $1,800,000       $297,627,000
Per 2012 Note..............................     99.750%             .650%            99.100%
Total......................................   $748,125,000        $4,875,000       $743,250,000
Per 2032 Note..............................     99.140%             .875%            98.265%
Total......................................   $743,550,000        $6,562,500       $736,987,500

                            ------------------------
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on April 15, 2002.
                            ------------------------
                          JOINT BOOK-RUNNING MANAGERS
MORGAN STANLEY                                                          JPMORGAN
                            ------------------------
BANC OF AMERICA LLC
     BANC ONE CAPITAL MARKETS, INC.
        BARCLAYS CAPITAL
           BNP PARIBAS
               FLEET SECURITIES, INC.
                   MIZUHO INTERNATIONAL PLC
                       RBC CAPITAL MARKETS
                           THE ROYAL BANK OF SCOTLAND
                              SCOTIA CAPITAL
                                  SUNTRUST ROBINSON HUMPHREY
                                     TD SECURITIES
                                        TOKYO-MITSUBISHI INTERNATIONAL PLC
April 10, 2002

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
---------------------                   ----
Summary...............................   S-3
Use of Proceeds.......................   S-7
Capitalization........................   S-8
Unaudited Pro Forma Combined Financial
  Statements..........................  S-10
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-13
Business..............................  S-27
Description of the Notes..............  S-39
Underwriting..........................  S-43
Legal Matters.........................  S-44
Experts...............................  S-44
Index to Financial Statements.........   F-1

PROSPECTUS                               PAGE
----------                               ----
About this Prospectus..................     3
About Valero Energy Corporation........     3
Risk Factors...........................     4
Cautionary Statement Concerning
  Forward-Looking Statements...........     9
Use of Proceeds........................    11
Ratio of Earnings to Fixed Charges.....    11
Description of Debt Securities.........    12
Description of Capital Stock...........    19
Description of Warrants................    23
Plan of Distribution...................    23
Legal Matters..........................    25
Experts................................    25
Where You Can Find More Information....    25
Information We Incorporate by
  Reference............................    25

     You should rely only on the information contained in or incorporated into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is not an offer to sell securities and is not soliciting an offer to buy securities in any state where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of securities.

                                    SUMMARY

     This summary contains basic information about us and our offering of the notes. It does not contain all the information that is important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, as described under the heading "Information We Incorporate by Reference." To fully understand this offering, you should read all of these documents. As used in this prospectus supplement, the terms "Valero" and "we" or "us" may, depending upon the context, refer to Valero Energy Corporation, to one or more of its consolidated subsidiaries or to all of them taken as a whole.

                           VALERO ENERGY CORPORATION

     Valero Energy Corporation is a Fortune 100 company based in San Antonio, Texas with over 22,000 employees and total assets of almost $15 billion. One of the top three U.S. refining companies in terms of refining capacity, Valero owns and operates 11 refineries in the United States and one refinery in Canada with a combined throughput capacity of about 1.9 million barrels per day (BPD). Valero's refining network stretches from eastern Canada to the U.S. Gulf Coast and West Coast. Valero produces premium, environmentally clean products, such as reformulated gasoline, gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur diesel fuel and oxygenates. Valero also produces a substantial slate of conventional gasoline, distillates, jet fuel, asphalt and petrochemicals.

     Valero is also a leading marketer of refined products. Valero markets branded and unbranded refined products on a wholesale basis in 40 U.S. states and Canada through an extensive bulk and rack marketing network. Valero also markets refined products and convenience store merchandise through a network of retail sites in the United States and Canada bearing the Diamond Shamrock(R), Ultramar(R), Valero(R), Beacon(R) and Total(R) brand names.

     Valero also has a logistics system that complements Valero's refining and marketing assets in the U.S. Gulf Coast and Mid-Continent regions. Valero owns about 73 percent of Valero L.P., a master limited partnership that owns and operates crude oil pipelines, refined product pipelines and refined product terminals in Texas, Oklahoma, New Mexico and Colorado. Units of Valero L.P. are listed on the New York Stock Exchange under the symbol "VLI."

     Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company as a wholly owned subsidiary of a corporation then known as Valero Energy Corporation, and referred to in this prospectus supplement as Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders by distributing to them all of the common stock of Valero. Immediately after this distribution, Old Valero, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation. The distribution of Valero to Old Valero's stockholders and the merger of Old Valero with the subsidiary of PG&E Corporation are collectively referred to as the "Restructuring." Upon completion of the Restructuring, Valero's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and, its common stock was listed for trading on the New York Stock Exchange.

     Valero's principal executive offices are located at One Valero Place, San Antonio, Texas, 78212, and its telephone number is (210) 370-2000. Its common stock trades on the New York Stock Exchange under the symbol "VLO."

RECENT DEVELOPMENTS

     Acquisition of Ultramar Diamond Shamrock Corporation. Effective December 31, 2001, Valero completed the acquisition of Ultramar Diamond Shamrock Corporation (UDS), which is referred to in this prospectus supplement as the UDS Acquisition. The consideration paid by Valero to UDS shareholders included approximately $2.1 billion in cash and approximately 45.9 million shares of Valero common stock. In connection with the acquisition, Valero assumed approximately $2 billion of UDS debt.

     Prior to the acquisition, UDS was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. UDS owned and operated seven refineries with a combined throughput capacity of approximately 850,000 BPD. UDS marketed refined products and a broad range of convenience store merchandise through a network of approximately 4,500 convenience stores in the United States and eastern Canada.

     As a condition to approval of the UDS Acquisition, the U.S. Federal Trade Commission (FTC) is requiring Valero to sell UDS's 168,000 BPD Golden Eagle Refinery located in the San Francisco Bay Area, its related wholesale marketing business and 70 associated Beacon- and Ultramar-branded retail sites in Northern California (collectively, the Golden Eagle Business). In February 2002, Valero entered into an agreement to sell the Golden Eagle Business to Tesoro Refining and Marketing Company for approximately $1.13 billion, subject to closing adjustments and certain indemnifications. The sale is expected to close in April 2002, subject to regulatory approval. The FTC has approved a trustee to manage the operations of these assets pending their sale to Tesoro.

     Acquisition of Huntway Refining Company. Effective June 1, 2001, Valero completed its acquisition of Huntway Refining Company. Huntway owned and operated two California refineries at Benicia and Wilmington that produce asphalt for use in road construction and repair, primarily in California and Nevada. The facilities also produce smaller amounts of gas oil, naphtha and kerosene. These facilities have been substantially integrated into Valero's refinery systems at Benicia and Wilmington. The purchase price, net of cash acquired, was approximately $76 million and included payment to Huntway's common stockholders of $1.90 per share and amounts required to retire Huntway's outstanding debt and satisfy payment obligations under outstanding stock options.

     Acquisition of El Paso Refinery and Related Product Logistics
Business. Effective June 1, 2001, Valero completed its acquisition of El Paso Corporation's 115,000 BPD Corpus Christi, Texas refinery and related product logistics business through capital lease agreements that have a term of 20 years and require annual lease payments of $18.5 million for the first two years and increased amounts thereafter. The agreements also give Valero an option to purchase the facilities for approximately $294 million at the end of the second year of the lease and for increasing amounts in each succeeding year through the end of the lease term. As part of the acquisition, Valero also purchased inventories for approximately $109 million. The refinery, which is located near Valero's existing Corpus Christi Refinery, is a complex refinery that processes heavy, high-sulfur crude oil into conventional gasoline, diesel, jet fuel and other light products and petrochemicals. The product logistics facilities consist of three intrastate common carrier pipelines and related terminal facilities that enable refined products to be shipped from Corpus Christi to markets in Houston, San Antonio, Victoria and the Rio Grande Valley.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the five years ended December 31, 2001. This information should be read in conjunction with Valero's consolidated financial statements and related notes for the years ended December 31, 2001, 2000 and 1999 included elsewhere in this prospectus supplement. This selected financial data is derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants.

                                                        YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------------
                                    2001(A)(B)      2000(C)        1999      1998(D)(E)    1997(F)
                                    -----------   -----------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT FOR
                                                     RATIOS AND PER SHARE AMOUNTS)
Operating Revenues................  $14,988,339   $14,671,087   $7,961,168   $5,539,346   $5,756,220
Operating Income (Loss)...........  $1,001,343    $   610,979   $   72,029   $ (48,347)   $  213,885
Income (Loss) From Continuing
  Operations......................  $  563,553    $   339,120   $   14,287   $ (47,291)   $  111,768
Loss From Discontinued Operations,
  Net of Income Tax Benefit(g)....  $       --    $        --   $       --   $      --    $  (15,672)
Net Income (Loss).................  $  563,553    $   339,120   $   14,287   $ (47,291)   $   96,096
  Less: Preferred stock dividend
     requirements and redemption
     premium......................          --             --           --          --         4,592
                                    -----------   -----------   ----------   ----------   ----------
Net Income (Loss) Applicable to
  Common Stock....................  $  563,553    $   339,120   $   14,287   $ (47,291)   $   91,504
                                    ===========   ===========   ==========   ==========   ==========
Earnings (Loss) Per Share of
  Common Stock --Assuming
  Dilution:
     Continuing operations........  $     8.83    $      5.60   $      .25   $    (.84)   $     2.03
     Discontinued operations......          --             --           --          --          (.29)
                                    -----------   -----------   ----------   ----------   ----------
       Total......................  $     8.83    $      5.60   $      .25   $    (.84)   $     1.74
                                    ===========   ===========   ==========   ==========   ==========
Ratio of Earnings to Fixed
  Charges(h)......................         7.3x           5.6x         1.3x         --           4.1x

Total Assets......................  $14,377,096   $ 4,307,704   $2,979,272   $2,725,664   $2,493,043
Long-Term Debt (less current
  portion) and Capital Lease
  Obligations.....................  $2,805,247    $ 1,042,417   $  785,472   $ 822,335    $  430,183
Company-Obligated Preferred
  Securities of Subsidiary
  Trusts..........................  $  372,500    $   172,500   $       --   $      --    $       --
Stockholders' Equity..............  $4,202,563    $ 1,527,055   $1,084,769   $1,085,287   $1,158,841

------------

(a)Operating revenues, operating income, income from continuing operations, net income, earnings per share and ratio of earnings to fixed charges exclude amounts related to UDS, while total assets, long-term debt (less current portion) and capital lease obligations, company-obligated preferred securities of subsidiary trusts and stockholders' equity include amounts related to UDS, which was acquired by Valero on December 31, 2001.

(b)Includes the operations of Huntway and the operations related to the El Paso Corpus Christi refinery and related product logistics business beginning June 1, 2001.

(c)Includes the operations related to the Benicia Refinery and the related distribution assets (Distribution Assets) beginning May 16, 2000 and the operations related to the service stations included as part of the acquisition from ExxonMobil (Service Stations) beginning June 16, 2000 (combined, the Benicia Acquisition).

(d)Includes the operations of the Paulsboro Refinery beginning September 17, 1998.

(e)The 1998 operating loss includes a $170.9 million write-down of inventories to market value, which resulted in a $111.1 million reduction in net income, or $1.98 per share.

(f)Includes the operations of the Texas City, Houston and Krotz Springs refineries beginning May 1, 1997.

(g)Reflects the results of the natural gas related services business of Old Valero for periods prior to the July 31, 1997 Restructuring, which resulted in the creation of Valero.

(h)Computed by dividing earnings by fixed charges. For this purpose, earnings consist of consolidated income from continuing operations before income taxes and fixed charges (excluding capitalized interest), with certain other adjustments. Fixed charges consist of total interest, whether expensed or capitalized, including amortization of debt expense and premiums or discounts related to outstanding indebtedness, one-third (the proportion deemed representative of the interest factor) of rental expense and distributions on preferred securities of a subsidiary trust which are deducted in the determination of consolidated pre-tax income from continuing operations. For the year ended December 31, 1998, earnings were insufficient to cover fixed charges by $77.7 million. This deficiency was due primarily to the $170.9 million pre-tax charge to earnings to write down the carrying amount of refinery inventories to market value described above in note (e). Excluding the effect of the inventory write-down, the ratio of earnings to fixed charges would have been 2.7x.

                                  THE OFFERING

Notes Offered...............................  $300,000,000 in principal amount of 6 1/8% Notes due
                                              2007.
                                              $750,000,000 in principal amount of 6 7/8% Notes due
                                              2012.
                                              $750,000,000 in principal amount of 7 1/2% Notes due
                                              2032.

Maturity Date...............................  2007 Notes -- April 15, 2007
                                              2012 Notes -- April 15, 2012
                                              2032 Notes -- April 15, 2032

Interest Payment Dates......................  April 15 and October 15, beginning on October 15, 2002.
                                              Interest will accrue from the issue date of the notes.

Ranking.....................................  The notes are unsecured senior obligations of Valero and will rank pari passu with all other unsecured senior
                                              indebtedness of Valero.

Optional Redemption.........................  We may redeem some or all of the notes at any time at the redemption price described in the "Description of
                                              the Notes" section under the heading "Optional
                                              Redemption," plus accrued interest to the date of
                                              redemption.

Covenants...................................  The indenture governing the notes contains covenants that, with certain exceptions, limit our ability and our
                                              subsidiaries' ability to:
                                                - incur debt secured by liens; and
                                                - engage in sale/leaseback transactions.
                                              For more details, see the section under the heading
                                              "Description of Debt Securities -- Restrictive Cove-
                                              nants in the Senior Indenture" in the accompanying
                                              prospectus.

Use of Proceeds.............................  We anticipate using the net proceeds of this offering to repay all of the borrowings under our $1.5 billion
                                              bridge loan facility and a portion of the borrowings
                                              under our revolving bank credit facilities.

Risk Factors................................  You should carefully consider all information set forth and incorporated by reference in this prospectus
                                              supplement and, in particular, should carefully read the
                                              section entitled "Risk Factors" in the accompanying
                                              prospectus before purchasing any of the Notes.

                                USE OF PROCEEDS

     We estimate that the proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) we will receive from this offering will be approximately $1.78 billion.

     The cash portion of the UDS Acquisition was funded with $1.5 billion in borrowings under a bridge loan facility, which currently bears interest at a rate of LIBOR plus 1% and matures on December 13, 2002, and approximately $555 million in borrowings under revolving bank credit facilities, which also currently bear interest at a rate of LIBOR plus 1%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for more information on these credit facilities.

     We anticipate using the net proceeds of this offering to repay all of the borrowings under the bridge loan facility and a portion of the borrowings under the revolving bank credit facilities discussed above. Affiliates of the underwriters are lenders under the bridge loan facility and the revolving bank credit facilities. We will pay a portion of the proceeds of this offering to these affiliates of the underwriters when we repay borrowings under the bridge loan facility and the revolving bank credit facilities. See "Underwriting" for further discussion.

                                 CAPITALIZATION

     The following table sets forth our capitalization (which includes our consolidated subsidiaries) as of December 31, 2001 on an historical basis and as adjusted to (i) reflect borrowings in January 2002 under the bridge loan and revolving bank credit facilities for the purpose of paying the cash consideration to UDS shareholders in connection with the UDS Acquisition, (ii) reflect this offering and the application of the net proceeds from this offering as described under "Use of Proceeds" and (iii) give effect to the sale of the Golden Eagle Business and the application of the proceeds to pay down debt and repurchase common stock, as described under "Unaudited Pro Forma Combined Financial Statements." This table should be read in conjunction with our historical consolidated financial statements beginning on page F-2 of this prospectus supplement.

                                                                           DECEMBER 31, 2001
                                                             ---------------------------------------------
                                                                               PRO FORMA        PRO FORMA
                                                             HISTORICAL       ADJUSTMENTS      AS ADJUSTED
                                                             -----------      -----------      -----------
                                                                            (IN THOUSANDS)
Short-term debt:
  Short-term bank credit facility..........................  $   200,000      $        --      $  200,000
  Bank bridge loan facility, $1.5 billion..................           --        1,500,000 (1)          --
                                                                               (1,500,000)(2)
  Revolving bank credit facility, 364-day, $750 million....           --          555,250 (1)          --
                                                                                 (276,985)(2)
                                                                                 (278,265)(3)
                                                             -----------      -----------      ----------
         Total short-term debt.............................      200,000               --         200,000
                                                             -----------      -----------      ----------
Current portion of long-term debt..........................      305,661               --         305,661
                                                             -----------      -----------      ----------
Payable to UDS shareholders................................    2,055,250       (2,055,250)(1)          --
                                                             -----------      -----------      ----------
Long-term debt, less current portion.......................    2,517,398         (456,735)(3)   2,060,663
                                                             -----------      -----------      ----------
Notes offered hereby.......................................           --        1,800,000       1,800,000
                                                             -----------      -----------      ----------
Capital lease obligations..................................      287,849               --         287,849
                                                             -----------      -----------      ----------
Company-obligated preferred securities of subsidiary
  trusts...................................................      372,500               --         372,500
                                                             -----------      -----------      ----------
Minority interest in consolidated partnership..............      115,608               --         115,608
                                                             -----------      -----------      ----------
Stockholders' equity:
  Common stock, $0.01 par value; 300,000,000 shares
    authorized; 108,198,992 shares issued..................        1,082               --           1,082
  Additional paid-in capital...............................    3,468,550               --       3,468,550
  Retained earnings........................................      864,421               --         864,421
  Accumulated other comprehensive income...................       18,126               --          18,126
  Treasury stock, at cost; 4,001,683 shares; 12,892,548
    shares as adjusted for the repurchase of shares with
    proceeds from the sale of the Golden Eagle Business....     (149,616)        (400,000)(3)    (549,616)
                                                             -----------      -----------      ----------
         Total stockholders' equity........................    4,202,563         (400,000)      3,802,563
                                                             -----------      -----------      ----------
         Total capitalization..............................  $10,056,829      $(1,111,985)     $8,944,844
                                                             ===========      ===========      ==========

------------

See notes on following page.

(1) To reflect the payment in January 2002 of the cash consideration to UDS shareholders in connection with the UDS Acquisition, recorded as a payable as of December 31, 2001, using borrowings of $1.5 billion under the bridge loan facility and approximately $555.3 million under the revolving bank credit facilities. For purposes of the capitalization table, we are assuming the $555.3 million was borrowed under the 364-day revolving bank credit facility.

(2) To reflect the anticipated use of the expected net proceeds of this offering to repay all of the borrowings under the $1.5 billion bridge loan facility and a portion of the borrowings under the revolving bank credit facilities.

(3) Assuming that the issuance of notes pursuant to this offering, as described in note 2 above, has already occurred, this transaction reflects the anticipated use of the expected proceeds from the sale of the Golden Eagle Business to repay $735 million of bank borrowings and repurchase $400 million of our common stock at an assumed price per share of $44.99 (approximately 8.9 million shares). During December 2001, approximately $100 million of our common stock was repurchased as part of our plan to repurchase a total of $500 million of our common stock using anticipated proceeds from the sale of the Golden Eagle Business.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     On December 31, 2001, Valero completed the UDS Acquisition. As a condition to regulatory approval of the UDS Acquisition, the FTC approved a consent decree requiring Valero to divest the Golden Eagle Business. In February 2002, Valero reached a definitive agreement to sell the Golden Eagle Business for approximately $1.13 billion.

     The following unaudited pro forma combined statement of income combines the historical consolidated statements of income of Valero and UDS, giving effect to the acquisition using the purchase method of accounting. The unaudited pro forma combined statement of income assumes that:

      --   the UDS Acquisition was effected on January 1, 2001;

      -- Valero issued approximately 45.9 million shares of common stock and paid approximately $2.1 billion of cash to UDS shareholders; and

      -- the proceeds from the sale of the Golden Eagle Business are used to pay down approximately $635 million of debt and repurchase $500 million of Valero common stock (approximately 11.1 million shares).

     The unaudited pro forma combined statement of income does not reflect anticipated synergies or costs and charges that may result from the acquisition. For purposes of this unaudited pro forma combined statement of income, the purchase price was allocated to the individual assets acquired and liabilities assumed based on preliminary estimates of fair values, pending the completion of an independent appraisal and other evaluations. The accounting policies of Valero and UDS are substantially comparable. However, certain historical amounts of UDS have been reclassified to conform the financial statement presentation of the two companies.

     This unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements of Valero and UDS included in this prospectus supplement beginning on page F-1. The pro forma adjustments use estimates and assumptions based on currently available information. Management believes that the estimates and assumptions are reasonable, and that the significant effects of the acquisition are properly reflected. However, this pro forma information is not intended to be indicative of the historical results that would have been achieved had the companies always been combined or the results of operations which may be achieved in the future.

                           VALERO ENERGY CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                       VALERO
                                              VALERO        UDS        PRO FORMA       AND UDS
                                            HISTORICAL   HISTORICAL   ADJUSTMENTS     COMBINED
                                            ----------   ----------   -----------     ---------
Operating revenues........................  $14,988.3    $16,860.0     $(2,020.6)(a)  $26,681.2
                                                                        (2,664.2)(b)
                                                                          (482.3)(c)
                                            ---------    ---------     ---------      ---------
Costs and expenses:
  Cost of sales and operating expenses....   13,684.1     15,211.3      (1,759.9)(a)   23,989.0
                                                                        (2,664.2)(b)
                                                                          (482.3)(c)
  Selling and administrative expenses.....      165.2        415.0         (15.3)(a)      546.5
                                                                           (18.4)(d)
  Goodwill amortization...................         --         20.0          (5.3)(a)         --
                                                                           (14.7)(e)
  Depreciation expense....................      137.7        232.8         (37.3)(a)      313.1
                                                                           (20.1)(f)
                                            ---------    ---------     ---------      ---------
          Total costs and expenses........   13,987.0     15,879.1      (5,017.5)      24,848.6
                                            ---------    ---------     ---------      ---------
Operating income (loss)...................    1,001.3        980.9        (149.6)       1,832.6
Other income (expense), net...............       (4.6)          .5          (0.4)(a)       (4.5)
Interest and debt expense:
  Incurred................................      (99.1)      (110.9)       (137.4)(g)     (307.0)
                                                                            (3.0)(g)
                                                                            42.5(h)
                                                                              .9(h)
  Capitalized.............................       10.6          4.8            --           15.4
Distributions on preferred securities of
  subsidiary trusts.......................      (13.3)       (17.2)           --          (30.5)
Minority interest in net income of
  consolidated partnership................         --         (9.4)           --           (9.4)
                                            ---------    ---------     ---------      ---------
Income (loss) before income taxes.........      894.9        848.7        (247.0)       1,496.6
Income tax expense (benefit)..............      331.3        313.7         (82.9)(a)      549.1
                                                                           (13.0)(i)
                                            ---------    ---------     ---------      ---------
Net income (loss).........................  $   563.6    $   535.0     $  (151.1)     $   947.5
                                            =========    =========     =========      =========
Earnings per share of common stock........  $    9.28    $    7.22                    $    9.92
  Weighted average common shares
     outstanding (in millions)............       60.7         74.1                         95.5(j)
Earnings per share of common
  stock--assuming dilution................  $    8.83    $    7.08                    $    9.47
  Weighted average common equivalent
     shares outstanding (in millions).....       63.8         75.5                        100.1(j)

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                           VALERO ENERGY CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

(a)To exclude the results of operations related to the Golden Eagle Business that are included in the UDS historical results, as the Golden Eagle Business is assumed to have been sold as of January 1, 2001.

(b)To exclude excise taxes of $2,664.2 million (the amount remaining after excluding the taxes eliminated as part of the Golden Eagle Business) collected on behalf of governmental agencies associated with UDS' operations from Operating Revenues and Cost of Sales to conform to Valero's accounting policies.

(c)To eliminate intercompany sales of $482.3 million from Operating Revenues and Cost of Sales.

(d)To eliminate certain UDS nonrecurring transaction costs of $18.4 million directly attributable to the acquisition that were expensed by UDS.

(e)To reverse UDS' historical goodwill amortization.

(f)To record a $20.1 million decrease in UDS' depreciation expense based on the preliminary purchase price allocation and estimated useful lives.

(g)To reflect interest expense of $137.4 million at a weighted average annual interest rate of 6.6875% on borrowings of $2.1 billion required to fund the UDS Acquisition and $3.0 million of amortization of related debt issuance costs. A 1/8% change in the interest rate associated with these borrowings would have a $2.6 million effect on interest expense for the year ended December 31, 2001.

(h)To reflect a reduction in interest expense of $42.5 million and a $.9 million reduction in amortization of related debt issuance costs resulting from the assumed paydown of $635 million of debt with part of the proceeds from the sale of the Golden Eagle Business. A 1/8% change in the interest rate associated with this reduction in borrowings would have a $.8 million effect on interest expense for the year ended December 31, 2001.

(i)To reflect the tax effect of the pro forma pre-tax income adjustments related to the UDS Acquisition and adjust the effective tax rate to the rate that would have been incurred by Valero with respect to the assets acquired.

(j)The weighted average shares used to compute pro forma earnings per share reflect the issuance of 45.9 million shares to effect the acquisition, reduced by 11.1 million shares repurchased with part of the proceeds from the disposition of the Golden Eagle Business.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following selected review of the results of operations and financial condition of Valero is taken from "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Valero's Form 10-K for the year ended December 31, 2001. This selected review is not complete. For a more complete review of the results of operations and financial condition of Valero you should refer to "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Valero's Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference. The following selected review of the results of operations and financial condition of Valero should be read in conjunction with "Business" and our consolidated financial statements included elsewhere in this prospectus supplement. All references to Consolidated Balance Sheets, Consolidated Statements of Income and Notes to Consolidated Financial Statements pertain to Valero's consolidated financial statements and related notes for the year ended December 31, 2001 found on pages F-2 through F-60. In the discussions that follow, all "per share" amounts assume dilution.

ACQUISITION OF ULTRAMAR DIAMOND SHAMROCK CORPORATION

     On December 31, 2001, Valero completed its acquisition of UDS (the UDS Acquisition) after the Federal Trade Commission (FTC) approved a consent decree on December 19 allowing the acquisition to be completed. In connection with the UDS Acquisition, Valero issued approximately 45.9 million shares of common stock and paid approximately $2.1 billion of cash to UDS shareholders. UDS was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. UDS owned and operated seven refineries, including two in Texas, two in California and one each in Oklahoma, Colorado, and Quebec, Canada, with a combined throughput capacity of approximately 850,000 barrels per day. UDS marketed refined products and a broad range of convenience store merchandise through a network of approximately 4,500 convenience stores under the Diamond Shamrock(R), Beacon(R), Ultramar(R), and Total(R) brand names in the United States and eastern Canada. UDS's northeast retail operations also included the marketing of refined products through 86 cardlocks, which are card- or key-activated, self-service, unattended stations that allow commercial, trucking and governmental fleets to buy gasoline and diesel fuel 24 hours a day, and a retail home heating oil business that sells heating oil to approximately 250,000 households. As a condition for the regulatory approval of the acquisition, the FTC's consent decree requires Valero to divest the 168,000 barrel-per-day Golden Eagle Refinery located in the San Francisco Bay Area, the related wholesale marketing business and 70 associated Beacon- and Ultramar-branded retail sites located throughout Northern California (collectively, the Golden Eagle Business). On February 4, 2002, Valero entered into a definitive agreement with Tesoro Refining and Marketing Company (Tesoro), which was subsequently amended on February 20, 2002, under which Tesoro will purchase the Golden Eagle Business for approximately $1.13 billion, subject to closing adjustments and certain indemnifications. The transaction is expected to close in April 2002, subject to regulatory approval. See Notes 2, 3 and 27 of Notes to Consolidated Financial Statements for additional information about the acquisition and the assets required to be divested and their expected sale to Tesoro.

RESULTS OF OPERATIONS

  2001 COMPARED TO 2000

                              FINANCIAL HIGHLIGHTS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                                                      CHANGE
                                                                                  ---------------
                                                      2001(A)(B)      2000(C)      AMOUNT     %
                                                      -----------   -----------   --------   ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                       AMOUNTS)
Operating revenues..................................  $14,988,339   $14,671,087   $317,252      2%
Cost of sales.......................................  (12,738,607)  (13,076,849)   338,242      3
Operating costs:
  Cash (fixed and variable).........................    (852,155)      (682,742)  (169,413)   (25)
  Depreciation and amortization.....................    (222,411)      (164,008)   (58,403)   (36)
Selling and administrative expenses (including
  related depreciation expense).....................    (173,823)      (136,509)   (37,314)   (27)
                                                      -----------   -----------   --------
          Total operating income....................   1,001,343        610,979    390,364     64
Other income (expense), net.........................      (4,613)           282     (4,895)    --(d)
Interest and debt expense, net......................     (88,508)       (76,245)   (12,263)   (16)
Distributions on preferred securities of subsidiary
  trust.............................................     (13,369)        (6,796)    (6,573)   (97)
Income tax expense..................................    (331,300)      (189,100)  (142,200)   (75)
                                                      -----------   -----------   --------
Net income..........................................  $  563,553    $   339,120   $224,433     66
                                                      ===========   ===========   ========
Earnings per share of common stock--assuming
  dilution..........................................  $     8.83    $      5.60   $   3.23     58
Earnings before interest, taxes, depreciation and
  amortization (EBITDA)(e)..........................  $1,235,005    $   785,744   $449,261     57
Ratio of EBITDA to interest incurred(e).............        11.0x           8.7x       2.3x    26

------------

(a)Excludes amounts related to UDS which was acquired by Valero on December 31, 2001.

(b)Includes the operations of Huntway and the operations related to the El Paso Corpus Christi refinery and related product logistics business beginning June 1, 2001.

(c)Includes the operations related to the Benicia Refinery and the related distribution assets (Distribution Assets) beginning May 16, 2000 and the operations related to the service stations included as part of the acquisition from ExxonMobil (Service Stations) beginning June 16, 2000 (combined, the Benicia Acquisition).

(d)Percentage variance is greater than 100%.

(e)For purposes of this calculation, distributions on preferred securities of subsidiary trust are included in interest incurred.

                              OPERATING HIGHLIGHTS

                                                                YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                                                    CHANGE
                                                                                 ------------
                                                          2001(A)(B)   2000(C)   AMOUNT    %
                                                          ----------   -------   ------   ---
Sales volumes (thousand barrels per day or MBPD)........     1,355      1,142      213     19%
Throughput volumes (MBPD)...............................     1,001        857      144     17
Average throughput margin per barrel....................    $ 6.16     $ 5.08    $1.08     21
Operating costs per barrel:
  Cash (fixed and variable).............................    $ 2.31     $ 2.18    $ .13      6
  Depreciation and amortization.........................       .61        .52      .09     17
                                                            ------     ------    -----
          Total operating costs per barrel..............    $ 2.92     $ 2.70    $ .22      8
                                                            ======     ======    =====
Charges:
  Crude oils:
     Sour...............................................        62%        55%       7%    13
     Heavy sweet........................................         4          8       (4)   (50)
     Light sweet........................................         7          8       (1)   (13)
                                                            ------     ------    -----
          Total crude oils..............................        73         71        2      3
  High-sulfur residual fuel oil (resid).................         4          4       --     --
  Low-sulfur resid......................................         4          3        1     33
  Other feedstocks and blendstocks......................        19         22       (3)   (14)
                                                            ------     ------    -----
          Total charges.................................       100%       100%      --%    --
                                                            ======     ======    =====
Yields:
  Gasolines and blendstocks.............................        53%        53%      --%    --
  Distillates...........................................        27         28       (1)    (4)
  Petrochemicals........................................         3          3       --     --
  Lubes and asphalts....................................         4          3        1     33
  Other products........................................        13         13       --     --
                                                            ------     ------    -----
          Total yields..................................       100%       100%      --%    --
                                                            ======     ======    =====

               AVERAGE MARKET REFERENCE PRICES AND DIFFERENTIALS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                                   CHANGE
                                                                                ------------
                                                               2001     2000    AMOUNT    %
                                                              ------   ------   ------   ---
                                                                   (DOLLARS PER BARREL)
Feedstocks (at U.S. Gulf Coast, except as noted):
  West Texas Intermediate (WTI) crude oil(d)................  $25.93   $30.36   $(4.43)  (15)%
  WTI less sour crude oil(e)(f).............................  $ 5.01   $ 3.52   $1.49     42
  WTI less Alaska North Slope (ANS) crude oil (U.S. West
     Coast)(d)..............................................  $ 2.69   $ 2.04   $ .65     32
  WTI less sweet crude oil(g)().............................  $ (.23)  $ (.49)  $ .26     53
Products:
  U.S. Gulf Coast:
     Conventional 87 gasoline less WTI(d)...................  $ 5.07   $ 4.66   $ .41      9
     No. 2 fuel oil less WTI(d).............................  $ 3.01   $ 3.60   $(.59)   (16)
     Propylene less WTI(h)..................................  $ (.83)  $ 4.88   $(5.71)   --(i)
  U.S. East Coast:
     Conventional 87 gasoline less WTI(d)...................  $ 5.05   $ 5.62   $(.57)   (10)
     No. 2 fuel oil less WTI(d).............................  $ 3.83   $ 5.73   $(1.90)  (33)
     Lube oils less WTI(f)(j)...............................  $26.83   $17.31   $9.52     55
  U.S. West Coast:
     CARB 87 gasoline less ANS(d)...........................  $16.04   $14.74   $1.30      9
     Low-sulfur diesel less ANS(d)..........................  $ 9.05   $10.63   $(1.58)  (15)

---------------

See notes on following page.

(a)Excludes amounts related to UDS which was acquired by Valero on December 31, 2001.

(b)Includes the operations of Huntway and the operations related to the El Paso Corpus Christi refinery and related product logistics business beginning June 1, 2001.

(c)Includes the operations related to the Benicia Refinery and the Distribution Assets beginning May 16, 2000 and the operations related to the Service Stations beginning June 16, 2000.

(d)Based on posted prices from Platts, the energy information and market services unit of The McGraw-Hill Companies.

(e)The market reference differential for sour crude oil is based on posted prices for 50% Arab medium and 50% Arab light crude oils from Petroleum Argus, a global independent source of oil and gas pricing information.

(f)The market reference differential for the 2000 period has been restated from the amount reported in Valero's Form 10-K for the year ended December 31, 2000 to conform to the components used in the 2001 period.

(g)The market reference differential for sweet crude oil is based on Platts posted prices for 50% light Louisiana sweet (LLS) and 50% Cusiana crude oils, with LLS adjusted for backwardation.

(h)Based on posted prices from Chemical Marketing Associates, Inc. (CMAI), a consulting service for the worldwide petrochemical, plastics, fibers and chlor-alkali industries.

(i)Percentage variance is greater than 100%.

(j)Based on posted prices for ExxonMobil lube oils from ICIS-LOR, a pricing information service for the petrochemical and oil markets.

     General. Valero reported net income of $563.6 million, or $8.83 per share, for the year ended December 31, 2001 compared to net income of $339.1 million, or $5.60 per share, for the year ended December 31, 2000. For the fourth quarter of 2001, Valero reported net income of $51.6 million, or $.82 per share, compared to net income of $93.3 million, or $1.47 per share, for the fourth quarter of 2000. The increase in total year results was due in part to the full year contribution from the Benicia Acquisition which was completed in the second quarter of 2000. Excluding the effect of the Benicia Acquisition, total year results increased as a result of a substantial increase in throughput margins due primarily to a significant improvement in sour crude oil discounts, higher throughput volumes resulting largely from the acquisitions of the El Paso and Huntway refineries in June 2001 and upgrades to the crude units at the Texas City Refinery in February 2001, and an $8.8 million pre-tax, or $.09 per share after-tax, benefit attributable to the acquisition of UDS inventories on December 31, 2001 as discussed in Note 6 of Notes to Consolidated Financial Statements. Partially offsetting the increase in throughput margins for Valero's operations excluding Benicia were higher operating costs and selling and administrative expenses, and an increase in income tax expense.

     Results for the fourth quarter of 2001 declined from fourth quarter 2000 levels due primarily to a decrease in distillate and gasoline margins attributable to exceptionally high margins experienced in the 2000 period and higher industry-wide inventories in the 2001 period, and increases in operating costs, depreciation expense and interest expense. Partially offsetting the decrease in income resulting from these factors were higher throughput volumes as described above, the processing of a larger percentage of sour crude oil, the above-noted benefit attributable to the December 31, 2001 acquisition of UDS inventories, and decreases in selling and administrative expenses and income tax expense.

     Operating Revenues. Operating revenues increased $317.3 million, or 2%, to $15.0 billion during 2001 compared to 2000 due primarily to a 19% increase in average daily sales volumes, offset to a large extent by a $4.81, or 14%, decrease in the average sales price per barrel. The increase in average daily sales volumes was due primarily to (i) the full year effect of volumes attributable to the Benicia Acquisition, (ii) an increase in the sale of feedstocks and products purchased for resale, and (iii) higher throughput volumes resulting from the contribution of the El Paso and Huntway refineries acquired in the second quarter of 2001 and capacity expansions at the Texas City and other refineries during 2001. The decrease in average sales prices was due primarily to lower refined product prices resulting from increased refined product inventories industry-wide and a decrease in crude oil prices. The increase in refined product inventory levels was attributable primarily to (i) increased production and higher imports of gasoline which more than offset improved demand, (ii) unusually low distillate inventories in 2000 and (iii) a weakened economy following the terrorist attacks on September 11, 2001.

     Operating Income. Operating income increased $390.4 million, or 64%, to $1.0 billion during 2001 compared to 2000 due in part to the above-noted full year contribution from the Benicia Acquisition which resulted in an increase in operating income of approximately $67 million. Excluding the effect of the Benicia Acquisition, operating income increased due to an approximate $472 million increase in total throughput margins (operating revenues less cost of sales), partially offset by an approximate $122 million increase in operating costs (including an $80 million increase in cash operating costs and a $42 million increase in depreciation and amortization expense), and an approximate $27 million increase in selling and administrative expenses (including related depreciation expense).

     Total throughput margins, excluding the effect of the Benicia Acquisition, increased due to (i) the effect of higher throughput volumes resulting from the factors noted above in the discussion of operating revenues, including a significant increase in the volume of Valero's sour crude oil charges during 2001 to take advantage of higher sour crude oil discounts discussed below, (ii) higher per barrel feedstock discounts, particularly for sour crude oil resulting primarily from an increase in supplies of heavier crude oil while demand for sweeter crude oil increased to meet lower sulfur requirements for certain refined products, (iii) higher lube oil margins resulting mainly from improved market conditions, (iv) higher prices for No. 6 fuel oil and other heavy products relative to crude oil prices, and (v) the pre-tax benefit attributable to the December 31, 2001 acquisition of UDS inventories noted above under "General." Partially offsetting the increases in total throughput margins resulting from these factors were (i) lower distillate margins, when compared to exceptionally high margins in 2000, due to strong demand and extremely low industry inventory levels in 2000 resulting from cold weather and high natural gas prices which caused power producers to switch to fuel oil to run their plants, (ii) a significant decrease in margins for propylene and other petrochemical feedstocks, to negative levels in 2001, due to slowing economic activity throughout the world, and (iii) an increase in natural gas, hydrogen and methanol feedstock costs relative to crude oil.

     Cash operating costs were higher due primarily to the operations of the Corpus Christi refinery and related product logistics business acquired from El Paso in 2001 and increases in employee salaries, benefits and variable compensation, maintenance costs, and ad valorem taxes, partially offset by reduced refinery energy costs. Depreciation and amortization expense was higher due primarily to an increase in turnaround and catalyst amortization and increased depreciation expense resulting from the 2001 acquisition of the El Paso facilities and capital expansion projects. Selling and administrative expenses (including related depreciation expense) increased primarily as a result of an increase in employee salaries, benefits and variable compensation, and integration and early retirement costs incurred in 2001 in connection with the UDS Acquisition. Partially offsetting these increases in selling and administrative expenses was the nonrecurrence in 2001 of costs recorded in 2000 associated with certain litigation and other matters.

     Other Income (Expense), Net. Other income (expense), net, decreased $4.9 million, from income of $.3 million during 2000 to expense of $4.6 million during 2001, due to reduced results from Valero's 20% equity interest in the Javelina off-gas processing plant in Corpus Christi attributable primarily to higher natural gas feedstock costs and lower product prices resulting from a weak petrochemical market. Partially offsetting the reduced results from the Javelina plant were lower costs related to the agreement entered into by Valero in September 1999 to sell a portion of its accounts receivable.

     Net Interest and Debt Expense. Net interest and debt expense increased $12.3 million, or 16%, to $88.5 million in 2001 compared to 2000 due primarily to a full year of interest in 2001 on borrowings incurred to fund the Benicia Acquisition, including interest on the senior notes issued in June 2000, and interest recognized in connection with the capital lease obligations associated with the June 1, 2001 El Paso acquisition, partially offset by a decrease in bank borrowings resulting from Valero's strong earnings and cash flow.

     Distributions on Preferred Securities of Subsidiary Trust. Distributions on preferred securities of subsidiary trust increased from $6.8 million in 2000 to $13.4 million in 2001 due to a full year of distributions on the PEPS Units issued in June 2000 in connection with funding the Benicia Acquisition. See Notes 2 and 13 of Notes to Consolidated Financial Statements.

     Income Tax Expense. Income tax expense increased from $189.1 million in 2000 to $331.3 million in 2001 due primarily to the significant increase in pre-tax income. See Note 19 of Notes to Consolidated Financial Statements.

  2000 COMPARED TO 1999

                              FINANCIAL HIGHLIGHTS

                                                            YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------
                                                                                   CHANGE
                                                                              -----------------
                                                  2000(A)          1999         AMOUNT       %
                                                ------------    -----------   -----------   ---
                                                         (DOLLARS IN THOUSANDS, EXCEPT
                                                              PER SHARE AMOUNTS)
Operating revenues............................  $ 14,671,087    $ 7,961,168   $ 6,709,919    84%
Cost of sales.................................   (13,076,849)    (7,206,903)   (5,869,946)  (81)
Operating costs:
  Cash (fixed and variable)...................      (682,742)      (473,787)     (208,955)  (44)
  Depreciation and amortization...............      (164,008)      (135,764)      (28,244)  (21)
Selling and administrative expenses (including
  related depreciation expense)...............      (136,509)       (72,685)      (63,824)  (88)
                                                ------------    -----------   -----------
          Total operating income..............       610,979         72,029       538,950    --(b)
Other income, net.............................           282          3,587        (3,305)  (92)
Interest and debt expense, net................       (76,245)       (55,429)      (20,816)  (38)
Distributions on preferred securities of
  subsidiary trust............................        (6,796)            --        (6,796)   --(b)
Income tax expense............................      (189,100)        (5,900)     (183,200)   --(b)
                                                ------------    -----------   -----------
Net income....................................  $    339,120    $    14,287   $   324,833    --(b)
                                                ============    ===========   ===========
Earnings per share of common stock--assuming
  dilution....................................  $       5.60    $       .25   $      5.35    --(b)
Earnings before interest, taxes, depreciation
  and amortization (EBITDA)(c)................  $    785,744    $   216,769   $   568,975    --(b)
Ratio of EBITDA to interest incurred(c).......           8.7x           3.5x          5.2x   --(b)

------------

(a)Includes the operations related to the Benicia Refinery and the Distribution Assets beginning May 16, 2000 and the operations related to the Service Stations beginning June 16, 2000.

(b)Percentage variance is greater than 100%.

(c)For purposes of this calculation, distributions on preferred securities of subsidiary trust are included in interest incurred.

                              OPERATING HIGHLIGHTS

                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------
                                                                                   CHANGE
                                                                                ------------
                                                           2000(A)      1999    AMOUNT    %
                                                           -------     ------   ------   ---
Sales volumes (MBPD).....................................   1,142       1,033     109     11%
Throughput volumes (MBPD)................................     857(b)      712     145     20
Average throughput margin per barrel.....................  $ 5.08      $ 2.90   $2.18     75
Operating costs per barrel:
  Cash (fixed and variable)..............................  $ 2.18      $ 1.83   $ .35     19
  Depreciation and amortization..........................     .52         .52      --     --
                                                           ------      ------   -----
          Total operating costs per barrel...............  $ 2.70      $ 2.35   $ .35     15
                                                           ======      ======   =====
Charges:
  Crude oils:
     Sour................................................      55%         48%      7%    15
     Heavy sweet.........................................       8          12      (4)   (33)
     Light sweet.........................................       8           9      (1)   (11)
                                                           ------      ------   -----
          Total crude oils...............................      71          69       2      3
  High-sulfur resid......................................       4           3       1     33
  Low-sulfur resid.......................................       3           6      (3)   (50)
  Other feedstocks and blendstocks.......................      22          22      --     --
                                                           ------      ------   -----
          Total charges..................................     100%        100%     --%    --
                                                           ======      ======   =====
Yields:
  Gasolines and blendstocks..............................      53%         51%      2%     4
  Distillates............................................      28          29      (1)    (3)
  Petrochemicals.........................................       3           5      (2)   (40)
  Lubes and asphalts.....................................       3           3      --     --
  Other products.........................................      13          12       1      8
                                                           ------      ------   -----
          Total yields...................................     100%        100%     --%    --
                                                           ======      ======   =====

               AVERAGE MARKET REFERENCE PRICES AND DIFFERENTIALS

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                                                  CHANGE
                                                                              --------------
                                                             2000     1999    AMOUNT     %
                                                            ------   ------   ------   -----
                                                                  (DOLLARS PER BARREL)
Feedstocks (at U.S. Gulf Coast, except as noted):
  WTI crude oil(c)........................................  $30.36   $19.28   $11.08      57%
  WTI less sour crude oil(d)(e)...........................  $ 3.52   $ 2.40   $1.12       47
  WTI less ANS (U.S. West Coast)(c)(f)....................  $ 2.04   $ 1.55   $ .49       32
  WTI less sweet crude oil(g).............................  $ (.49)  $ (.06)  $(.43)      --(h)
Products:
  U.S. Gulf Coast:
     Conventional 87 gasoline less WTI(c).................  $ 4.66   $ 2.53   $2.13       84
     No. 2 fuel oil less WTI(c)...........................  $ 3.60   $  .33   $3.27       --(h)
     Propylene less WTI(i)................................  $ 4.88   $  .93   $3.95       --(h)
  U.S. East Coast:
     Conventional 87 gasoline less WTI(c).................  $ 5.62   $ 3.47   $2.15       62
     No. 2 fuel oil less WTI(c)...........................  $ 5.73   $ 1.16   $4.57       --(h)
     Lube oils less WTI(e)(j).............................  $17.31   $12.51   $4.80       38
  U.S. West Coast(f):
     CARB less ANS(c).....................................  $14.74   $12.13   $2.61       22
     Low-sulfur diesel less ANS(c)........................  $10.63   $ 6.86   $3.77       55

---------------

See notes on following page.

(a)Includes the operations related to the Benicia Refinery and the Distribution Assets beginning May 16, 2000 and the operations related to the Service Stations beginning June 16, 2000.

(b)Includes 106 MBPD for 2000 related to the Benicia Refinery.

(c)Based on Platts posted prices.

(d)The market reference differential for sour crude oil is based on Petroleum Argus posted prices for 50% Arab Medium and 50% Arab light crude oils.

(e)The market reference differentials for the 2000 and 1999 periods have been restated from the amounts reported in Valero's Form 10-K for the year ended December 31, 2000 to conform to the components used in the 2001 period.

(f)The market reference differentials for the U.S. West Coast are total year differentials presented for informational purposes only. The comparison is not relevant to Valero since the Benicia Acquisition did not occur until the second quarter of 2000.

(g)The market reference differential for sweet crude oil is based on Platts posted prices for 50% LLS and 50% Cusiana crude oils, with LLS adjusted for backwardation.

(h)Percentage variance is greater than 100%.

(i)Based on CMAI posted prices.

(j)Based on ICIS-LOR posted prices for ExxonMobil lube oils.

     General. Valero reported net income of $339.1 million, or $5.60 per share, for the year ended December 31, 2000 compared to net income of $14.3 million, or $.25 per share, for the year ended December 31, 1999. For the fourth quarter of 2000, Valero reported net income of $93.3 million, or $1.47 per share, compared to net income of $16.5 million, or $.29 per share, for the fourth quarter of 1999. The substantial increase in full year results was due primarily to dramatically improved refining industry fundamentals which resulted in a significant increase in throughput margins, and the contribution from the Benicia Acquisition ($1.80 per share) completed in the second quarter of 2000. Also contributing to higher full year results was the effect in the first quarter of 1999 of a major maintenance turnaround of the heavy oil cracker and related units at the Corpus Christi Refinery, as well as certain unit expansions implemented during that downtime, which both reduced results for 1999 and increased results for 2000. Partially offsetting the increases in net income resulting from these factors for Valero's operations excluding Benicia were higher cash operating costs and selling and administrative expenses, an increase in income tax expense, the effect of certain scheduled and unscheduled refinery downtime experienced primarily during the 2000 second quarter, and the nonrecurrence in 2000 of benefits to income in 1999 related to reductions in LIFO inventories.

     Results for the fourth quarter of 2000 increased from fourth quarter 1999 levels due primarily to the significant contribution from the Benicia Acquisition ($.71 per share) and substantially higher throughput margins for Valero's operations excluding Benicia resulting from exceptionally strong refining industry fundamentals and higher throughput volumes in the 2000 quarter. Partially offsetting the increase in throughput margins for Valero's operations excluding Benicia were increases in cash operating costs, including substantially higher natural gas costs, selling and administrative expenses, and income tax expense.

     Operating Revenues. Operating revenues increased $6.7 billion, or 84%, to $14.7 billion during 2000 compared to 1999 due to a $13.88, or 66%, increase in the average sales price per barrel and an 11% increase in average daily sales volumes. The increase in average sales prices was due primarily to significantly higher refined product prices resulting from reduced refined product inventories industry-wide and an increase in crude oil prices. The decline in refined product inventory levels was attributable primarily to (i) lower crude oil supplies resulting from the continued impact of OPEC's decision in March 1999 to significantly reduce crude oil production, (ii) lower refinery utilization rates in late 1999 and early 2000, (iii) reduced refinery production due to more stringent fuel specifications in the U.S. and Europe that became effective in 2000, and (iv) improved demand for distillates. Average daily sales volumes increased due primarily to additional volumes attributable to the Benicia Acquisition.

     Operating Income. Operating income increased $539 million, from $72 million in 1999 to $611 million in 2000, due in part to the contribution from the Benicia Acquisition noted above. Excluding the effect of the Benicia Acquisition, operating income increased due to an approximate $471 million increase in total throughput margins, partially offset by an approximate $99 million increase in cash operating costs and an approximate $49 million increase in selling and administrative expenses (including related depreciation expense).

     Total throughput margins, excluding the effect of the Benicia Acquisition, increased due to (i) significantly higher distillate margins resulting primarily from strong demand and extremely low industry inventory levels, (ii) higher gasoline margins resulting primarily from supply constraints and low industry inventories, (iii) improved feedstock discounts for sour crude oil resulting primarily from increases in sour crude oil production by OPEC and a shift in demand from sour crude oil to sweet crude oil due to lower sulfur requirements for certain refined products, (iv) higher RFG premiums and oxygenate margins due to improved demand and the tightening of fuel specifications in the U.S. and Europe noted above, (v) significantly higher lube oil margins resulting mainly from improved market conditions, (vi) higher petrochemical margins resulting from improved worldwide demand, particularly in Asia, and (vii) higher throughput volumes. The strong demand for distillate noted above was attributable mainly to cold weather and high natural gas prices. These high natural gas prices caused various power producers to switch to fuel oil to run their plants, which also served to further reduce distillate inventories. Partially offsetting the increases in total throughput margins resulting from the above factors were (i) lower prices for No. 6 fuel oil and other heavy products relative to crude oil prices, (ii) an increase in sweet crude oil costs to amounts in excess of WTI, (iii) the effect of scheduled and unscheduled refinery downtime experienced primarily during the 2000 second quarter, (iv) a decrease in gains from trading activities and (v) the nonrecurrence in 2000 of benefits resulting from the liquidation of LIFO inventories in the first and fourth quarters of 1999 of $10.5 million and $9.3 million, respectively.

     Cash operating costs were higher due primarily to higher fuel and electricity costs attributable mainly to an increase in natural gas prices, an increase in employee salaries, benefits and variable compensation, and higher maintenance costs related primarily to certain unscheduled refinery downtime, tank cleanings and lower than normal maintenance activities in 1999. Selling and administrative expenses (including related depreciation expense) increased primarily as a result of an increase in employee salaries, benefits, variable compensation and other employee-related costs, and costs associated with litigation and other matters.

     Other Income, Net. Other income, net, decreased $3.3 million to $.3 million during 2000 compared to 1999 due primarily to increased costs in 2000 related to the agreement entered into by Valero in September 1999 to sell a portion of its accounts receivable, partially offset by improved results of $2.6 million from Valero's 20% equity interest in the Javelina off-gas processing plant in Corpus Christi. The increase in Javelina's results was attributable primarily to significantly higher prices for natural gas liquids and increases in prices for ethylene and other products, partially offset by significantly higher natural gas feedstock costs.

     Net Interest and Debt Expense. Net interest and debt expense increased $20.8 million, or 38%, to $76.2 million during 2000 compared to 1999 due primarily to increased borrowings to fund the Benicia Acquisition, including the issuance of the senior notes in June 2000 and borrowings under Valero's bank credit facilities (the effects of which are included in the $1.80 per share contribution from the Benicia Acquisition noted above), partially offset by a paydown of bank borrowings during 2000 resulting from Valero's strong earnings and cash flow.

     Income Tax Expense. Income tax expense increased from $5.9 million in 1999 to $189.1 million in 2000 due primarily to the significant increase in pre-tax income. See Note 19 of Notes to Consolidated Financial Statements.

OUTLOOK

  OVERVIEW

     The economy continued to weaken throughout 2001 and the decline was accelerated by the terrorist attacks on the U.S. on September 11, 2001. Following September 11th, refined product demand declined, particularly for jet fuel, and distillate and gasoline inventories started building. An unusually mild winter, coupled with the weak economy, contributed to further weakening of refined product demand, which resulted in a further build-up of refined product inventories. To compensate for the decreasing demand for crude oil, OPEC cut crude oil production, primarily sour crudes, which has resulted in a significant narrowing of the sour crude discount to WTI.

  FIRST QUARTER 2002

     Through February 2002, refining margins are 40 to 50 percent below refining margins in the first quarter of 2001. Average gasoline margins remain well below the exceptionally high levels seen during the first quarter of 2001, due primarily to above-average inventory levels, which resulted from high production levels, increased imports and the blending of various petrochemicals into the gasoline pool. For example, through February 2002, average Gulf Coast gasoline margins relative to WTI were approximately $2.45 per barrel, compared to average first quarter 2001 margins of $5.76 per barrel. Through February 2002, average West Coast gasoline margins relative to ANS were also weak due to high inventory levels resulting from West Coast refineries maintaining relatively high production rates. The West Coast gasoline margin has averaged $9.70 per barrel through February 2002, well below average first quarter 2001 margins of $19.47 per barrel. Average distillate margins through February 2002 are much lower than those seen in the first quarter of 2001 as a result of the mild winter and weak economy as discussed above, and reduced demand for jet fuel (which is causing an increase in distillate inventories). For example, average Gulf Coast distillate margins relative to WTI have declined to $1.36 per barrel thus far in 2002 compared to average first quarter 2001 margins of $3.47 per barrel. Average margins for other products, including lube oil and propylene, have also declined thus far in 2002, primarily due to lower demand caused by the weak economy.

     Retail fuel margins have also been under pressure in the first quarter of 2002 due to various factors, including significant discounting by major retailers in an effort to capture market share and increased competition from large discount marketers of gasoline.

     With respect to feedstocks, the lower OPEC production of sour crude oils discussed above has resulted in average discounts for sour crude oil narrowing substantially in the first quarter of 2002 from the very strong first quarter 2001 levels. Sour crude oil discounts to WTI (defined as an average of Arab Light and Arab Medium delivered to the U.S. Gulf Coast) averaged $2.28 per barrel through February 2002 compared to $5.33 per barrel in the first quarter 2001.

     Valero's refinery utilization rates for the first quarter of 2002 are expected to be below historical levels due to heavy turnaround activity, various unscheduled downtimes, and economic-based run cuts as a result of poor margins. Based on current plans, Valero's crude oil run cuts are expected to amount to approximately 23% of total crude capacity for the first quarter, inclusive of turnarounds. During the first quarter of 2002, Valero will have six of its 12 refineries involved in major turnaround activities at various times and for varying durations. Most of the refinery units scheduled to be down during these turnarounds are conversion units, which are the primary gasoline making units in a refinery. The six refineries in turnaround include the Corpus Christi, Benicia, Three Rivers, McKee, Ardmore and Krotz Springs refineries. In addition, the Texas City Refinery will undergo a major turnaround in April 2002.

     As a result of the poor product margins experienced thus far in 2002, the substantial narrowing of sour crude discounts due to OPEC production cuts, and significantly lower refinery utilization rates, Valero currently expects to incur a slight loss in the first quarter of 2002.

  REMAINDER OF 2002 AND BEYOND

  Industry Fundamentals

     For the remainder of 2002, Valero anticipates, based on projected supply and demand fundamentals, that refining margins should strengthen. Refinery utilization rates have remained low throughout the first quarter of 2002. In addition to Valero's heavy turnaround activity and announced run cuts described above, industry consultants have indicated that first quarter refinery turnarounds will be heavy throughout the industry, and other refiners have also announced significant levels of economic-based run cuts this quarter, especially of crude units. Considering these lower refinery utilization rates coupled with lower OPEC crude oil production, inventories should decline from first quarter 2002 levels. In addition, the economy is showing signs of recovery, with commodity prices rising, manufacturing activity increasing, and consumer confidence improving. As the economy continues its recovery, the supply and demand balance should tighten leading to lower refined product inventories, improved margins and positive earnings going forward.

     In the four weeks ending March 1, 2002, gasoline demand was 490,000 BPD or approximately 6% higher than the same period last year, due primarily to relatively low pump prices and more consumers opting to drive rather than fly. Gasoline demand is expected to further strengthen as the summer driving season approaches, given the effect of low pump prices on demand, many consumers opting to drive rather than fly this summer and the impact of the recovering economy on consumer sentiment. It is also encouraging to note that, despite the high inventory levels, days supply of gasoline is currently the same as last year. However, gasoline margins will likely continue under pressure until excess inventories are reduced.

     Distillate demand is down 4.7% through February 2002 compared to the first two months of 2001 due to the mild winter and weak economy as described above. As a result, distillate inventories are approximately 20 million barrels above normal. Distillate margins will remain weak until inventories are reduced to more normal levels. Reduced distillate production due to economic-based run cuts by the industry, and an improving economy, should help reduce excess inventories.

     Valero believes that beyond 2002, refined product margins will improve due to continued tightening fuel specifications and improving economic conditions throughout the world. Refined product supply and demand balances are expected to tighten in the U.S., Europe and Asia from the combined effect of increasing demand, more stringent gasoline specifications, and refinery closures (resulting from increased capital requirements to meet the increasingly stringent fuel specifications). In fact, the impact of these fundamental changes to the industry is already being seen in the U.S. by the closure last year of the 85,000 barrel-per-day Blue Island Refinery in the Midwest and the recent announcement of the closure later this year of another Midwest refinery that produces 70,000 barrels per day of refined products. The impact of refinery closures and the volumetric impact caused by tighter fuel specifications should more than offset refinery capacity additions and the limited amount of new refinery construction that is underway around the world.

     New product pipeline projects, including the Centennial pipeline that connects the Gulf Coast to the Midwest and the Longhorn pipeline that connects the Gulf Coast to El Paso, Texas, will change the dynamics of regional refined product pricing in the U.S. The increased refined product supply capability will tend to mitigate the upside volatility of refined product margins in the Midwest and in the West Texas/New Mexico markets, and should also improve the Gulf Coast margins as more refined products are delivered away from the Gulf Coast region. Certain higher-cost, inefficient refiners in the Midwest and in the West Texas/New Mexico markets may be forced to shut down if they cannot reduce their costs to remain competitive.

     Over the next several years, Valero expects the production of heavy sour crude will exceed that of light sweet crude by an increasing amount, which should result in widening discounts for Valero's purchases of sour crude oils. As the world economy strengthens, demand for crude oil is expected to increase. As OPEC increases its crude oil production levels to meet this demand, the incremental sour crude barrels that were taken off the market will be the first barrels brought back to the market to meet increasing demand. Additionally, new discoveries of sour and heavy reserves are rapidly coming to the market from areas such as deepwater Gulf of Mexico, the former Soviet Union and Canada. In some major regions such as the North Sea, light sweet crude production is already declining. With demand for sweet and light crude oils continuing to be strong due to the implementation in 2000 of lower sulfur requirements in products and the increasing availability of sour crude oil versus sweet crude oil, the price differential between sweet crude oil and sour crude oil should increase. Beginning in 2004, the further tightening of fuel specifications will also increase the demand for light, sweet crude, further contributing to wider light sweet/heavy sour price differentials. Valero expects to recognize significant benefits from its ability to meet current fuel specifications using predominantly sour crude oil feedstocks as the supply of sour crude and the demand for sweet crude continue to increase in the future. In addition, Valero expects that an improving world economy would cause crude oil demand to improve which would widen the sour crude discount, thereby significantly benefiting Valero.

  Capital Investments

     During 2001, Valero added more than 900,000 barrels per day of throughput capacity to its refining operations, acquired an extensive logistics business to enhance its business operations and became one of the nation's largest retailers, primarily through the UDS Acquisition on December 31, 2001. Currently, Valero's primary focus is to capture the synergy opportunities that the UDS Acquisition creates. Beyond 2002, Valero plans to implement projects to increase the amount of heavy sour crude processed at the UDS refineries.

     For 2002, Valero currently expects to incur approximately $1 billion for capital investments, including approximately $840 million for capital expenditures (approximately $165 million of which is for environmental projects) and approximately $160 million for deferred turnaround and catalyst costs. The capital expenditure estimate excludes approximately $100 million and $35 million, respectively, related to a delayed coker facility at the Texas City Refinery and the planned expansion of the UDS headquarters facility for future use as Valero's new corporate headquarters, which are being funded through structured lease arrangements (see Notes 23 and 27 of Notes to Consolidated Financial Statements). The capital expenditure estimate also excludes anticipated expenditures related to the earn-out contingency agreements described in Note 2 of Notes to Consolidated Financial Statements. The estimate of deferred turnaround and catalyst costs includes the costs of major maintenance turnarounds planned for the remainder of 2002 at the Corpus Christi, Texas City and Paulsboro refineries, which are expected to enhance the profitability of these refineries going forward.

     As refining margins merit, Valero expects to continue making capital investments at its refineries to enhance feedstock flexibility, meet low sulfur gasoline and distillate requirements, meet other environmental requirements of both the EPA and various state agencies, make improvements in throughput capacity, and enhance the operational efficiency and mechanical reliability of its operations. Typically, these capital improvements would be implemented during scheduled maintenance turnarounds.

     Valero also plans to continue its program of modernizing and upgrading its convenience store network through its re-imaging program. Over the past several years, UDS has re-imaged 130 sites. Valero plans to continue this program and is currently evaluating the entire network of UDS convenience stores to determine the appropriate branding, the number of sites and the timetable for upgrading the network.

  Industry Consolidation

     Significant industry consolidation through mergers and acquisitions has occurred in the past and is continuing. Valero expects that industry consolidations will continue, providing Valero with possible additional opportunities to expand its operations. Geographically, that growth will most likely come in the Northeast, Mid-Continent and Gulf Coast regions. Valero is well positioned to capitalize on further industry consolidation opportunities and to benefit from these long-term industry trends.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities increased $304.2 million to $905.5 million during 2001 compared to 2000, due primarily to the significant increase in net income discussed above under "Results of Operations," partially offset by an increase in the amount of cash used to fund working capital. During 2001, approximately $1.1 billion of cash was generated from earnings, approximately $181.1 million of which was used for other operating activities, primarily working capital requirements. During 2001, there were significant changes in individual components of working capital, as detailed in "Statements of Cash Flows" in Note 16 of Notes to Consolidated Financial Statements. Accounts payable decreased $237.6 million and accounts receivable decreased $122.1 million primarily due to a decline in various commodity prices from December 2000 to December 2001, partially offset by an increase in volumes purchased and sold. Accounts payable also declined due to Valero's redelivery to the U.S. Strategic Petroleum Reserve in 2001 of approximately one million barrels of crude oil in settlement of a time exchange of crude oil entered into in 2000. During 2001, cash provided by operating activities, issuances of common stock in connection with Valero's benefit plans, and proceeds from the disposition of property, plant and equipment were utilized to (i) fund capital expenditures, deferred turnaround and catalyst costs and the earn-out contingency payments to Salomon Inc and ExxonMobil described in Note 2 of Notes to Consolidated Financial Statements, (ii) fund the acquisition of Huntway and inventories related to the acquisition of El Paso's Corpus Christi refinery and related product logistics business, (iii) repurchase shares of Valero common stock, and (iv) pay common stock dividends.

     Valero's cash flows from operations are primarily affected by the relationship, or margins, between refined product prices and the prices for crude oil and other feedstocks. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. Based on results thus far in 2002 and margin estimates for the remainder of the year, operating cash flows for 2002 are expected to be significantly below 2001 levels.

     As discussed in Note 2 of Notes to Consolidated Financial Statements, the $2.1 billion cash portion of the UDS Acquisition was financed with proceeds from a $1.5 billion bridge loan facility and borrowings under two new $750 million revolving bank credit facilities. The bridge loan facility, which is a single-draw facility, has a one-year maturity. Proceeds from the required disposition of the Golden Eagle Refinery and associated retail assets must be used to pay down any amounts then outstanding under the bridge facility and reduce commitments thereunder. The two revolving bank credit facilities provide for commitments of $750 million for a five-year term and $750 million for a 364-day term, respectively, and replace Valero's previous $835 million revolving bank credit and letter of credit facility. Borrowings under these facilities bear interest at either the London interbank offered rate (LIBOR) plus a margin, a base rate or a money market rate. The interest rate and fees under these credit facilities are subject to adjustment based upon the credit ratings assigned to Valero's long-term debt. The credit facilities include certain restrictive covenants including a coverage ratio and a debt-to-capitalization ratio. As of December 31, 2001, borrowings under the two revolving credit facilities were $525 million, while letters of credit outstanding were approximately $145 million. Valero also currently has an uncommitted short-term bank credit facility, along with various uncommitted bank letter of credit facilities. As of December 31, 2001, $200 million was outstanding under the short-term bank credit facility, and letters of credit totaling approximately $92 million were outstanding under the uncommitted letter of credit facilities.

     As of December 31, 2001, Valero's committed revolving credit facilities also consisted of a Canadian facility under which a Canadian subsidiary may borrow, issue bankers' acceptances and obtain letters of credit in an aggregate amount of Cdn. $200 million, and a U.S. facility under which Valero L.P. may borrow up to $120 million, both of which were assumed in the UDS Acquisition. Valero must pay annual fees on the total used and unused portion of these revolving credit facilities. The interest rate under these facilities floats based upon the prime rate, LIBOR or other floating interest rates, at Valero's option. As of December 31, 2001, there were no amounts outstanding under the Canadian facility and $16 million was outstanding under the Valero L.P. facility.

     As of December 31, 2001, Valero had outstanding $150 million principal amount of 6 3/4% notes, under which a third party has an option to purchase the notes under certain circumstances at par on December 15, 2002. If the third party does not exercise its purchase option, Valero would be required to repurchase the notes at par on December 15, 2002. Valero currently expects that the third party will exercise its purchase option, in which case the term of the notes would be extended to December 15, 2032.

     The following table presents Valero's commercial bank commitments and the amount of commitment expiration per period as of December 31, 2001 (in thousands). Valero had no guarantees or standby repurchase obligations as of December 31, 2001.

                                                  AMOUNT OF COMMITMENT EXPIRATION
                                                            PER PERIOD
                                 TOTAL      -------------------------------------------
                                AMOUNTS     LESS THAN                            OVER 5
 COMMERCIAL BANK COMMITMENTS   COMMITTED      1 YEAR     1-3 YEARS   4-5 YEARS   YEARS
 ---------------------------   ----------   ----------   ---------   ---------   ------
Lines of credit..............  $3,449,845   $2,579,845    $    --    $870,000     $--
Standby letters of credit....    144,735       110,032     34,687          --      16

     As discussed in Note 5 of Notes to Consolidated Financial Statements, Valero, through a wholly owned subsidiary, has an agreement, which matures in September 2002, with a third party financial institution to sell, on a revolving basis, up to $100 million of eligible trade accounts receivable. Also, in connection with the UDS Acquisition, Valero assumed a $360 million revolving accounts receivable sales facility, maturing in December 2002, whereby Valero can sell, on an ongoing basis, eligible credit card and trade accounts receivable through a wholly owned subsidiary to a third party financial institution. Under these agreements, the subsidiaries sell an undivided percentage ownership interest in the eligible receivables, without recourse, to the third party financial institutions which maintain at all times a 3% equity interest in their undivided interest in the receivables. Valero's retained interest in these receivables is included in "Receivables, net" on the Consolidated Balance Sheets and is recorded at fair value. Valero remains responsible for servicing the transferred receivables and pays certain fees related to its sale of receivables under these programs. During 2001, 2000 and 1999, the costs incurred by Valero related to its pre-existing program, which are included in "Other income (expense), net" in the Consolidated Statements of Income and exclude costs related to the program assumed in the UDS Acquisition, were $2.3 million, $6.8 million and $1.6 million, respectively. As of December 31, 2001, the amount of eligible receivables sold to the third party financial institutions under these programs was $373 million.

     Under common stock repurchase programs approved by Valero's Board of Directors, Valero repurchases shares of its common stock from time to time for use in connection with its employee benefit plans and other general corporate purposes. During 2001, Valero repurchased shares of its common stock under these programs at a cost of $156.7 million. Through February 2002, Valero has repurchased additional common shares under these programs at a cost of approximately $6.4 million.

     Dividends on Valero's common stock are considered quarterly by Valero's Board of Directors, are determined by the Board on the basis of earnings and cash flows, and may be paid only when approved by the Board. Through the third quarter of 2001, Valero declared a dividend of $.08 per common share for each quarter since the July 1997 Restructuring. On October 18, 2001, Valero's Board of Directors approved an increase in Valero's regular quarterly cash dividend on common stock from $.08 per common share to $.10 per common share.

     Valero believes it has sufficient funds from operations, and to the extent necessary, from the public and private capital markets and bank markets, to fund its ongoing operating requirements. With this offering, Valero is issuing $1.8 billion of notes with varying maturities under a $3.5 billion universal shelf registration statement filed with the SEC during the first quarter of 2002. The net proceeds of this offering are expected to be used to repay all of the borrowings under the $1.5 billion bridge loan facility and a portion of the borrowings under the revolving bank credit facilities. Valero expects that, to the extent necessary, it can raise additional funds from time to time through equity or other debt financings. However, there can be no assurances regarding the availability of any future financings or whether such financings can be made available on terms acceptable to Valero.

     Valero's refining and marketing operations have a concentration of customers in the petroleum refining industry and petroleum products markets. These concentrations of customers may impact Valero's overall exposure to credit risk, either positively or negatively, in that these customers may be similarly affected by changes in economic or other conditions. However, Valero believes that its portfolio of accounts receivable is sufficiently diversified to the extent necessary to minimize potential credit risk. Historically, Valero has not had any significant problems collecting its accounts receivable.

                                    BUSINESS

     The following selected review of the business of Valero is taken from "Items 1. & 2. Business & Properties" in Valero's Form 10-K for the year ended December 31, 2001. This selected review is not complete. For a more complete review of the business of Valero you should refer to "Items 1. & 2. Business & Properties" in Valero's Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference.

     Valero Energy Corporation is a Fortune 100 company based in San Antonio, Texas with over 22,000 employees and total assets of almost $15 billion. One of the top three U.S. refining companies in terms of refining capacity, Valero owns and operates 11 refineries in the United States and one refinery in Canada with a combined throughput capacity of about 1.9 million barrels per day (BPD). Valero's refining network stretches from eastern Canada to the U.S. Gulf Coast and West Coast. Valero produces premium, environmentally clean products, such as reformulated gasoline (RFG), gasoline meeting the specifications of the California Air Resources Board (CARB), CARB diesel fuel, low-sulfur diesel fuel and oxygenates. Valero also produces a substantial slate of conventional gasoline, distillates, jet fuel, asphalt and petrochemicals.

     Valero is also a leading marketer of refined products. Valero markets branded and unbranded refined products on a wholesale basis in 40 U.S. states and Canada through an extensive bulk and rack marketing network. Valero also markets refined products and convenience store merchandise through a network of retail sites in the United States and Canada bearing the Diamond Shamrock(R), Ultramar(R), Valero(R), Beacon(R) and Total(R) brand names.

     Valero also has a logistics system that complements Valero's refining and marketing assets in the U.S. Gulf Coast and Mid-Continent regions. Valero owns about 73 percent of Valero L.P., a master limited partnership that owns and operates crude oil pipelines, refined product pipelines and refined product terminals in Texas, Oklahoma, New Mexico and Colorado. Units of Valero L.P. are listed on the New York Stock Exchange under the symbol "VLI."

     Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company as a wholly owned subsidiary of a corporation then known as Valero Energy Corporation, and referred to in this prospectus supplement as Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders by distributing to them all of the common stock of Valero. Immediately after this distribution, Old Valero, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation. The distribution of Valero to Old Valero's stockholders and the merger of Old Valero with the subsidiary of PG&E Corporation are collectively referred to as the "Restructuring." Upon completion of the Restructuring, Valero's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and its common stock was listed for trading on the New York Stock Exchange.

     Valero's principal executive offices are located at One Valero Place, San Antonio, Texas, 78212, and its telephone number is (210) 370-2000. Its common stock trades on the New York Stock Exchange under the symbol "VLO."

     All references to Notes to Consolidated Financial Statements pertain to the notes to Valero's consolidated financial statements for the year ended December 31, 2001 found on pages F-8 through F-60 of this prospectus supplement.

RECENT DEVELOPMENTS

     Acquisition of Ultramar Diamond Shamrock Corporation. Effective December 31, 2001, Valero completed the merger of Ultramar Diamond Shamrock Corporation
(UDS) into Valero Energy Corporation, with Valero Energy Corporation as the surviving corporation. We refer to this transaction as the UDS Acquisition. Under the terms of the merger agreement dated May 6, 2001, each outstanding share of UDS common stock, other than treasury shares (which were cancelled) and shares in employee benefit plans (which were converted directly into Valero common stock), was converted into the right to receive, at the shareholder's election but subject to proration, either (i) cash, (ii) a number of shares of Valero common stock, or (iii) a combination of cash and Valero stock, in each case having a value equal to the sum of $27.50 and .614 shares of Valero common stock (valued at the average closing Valero common stock price over a ten trading-day period ending three days prior to the merger). Merger consideration paid by Valero to UDS shareholders included approximately $2.1 billion in cash and approximately 45.9 million shares of Valero common stock (based on an average Valero stock price of $35.78 during the measurement period).

     UDS was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. UDS owned and operated seven refineries, including two in Texas, two in California and one each in Oklahoma, Colorado and Quebec, Canada, with a combined throughput capacity of approximately 850,000 BPD. UDS marketed refined products and a broad range of convenience store merchandise through a network of approximately 4,500 convenience stores in the United States and eastern Canada under the brand names Diamond Shamrock(R), Beacon(R), Ultramar(R) and Total(R). UDS's Northeast operations also included a retail home heating oil business.

     As a condition to approval of the UDS Acquisition, the U.S. Federal Trade Commission (FTC) is requiring Valero to sell UDS's 168,000 BPD Golden Eagle Refinery located in the San Francisco Bay Area, its related wholesale marketing business and 70 associated Beacon- and Ultramar-branded retail sites in Northern California (collectively, the Golden Eagle Business). In February 2002, Valero entered into an agreement to sell the Golden Eagle Business to Tesoro Refining and Marketing Company (Tesoro) for approximately $1.13 billion, subject to closing adjustments and certain indemnifications. The sale is expected to close in April 2002, subject to regulatory approval. The FTC has approved a trustee to manage the operations of these assets pending their sale to Tesoro. See Notes 2, 3 and 27 of Notes to Consolidated Financial Statements.

     Acquisition of Huntway Refining Company. Effective June 1, 2001, Valero completed its acquisition of Huntway Refining Company. Huntway owned and operated two California refineries at Benicia and Wilmington that produce asphalt for use in road construction and repair, primarily in California and Nevada. The facilities also produce smaller amounts of gas oil, naphtha and kerosene. These facilities have been substantially integrated into Valero's refinery systems at Benicia and Wilmington. The purchase price, net of cash acquired, was approximately $76 million and included payment to Huntway's common stockholders of $1.90 per share and amounts required to retire Huntway's outstanding debt and satisfy payment obligations under outstanding stock options.

     Acquisition of El Paso Refinery and Related Product Logistics
Business. Effective June 1, 2001, Valero completed its acquisition of El Paso Corporation's 115,000 BPD Corpus Christi, Texas refinery and related product logistics business through capital lease agreements that have a term of 20 years and require annual lease payments of $18.5 million for the first two years and increased amounts thereafter. The agreements also give Valero an option to purchase the facilities for approximately $294 million at the end of the second year of the lease and for increasing amounts in each succeeding year through the end of the lease term. As part of the acquisition, Valero also purchased inventories for approximately $109 million. The refinery, which is located near Valero's existing Corpus Christi Refinery, is a complex refinery that processes heavy, high-sulfur crude oil into conventional gasoline, diesel, jet fuel and other light products and petrochemicals. The product logistics facilities consist of three intrastate common carrier pipelines and related terminal facilities that enable refined products to be shipped from Corpus Christi to markets in Houston, San Antonio, Victoria and the Rio Grande Valley.

VALERO'S OPERATIONS

     Valero's primary reportable business segments are refining and retail. Valero's refining segment includes refinery, wholesale marketing, product supply and distribution, and transportation operations. The refining segment is segregated geographically into the Gulf Coast, Mid-Continent, West Coast and Northeast regions. Valero's retail segment includes company-operated convenience stores, Canadian dealers/jobbers, truckstop facilities, cardlock and home heating oil operations. The retail segment is also segregated geographically. Valero's retail operations in the northeastern United States and eastern Canada are referred to as the

Northeast System, and Valero's remaining retail operations in the United States are referred to as the US System. See Note 20 of Notes to Consolidated Financial Statements for additional segment information.

  REFINING, WHOLESALE MARKETING AND FEEDSTOCK SUPPLY

  Refining

     Valero's refining operations include 12 refineries with a combined total throughput capacity of approximately 1.9 million BPD. The following table lists the location of each of Valero's refineries and its respective feedstock throughput capacity. The table excludes the Golden Eagle Refinery, which is being sold.

                                                               THROUGHPUT
                                                               CAPACITY(a)
                                                                (BARRELS
REFINERY                                         LOCATION       PER DAY)
--------                                         --------      -----------
GULF COAST:
  Corpus Christi............................  Texas               340,000
  Texas City................................  Texas               240,000
  Houston...................................  Texas               135,000
  Three Rivers..............................  Texas                98,000
  Krotz Springs.............................  Louisiana            85,000
                                                                ---------
                                                                  898,000
                                                                ---------
WEST COAST:
  Benicia...................................  California          180,000
  Wilmington................................  California          140,000
                                                                ---------
                                                                  320,000
                                                                ---------
MID-CONTINENT:
  McKee.....................................  Texas               170,000
  Ardmore...................................  Oklahoma             85,000
  Denver....................................  Colorado             27,000
                                                                ---------
                                                                  282,000
                                                                ---------
NORTHEAST:
  Quebec....................................  Quebec, Canada      205,000
  Paulsboro.................................  New Jersey          195,000
                                                                ---------
                                                                  400,000
                                                                ---------
TOTAL.......................................                    1,900,000
                                                                =========

------------

(a)Throughput capacity includes crude oil, intermediates and other feedstocks. Total crude oil capacity is approximately 1,526,000 BPD.

     Gasolines represent approximately 52 percent of Valero's refined product slate, and distillates--such as home heating oil, diesel and jet fuel--represent approximately 30 percent; asphalt, lubricants, petrochemicals and other heavy products comprise the remaining 18 percent. Of the gasoline that Valero produces, about 45 percent is produced as reformulated gasoline and CARB gasoline, which sell at a premium over conventional grades of gasoline. Over 75 percent of Valero's distillate slate is CARB diesel, low-sulfur diesel and jet fuel, which sell for a premium over high-sulfur heating oil.

  Gulf Coast

     Valero's Gulf Coast refining region includes the Corpus Christi Refinery, the Texas City Refinery, the Houston Refinery, the Three Rivers Refinery and the Krotz Springs Refinery. The following table shows representative percentages of the principal feedstock charges and product yields for the five refineries in this region for 2002.

               COMBINED GULF COAST REGION FEEDSTOCKS AND PRODUCTS
                               PROJECTED FOR 2002

                                                              PERCENTAGE
                                                              ----------
Feedstocks:
  sour crude................................................    54  %
  sweet crude...............................................    22  %
  residual fuel oil.........................................    9   %
  other feedstocks and blendstocks..........................    15  %
Products:
  gasoline & blendstocks....................................    50  %
  Distillates...............................................    30  %
  Petrochemicals............................................    5   %
  lubes and asphalts........................................    2   %
  other products............................................    13  %

     Corpus Christi Refinery. The Corpus Christi Refinery is located along the Corpus Christi Ship Channel on the Texas Gulf Coast. The refinery is composed of two plants, Valero's flagship West Plant and the recently acquired East Plant. The West Plant is a highly complex refinery that specializes in processing primarily lower-cost sour crude oil and residual fuel oil (resid) into premium products such as RFG and CARB gasoline. Valero has substantially integrated the operations of the West Plant and the East Plant allowing for the transfer of various feedstocks and blending components between the plants and the sharing of resources. The refinery typically receives and delivers its feedstocks and products by tanker and barge via deep-water docking facilities along the Corpus Christi Ship Channel. In addition, the refinery has an eight-bay truck rack for servicing local markets and uses the Colonial, Explorer and other major pipelines--including its own pipelines--for distribution of its products.

     Texas City Refinery. The Texas City Refinery is located approximately 40 miles southeast of Houston on the Texas City Ship Channel. As a result of improvements Valero made to this refinery since its acquisition in 1997, the Texas City Refinery processes primarily lower-cost sour crudes into a wide slate of products. A 45,000 BPD delayed coking unit and related facilities are being constructed at the refinery which are expected to be operational in early 2004. The refinery typically receives and delivers its feedstocks and products by tanker and barge via deep-water docking facilities along the Texas City Ship Channel and also has access to the Colonial, Explorer and TEPPCO pipelines for distribution of its products.

     Houston Refinery. The Houston Refinery is located on the Houston Ship Channel. The refinery typically receives its feedstocks via tanker at deep-water docking facilities along the Houston Ship Channel. The refinery primarily delivers its products through major product pipelines, including the Colonial, Explorer and TEPPCO pipelines.

     Three Rivers Refinery. The Three Rivers Refinery is located in South Texas near Corpus Christi. The Three Rivers Refinery has access to crude oil from foreign sources delivered to the Texas Gulf Coast at Corpus Christi as well as crude oil from domestic sources through third-party pipelines. The Three Rivers Refinery and the Corpus Christi Refinery are connected by a 70-mile pipeline that can deliver 120,000 BPD of crude oil. Valero distributes refined products produced at this refinery primarily through pipelines owned by Valero L.P.

     Krotz Springs Refinery. The Krotz Springs Refinery is located approximately halfway between Baton Rouge and Lafayette, Louisiana on the Atchafalaya River. The refinery's location provides access to upriver markets on the Mississippi River, and its docking facilities along the Atchafalaya River are sufficiently deep to allow barge access. The facility also uses the Colonial pipeline to transport products to markets in the Southeast and Northeast.

  West Coast

     Valero's West Coast refining region includes the Benicia Refinery and the Wilmington Refinery. The following table shows representative percentages of the principal feedstock charges and product yields for the two refineries in this region for 2002.

               COMBINED WEST COAST REGION FEEDSTOCKS AND PRODUCTS
                               PROJECTED FOR 2002

                                                               PERCENTAGE
                                                               ----------
Feedstocks:
  sour crude................................................       77%
  sweet crude...............................................        0%
  residual fuel oil.........................................        0%
  other feedstocks and blendstocks..........................       23%
Products:
  gasoline & blendstocks....................................       64%
  distillates...............................................       23%
  petrochemicals............................................        0%
  lubes and asphalts........................................        2%
  other products............................................       11%

     Benicia Refinery. The Benicia Refinery is located northeast of San Francisco on the Carquinez Straits of San Francisco Bay. It is a highly complex refinery that processes sour crude oils into a high percentage of premium products, primarily CARB gasoline. The refinery can receive crude supplies via a deep-water dock that can berth large crude carriers and a 20-inch crude pipeline connected to a southern California crude delivery system. Most of the refinery's products are distributed via the Kinder Morgan pipeline in California.

     Wilmington Refinery. The Wilmington Refinery is located near Los Angeles, California. The refinery processes a blend of lower-cost heavy and high-sulfur crude oils. The refinery can produce all of its gasoline as CARB gasoline. The refinery is connected by pipeline to marine terminals and associated dock facilities that can move and store crude oil and other feedstocks. Refined products are distributed via a third-party pipeline and terminals in southern California, Nevada and Arizona.

  Mid-Continent

     Valero's Mid-Continent refining region includes the McKee Refinery, the Ardmore Refinery and the Denver Refinery. The following table shows representative percentages of the principal feedstock charges and product yields for the three refineries in this region for 2002.

             COMBINED MID-CONTINENT REGION FEEDSTOCKS AND PRODUCTS
                               PROJECTED FOR 2002

                                                               PERCENTAGE
                                                               ----------
Feedstocks:
  sour crude................................................       20%
  sweet crude...............................................       75%
  residual fuel oil.........................................        0%
  other feedstocks and blendstocks..........................        5%
Products:
  gasoline & blendstocks....................................       56%
  distillates...............................................       29%
  petrochemicals............................................        3%
  lubes and asphalts........................................        7%
  other products............................................        5%

     McKee Refinery. The McKee Refinery is located in the Texas panhandle. The McKee Refinery has access to crude oil from Texas, Oklahoma, Kansas and Colorado through crude oil pipelines owned or leased by Valero and through third-party pipelines. The refinery also has access at Wichita Falls, Texas to third-party pipelines that transport crude oil from the Texas Gulf Coast and West Texas oil fields to the Mid-Continent region. The refinery distributes its products via pipeline to markets in North Texas, New Mexico, Arizona, Colorado and Oklahoma.

     Ardmore Refinery. The Ardmore Refinery is located in Ardmore, Oklahoma, approximately 90 miles from Oklahoma City. Crude oil is delivered to the refinery through Valero's crude oil gathering and trunkline systems, third-party pipelines and trucking operations. Refined products are transported via pipelines, rail cars and trucks.

     Denver Refinery. The Denver Refinery is located outside Denver, Colorado. Crude oil for the refinery is supplied by a third-party pipeline and by truck. The refinery benefits from a refined product pipeline that runs to and from the McKee Refinery, which enhances flexibility in operations at both refineries.

  Northeast

     Valero's Northeast refining region includes the Quebec Refinery in Quebec, Canada and the Paulsboro Refinery in New Jersey. The following table shows representative percentages of the principal feedstock charges and product yields for the two refineries in this region for 2002.

               COMBINED NORTHEAST REGION FEEDSTOCKS AND PRODUCTS
                               PROJECTED FOR 2002

                                                               PERCENTAGE
                                                               ----------
Feedstocks:
  sour crude................................................       66%
  sweet crude...............................................       27%
  residual fuel oil.........................................        0%
  other feedstocks and blendstocks..........................        7%
Products:
  gasoline & blendstocks....................................       41%
  distillates...............................................       40%
  petrochemicals............................................        3%
  lubes and asphalts........................................        6%
  other products............................................       10%

     Quebec Refinery. Valero's Quebec Refinery is located in Quebec, Canada on the St. Lawrence River. The refinery receives crude oil by ship at its deep-water dock on the St. Lawrence River and can receive year-round shipments of crude oil from large crude oil tankers. Valero charters large crude oil tankers that can navigate the St. Lawrence River year-round. The refinery's production is transported primarily by unit trains to markets in Montreal and New Brunswick, and by tankers and trucks to markets in Canada's Atlantic provinces.

     Paulsboro Refinery. The Paulsboro Refinery is located in Paulsboro, New Jersey approximately 15 miles south of Philadelphia on the Delaware River. The refinery processes primarily sour crudes into a wide slate of products including gasoline, distillates, a variety of lube oil basestocks, asphalt and fuel oil. Feedstocks and refined products are typically transported by tanker and barge via refinery-owned dock facilities along the Delaware River, ExxonMobil's product distribution system, an onsite truck rack and the Colonial pipeline, which allows products to be sold into the New York Harbor market.

  Wholesale Marketing

     Valero is a leading wholesale marketer of branded and unbranded refined products. Valero markets on a wholesale basis in 40 U.S. states and Canada primarily through an extensive bulk and rack marketing network. Valero markets branded refined products under the Diamond Shamrock(R), Ultramar(R), Valero(R), Beacon(R), Total(R) and Exxon(R) brand names.

     Valero's bulk gasoline and distillate sales are made to various oil companies and gasoline distributors and are transported by pipeline, barges and tankers. The principal purchasers of Valero's transportation fuels from terminal truck racks are wholesalers, distributors, retailers and end users (such as railroads, airlines and utilities) throughout the United States. Most of Valero's refineries have access to deep-water transportation facilities, and all interconnect with common-carrier pipeline systems allowing Valero to sell products in most major geographic regions of the United States and eastern Canada.

     Valero also enters into refined product exchange and purchase agreements. These agreements enable Valero to minimize transportation costs, optimize refinery utilization, balance refined product availability, broaden geographic distribution and sell to markets not connected to Valero's refined product pipeline system. Exchange agreements provide for the delivery of refined products to unaffiliated companies at Valero's and third parties' terminals in exchange for delivery of a similar amount of refined products to Valero by these unaffiliated companies at specified locations. Purchase agreements involve Valero's purchase of refined products from third parties with delivery occurring at specified locations. Most of these agreements are long-standing arrangements. However, they generally can be terminated with 30 to 90 days notice. Valero does not anticipate an interruption in its ability to exchange or purchase refined products in the near future.

     Valero also sells a variety of other products produced at its refineries including asphalt, lube base oils and commodity petrochemicals. These products are transported via pipelines, barges, trucks and railcars. Valero produces and markets approximately 57,000 BPD of asphalt to customers in the paving and roofing industries. Valero is the second largest producer of asphalt in the United States. Valero produces asphalt at eight refineries and markets asphalt in 20 states from coast to coast through 11 company-owned or leased terminal facilities.

     Paraffinic lube base oils are produced at Valero's Paulsboro Refinery and are sold to a variety of customers, including ExxonMobil under a long-term agreement. ExxonMobil purchases approximately 50% of the refinery's production with the balance sold to independent motor oil and industrial lubricant customers.

     Valero produces and markets a variety of commodity petrochemicals including aromatic solvents (benzene, toluene, and xylene), refinery- and chemical-grade propylene and anhydrous ammonia. Aromatic solvents and propylene are sold to customers for further processing in the chemical industry for such products as paints, plastics and adhesives. Ammonia, produced at Valero's McKee Refinery, is sold to customers in the agriculture industry as fertilizer.

     Approximately 10.6 percent of Valero's consolidated operating revenues for the year ended December 31, 2001 were derived from ExxonMobil. Other than sales to ExxonMobil, no single purchaser of Valero's products accounted for more than 10 percent of Valero's total operating revenues for 2001.

  Feedstock Supply

     Valero processes a wide slate of feedstocks including sour crude oils, intermediates and resid, which can typically be purchased at a discount to West Texas Intermediate, a benchmark crude oil. Sour crude oils represent approximately 50 percent of Valero's present feedstock slate, sweet crudes represent about 30 percent, and the remaining 20 percent is composed of intermediates, resid and blendstocks.

     Approximately 1,160,000 BPD, or 76 percent, of Valero's crude feedstock requirements are purchased through term contracts. The remainder of Valero's feedstock requirements are generally purchased on the spot market. The term agreements include contracts to purchase feedstocks from various foreign national oil companies (including feedstocks originating in Saudi Arabia, Mexico, Iraq, Venezuela and Africa) and domestic integrated oil companies at market-related prices. Valero also uses the futures market to manage the price risk inherent in purchasing crude oil in advance of its delivery date and in maintaining Valero's inventories.

     Valero's U.S. network of crude oil pipelines and terminals allows Valero to acquire crude oil from producing leases, domestic crude oil trading centers and ships delivering cargoes of foreign and domestic crude oil. The network also allows Valero to transport crude supplies to many of its U.S. refineries at a competitive cost (compared to facilities that lack proprietary supply networks). Valero's Quebec Refinery relies on foreign crude oil that is delivered to its St. Lawrence River dock facility by ship.

     Valero's cost to acquire feedstocks, and the price for which Valero ultimately can sell refined products, depend on a number of factors beyond Valero's control, including regional and global supply and demand for crude oil, gasoline, diesel and other feedstocks and refined products. These in turn are dependent upon, among other things, the availability of imports, the production levels of domestic and foreign suppliers, competitive fuels, U.S. relationships with foreign governments, political affairs and the extent of governmental regulation.

  VALERO L.P.

     Valero also has a logistics system that complements the company's refining and marketing business in the U.S. Gulf Coast and Mid-Continent regions. Valero owns approximately 73 percent of Valero L.P., a master limited partnership that owns approximately 782 miles of crude oil pipelines, 2,845 miles of refined product pipelines and 11 refined product terminals. Valero assumed its ownership interest in Valero L.P. (formerly known as "Shamrock Logistics, L.P.") upon completion of the UDS Acquisition. Valero L.P.'s revenues for the year ended December 31, 2001, were approximately $98.8 million.

     Valero L.P. transports the majority of all refined products from Valero's McKee, Three Rivers and Ardmore refineries to markets in the Mid-Continent, Southwest and Mexico border regions of the United States. In addition, Valero L.P.'s pipelines supply these three refineries with crude oil feedstocks and provide access to Texas, Gulf Coast and foreign crude oil sources.

  RETAIL

     Valero is one of the largest independent retailers of refined products in the central and southwest United States, with strong brand identification in a 12-state retail area, including Texas, California, Colorado, Oklahoma, and in eastern Canada. Valero's US System sells gasoline and diesel fuel under the brand names Diamond Shamrock(R), Valero(R), Beacon(R), Ultramar(R) and Total(R). Valero has approximately 1,430 company-operated and five dealer-operated convenience stores in its US System. Of the company-operated stores, about 770 are owned and 660 are leased. Company-operated stores are operated under a variety of brand names including Corner Store(R), Ultramart(R) and Stop N Go(R). For the year ended December 31, 2001, the total sales of refined products of UDS and Valero through the US System's retail sites averaged approximately 164,000 BPD.

     The company-operated convenience stores sell, in addition to gasoline and diesel fuels, a wide variety of immediately consumable products such as snacks, candy, beer, fast foods, cigarettes, fountain drinks and other beverages. Valero has an ongoing program to modernize and upgrade the convenience stores it operates. These efforts are focused primarily on improving the uniformity and appearance of existing stores. Improvements generally include new exterior signage, lighting and canopies, and interior store upgrades.

     Valero's competitive retail position is supported by its proprietary credit card program, which had approximately 691,000 active accounts as of December 31, 2001. Valero uses electronic point-of-sale (POS) credit card processing at substantially all of its company- and dealer-operated stores. POS processing reduces transaction time at the sales counter and lowers Valero's credit card program costs.

     In eastern Canada, Valero is a major supplier of refined products serving Quebec, Ontario and the Atlantic provinces of Newfoundland, Nova Scotia, New Brunswick and Prince Edward Island. For the year ended December 31, 2001, total retail sales of refined products through the Northeast System averaged approximately 72,800 BPD. Gasoline and diesel fuel are sold under the Ultramar(R) brand through a network of 1,134 stores throughout eastern Canada. As of December 31, 2001, UDS owned (or controlled under long-term leases) 529 stores and distributed gasoline to about 605 dealers and independent jobbers. In addition, the Northeast System operates 86 cardlocks, which are card- or key-activated, self-service, unattended stations that allow commercial, trucking and governmental fleets to buy gasoline and diesel fuel 24 hours a day.

     The Northeast System operations also include one of the largest home heating oil businesses in North America. In 2001, UDS sold home heating oil under the Ultramar(R) brand to approximately 250,000 households in eastern Canada and the northeastern United States.

COMPETITION

     The refining and marketing industry continues to be highly competitive. Valero's competitors include well-capitalized and fully integrated major oil companies and other independent refining and marketing entities that operate in all of Valero's market areas. Many of Valero's competitors are fully integrated companies engaged on a national or international basis in many segments of the petroleum business, including exploration, production, transportation, refining and marketing, on scales much larger than Valero's. Such competitors may have greater flexibility in responding to or absorbing market changes occurring in one or more of such segments. All of Valero's crude oil and feedstock supplies are purchased from third-party sources, while some competitors have proprietary sources of crude oil available for their own refineries.

     Financial returns in the refining and marketing industry depend largely on refining margins and retail fuel margins, both of which fluctuate significantly. Refining margins are frequently impacted by sharp changes in crude oil costs which are not immediately reflected in product prices. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. The retail sector has become increasingly competitive. Valero faces fierce competition from the fully integrated major oil companies that have increased their efforts to capture retail market share in recent years. Valero also competes with large grocery stores and other general merchandisers (the so-called "hypermarts") that often sell gasoline at aggressively competitive prices in order to attract customers to their sites. Some specific factors that may affect Valero's margins are discussed under "Risk Factors" in the accompanying prospectus.

     Most of Valero's refineries and supply and distribution networks are strategically located in the markets Valero serves. For example, in Quebec, Canada and in the adjacent Atlantic provinces, Valero is the largest independent retailer of gasoline. The industry tends to be seasonal with increased demand for gasoline during the summer driving season and, in the northeast regions, increased demand for home heating oil during the winter months.

ENVIRONMENTAL MATTERS

     The principal environmental risks associated with Valero's operations are emissions into the air and releases into soil or groundwater. Valero's operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures and characteristics and compositions of gasoline and diesel fuels. Valero's operations are subject to environmental regulation by several federal, state and local authorities. The significant federal laws applicable to Valero's operations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (RCRA).

     In February 2000, the U.S. Environmental Protection Agency (EPA) published its "Tier II" gasoline standard pursuant to the Clean Air Act. The standard requires the sulfur content in gasoline to be reduced from approximately 300 parts per million to 30 parts per million; the regulation will be phased in between 2004 and 2006. In addition, the EPA's Tier II distillate standard requires the sulfur content of diesel fuel sold to highway consumers to be reduced from 500 parts per million to 15 parts per million, beginning in 2006. (The American Petroleum Institute is challenging the EPA's distillate standard in federal court.) Modifications will be required at each of Valero's refineries as a result of the Tier II standards. Valero believes that capital expenditures, not including costs for hydrogen facilities, of approximately $550 million will be required for its refineries to meet the Tier II standards. (Valero expects to refine this estimate throughout the phase-in of the Tier II standards.) Valero began implementing the modifications in 2002 and expects modifications to be complete in time for compliance with the effective dates of the gasoline and distillate standards.

     In 2000, the EPA issued to a majority of refiners operating in the United States a series of information requests pursuant to Section 114 of the Clean Air Act as part of an enforcement initiative. Valero received a Section 114 information request pertaining to all of its refineries owned at that time. Valero completed its response to the request and has provided additional clarification requested by the EPA. After Valero received its Section 114 information request, Valero acquired the Benicia Refinery and the Golden Eagle Refinery, which were subject to Section 114 information requests received by the prior owners of these refineries. Valero has not been named in any proceeding. However, based in part upon announced settlements and evaluation of its relative position, Valero expects to incur penalties and related expenses in connection with its potential settlement of this enforcement initiative. Valero believes that any potential settlement penalties and expenses will be immaterial to its financial position. Valero believes that any potential settlement with the EPA in this matter will require various capital improvements, which could be material in the aggregate, or changes in operating parameters or both at some or all of its refineries.

     The presence of MTBE in some water supplies in California and other states, resulting from gasoline leaks primarily from underground and aboveground storage tanks, has led to public concern that MTBE has contaminated drinking water supplies and thus poses a possible health risk. As a result of heightened public concern, California passed initiatives to ban the use of MTBE as a gasoline component in California by the end of 2002. In March 2002, however, the governor of California issued an executive order postponing the ban for one year. Accordingly, the California Air Resources Board's specifications for CARB Phase III gasoline are not expected to become effective until the beginning of 2004. Valero estimates that the cost for permitting and modification of its California refineries to comply with CARB Phase III specifications and eliminate MTBE as a gasoline component is approximately $50 million. Valero, like other producers of MTBE, is subject to litigation or proceedings involving the manufacture or use of MTBE. In addition, other states and the EPA have either passed or proposed or are considering proposals to restrict or ban the use of MTBE. If MTBE were to be restricted or banned throughout the United States, Valero believes that its major non-California MTBE-producing facilities could be modified to produce iso-octane for a capital investment of approximately $35 million.

     The Houston/Galveston State Implementation Plan (SIP) was approved by the EPA in October 2001. The SIP requires the Houston/Galveston area to reduce NOx emissions by 75 percent from both stationary and mobile sources. The SIP will require the area to demonstrate compliance with the Clean Air Act's ozone standard by 2007. Valero's Texas City and Houston refineries are included within the region affected by the SIP. To achieve compliance, Valero is required to install advanced emission control technology at its Texas City and Houston refineries by 2007, at a cost estimated by Valero to be approximately $50 million.

     In 2001, Valero's capital expenditures attributable to compliance with environmental regulations were approximately $34 million, and are currently estimated to be $165 million for 2002 and $450 million for 2003. These estimates for 2002 and 2003 do not include expenditures for the installation of a flue gas scrubber at the Texas City Refinery (funded through a structured lease arrangement), or any amounts related to constructed facilities for which the portion of expenditures relating to compliance with environmental regulations is not determinable.

     Under various environmental laws, we may be liable, alone or with others, for the release or threatened release of hazardous substances and petroleum or its derivatives into the environment. The release of these materials can occur at any of our facilities, including our refineries, pipelines, terminals or in connection with the storage of fuel at our retail operations. We may be liable for releases at facilities we own or lease that occur during or prior to our ownership or operations, and we may also be liable for releases at other facilities if our hazardous waste is transported to that site or if it migrates from an owned or leased location. Based on current information we have reserved, in the aggregate, $179.6 million for remediation liabilities. See Note 24 of Notes to Consolidated Financial Statements.

     Governmental regulations are complex, are subject to different interpretations and are becoming increasingly more stringent. Development of new facts or future regulatory initiatives could result in changes to expected operating permits, additional remedial actions or increased capital expenditures, operating costs or clean-up liabilities that cannot be assessed with certainty at this time. In addition, because certain air emissions at Valero's refineries have been grandfathered under particular environmental laws, any major upgrades at any of its refineries could require potentially material additional expenditures to comply with environmental laws and regulations.

EMPLOYEES

     As of January 31, 2002, Valero had 22,452 employees, including salaried and hourly employees, of which 19,012 were employed in the United States and 3,440 were employed in Canada.

PROPERTIES

     Valero's principal properties are described above under the caption "Valero's Operations." In addition, Valero owns feedstock and refined product storage facilities in various locations. Valero believes that its properties and facilities are generally adequate for its operations and that its facilities are maintained in a good state of repair. Valero is the lessee under a number of cancelable and non-cancelable leases for certain properties, including the Corpus Christi Refinery East Plant and related product logistics business which were acquired under capital lease agreements, the Benicia Refinery dock facility, office facilities, retail facilities, transportation equipment and various assets used to store, transport and produce refinery feedstocks and/or refined products. See Note 23 of Notes to Consolidated Financial Statements.

     Valero's patents relating to its refining operations are not material to Valero as a whole. The trademarks and tradenames under which Valero conducts its retail and branded wholesale business--specifically Diamond Shamrock(R), Ultramar(R), Valero(R), Beacon(R), Total(R), Exxon(R), Corner Store(R), Ultramart(R), Stop N Go(R) and ValPar(TM)--and other trademarks employed in the marketing of petroleum products are important to Valero's operations.

     Valero currently has about 220 company-operated convenience stores and supplies about 600 distributor-owned sites under a brand license agreement with TotalFinaElf for use of the Total(R) brand name. The Total-branded sites are located in Arkansas, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Oklahoma, South Dakota and Texas. Per the license agreement with TotalFinaElf, Valero's rights to use the Total(R) brand will expire in Colorado in 2002, and in other states in subsequent years through 2007. Valero believes that it can successfully convert, when necessary, from the Total(R) brand to another of Valero's proprietary brands without adversely impacting Valero's operations.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the debt securities) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. The following summary of the notes is qualified in its entirety by reference to the indenture referred to in the accompanying prospectus.

GENERAL

     The 6 1/8% notes due 2007 (the 2007 notes) will constitute a separate series of debt securities under the indenture, initially limited to $300 million aggregate principal amount and will mature on April 15, 2007. The 6 7/8% notes due 2012 (the 2012 notes) will constitute a separate series of debt securities under the indenture, initially limited to $750 million aggregate principal amount and will mature on April 15, 2012. The 7 1/2% notes due 2032 (the 2032 notes and, together with the 2007 notes and the 2012 notes, the notes) will constitute a separate series of debt securities under the indenture, initially limited to $750 million aggregate principal amount and will mature on April 15, 2032. Valero will issue the notes in fully registered book-entry form only, without coupons, in denominations of $1,000 and integral multiples thereof. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, including the issuance of further notes that are consolidated and fungible with and form a single series with the notes issued in this offering, and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture does not limit Valero's ability to incur additional indebtedness.

     Each note will bear interest at the respective rates per annum shown on the cover page of this prospectus supplement from April 15, 2002 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on April 15 and October 15 of each year, commencing October 15, 2002, to the persons in whose names such notes are registered at the close of business on the date fifteen days prior to such interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date, redemption date or maturity date of any note falls on a day that is not a business day, then payment of principal, premium, if any, or interest will be made on the next succeeding business day.

     No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

     The notes will not be entitled to the benefit of any sinking fund.

     The notes will be our unsecured senior obligations that will rank on a parity with all for our other unsecured senior indebtedness from time to time outstanding.

OPTIONAL REDEMPTION

     Each series of notes is redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

      -- 100% of the principal amount of the applicable series of notes then outstanding, or

      -- the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 25 basis points with respect to the 2007 notes, 30 basis points with respect to the 2012 notes and 35 basis points with respect to the 2032 notes, as calculated by an independent investment banker, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

     "Adjusted treasury rate" means, with respect to any redemption date:

      -- the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the comparable treasury issue shall be determined and the adjusted treasury rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

      -- if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

     The adjusted treasury rate shall be calculated on the third business day preceding the redemption date.

     "Comparable treasury issue" means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (remaining life).

     "Comparable treasury price" means, with respect to any redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

     "Independent investment banker" means one of the reference treasury dealers appointed by us to act as the independent investment banker from time to time.

     "Reference treasury dealer" means:

      -- Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a primary treasury dealer), we will substitute another primary treasury dealer; and

      --   any other primary treasury dealer selected by us.

     "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

BOOK-ENTRY SYSTEM, FORM AND DELIVERY

     Each series of the notes will be represented by one or more global securities registered in the name of Cede & Co., the nominee of the Depository Trust Company, as "depositary," and the provisions set forth under "Description of Debt Securities--Form, Exchange, Registration and Transfer" in the accompanying prospectus will apply to the notes.

     The depositary is a limited-purpose trust company organized under New York banking law, a "banking organization" within the meaning of New York banking law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to indirect participants in the depositary such as securities brokers and dealers, banks and trust companies that clear through, or maintain a custodial relationship with, a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Purchases of the notes under the depositary's system must be made by or through direct participants, which will receive a credit for the notes on the depositary's records. The beneficial ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' respective records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in notes except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited with the depositary by participants in the depositary will be registered in the name of the depositary's nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of the depositary. The deposit of the notes with the depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the notes; the depositary's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interest in the global notes from any beneficial owner or otherwise.

     So long as the depositary's nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes under the indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture.

     Neither the depositary nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, the depositary mails an omnibus proxy to Valero as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Payments of principal, interest and premium, if any, on the notes will be made to Cede & Co. The depositary's practice is to credit direct participants' accounts upon the depositary's receipt of funds and corresponding detail from the trustee or Valero on the relevant payment date in accordance with their respective holdings shown on the depositary's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of each participant and not of the depositary, the underwriters, or Valero, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, to Cede & Co. is the responsibility of Valero or the respective trustees. Disbursement of such payments to direct participants is the responsibility of the depositary, and disbursement of such payments to the beneficial owners of the notes is the responsibility of direct and indirect participants in the depositary.

     The depositary may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through the depositary (or a successor securities depository). In that event, certificates will be printed and delivered.

     We will not have any responsibility or obligation to participants in the depositary or the persons for whom they act as nominees with respect to the accuracy of the records of the depositary, its nominee or any direct or indirect participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the direct participants, the indirect participants or the beneficial owners of the notes.

     The information contained herein under the caption "Description of Notes--Book-Entry System, Form and Delivery" concerning the depositary and the depositary's book-entry system has been obtained from sources that we believes to be reliable. Neither Valero, the trustee nor the underwriters, dealers or agents take responsibility for the accuracy or completeness thereof.

THE TRUSTEE

     The trustee under the indenture is The Bank of New York, as trustee.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their respective names below:

                                          PRINCIPAL AMOUNT   PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
NAME                                       OF 2007 NOTES      OF 2012 NOTES      OF 2032 NOTES
----                                      ----------------   ----------------   ----------------
Morgan Stanley & Co. Incorporated.......    $105,000,000       $262,500,000       $262,500,000
J.P. Morgan Securities Inc. ............      15,000,000         37,500,000         37,500,000
Banc of America Securities LLC..........      15,000,000         37,500,000         37,500,000
Banc One Capital Markets, Inc...........      15,000,000         37,500,000         37,500,000
Barclays Capital Inc....................      15,000,000         37,500,000         37,500,000
BNP Paribas Securities Corp.............      15,000,000         37,500,000         37,500,000
Fleet Securities, Inc...................      15,000,000         37,500,000         37,500,000
Mizuho International plc................      15,000,000         37,500,000         37,500,000
RBC Dominion Securities Corporation.....      15,000,000         37,500,000         37,500,000
The Royal Bank of Scotland plc..........      15,000,000         37,500,000         37,500,000
Scotia Capital (USA) Inc................      15,000,000         37,500,000         37,500,000
SunTrust Capital Markets, Inc...........      15,000,000         37,500,000         37,500,000
TD Securities (USA) Inc.................      15,000,000         37,500,000         37,500,000
Tokyo-Mitsubishi International plc......      15,000,000         37,500,000         37,500,000
                                            ------------       ------------       ------------
          Total.........................    $300,000,000       $750,000,000       $750,000,000
                                            ============       ============       ============

     The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the notes if any are taken.

     The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of ..35% of the principal amount in the case of the 2007 notes, .40% of the principal amount in the case of the 2012 notes and .50% of the principal amount in the case of the 2032 notes. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed .25% of the principal amount in the case of the 2007 notes, .25% of the principal amount in the case of the 2012 notes and .25% of the principal amount in the case of the 2032 notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     We do not intend to apply for listing of the notes on a national securities exchange, but have been advised by the underwriters that they intend to make a market in the notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if they repurchase previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     We estimate that our total expenses for this offering will be approximately $880,000.

     J.P. Morgan Securities Inc. (JPMorgan) will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Certain of the underwriters and their respective affiliates have, from time to time, performed various investment or commercial banking, financial advisory and lending services for us in the ordinary course of business for which they have received customary fees and expenses. Affiliates of the underwriters are lenders under our bridge loan facility and our revolving bank credit facilities. We will pay a portion of the net proceeds from this offering to these affiliates of the underwriters when we repay borrowings under our bridge loan facility and our revolving bank credit facilities. Under the Conduct Rules of the National Association of Securities Dealers (NASD), special considerations apply to a public offering of securities if more than 10% of the net proceeds thereof will be paid to members or affiliates of members of the NASD participating in the offering. Because we will pay more than 10% of the aggregate proceeds from this offering to affiliates of the underwriters, this offering is being conducted pursuant to Rule 2710(c)(8) of the NASD Conduct Rules.

                                 LEGAL MATTERS

     Baker Botts L.L.P., Houston, Texas will pass on the validity of the notes offered in this prospectus supplement. Davis Polk & Wardwell will pass upon some legal matters for the underwriters in connection with this offering.

                                    EXPERTS

     The audited consolidated financial statements of Valero Energy Corporation included in and incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The audited consolidated financial statements of Ultramar Diamond Shamrock Corporation included in and incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     On March 12, 2002, Valero's Board of Directors dismissed Arthur Andersen LLP as the company's independent public accountants and appointed Ernst & Young LLP as the company's independent public accountants for the fiscal year ending December 31, 2002.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
VALERO ENERGY CORPORATION AND SUBSIDIARIES
  Report of Independent Public Accounts.....................   F-2
  Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 2001, 2000 and 1999.......................   F-4
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 2001, 2000 and 1999...........   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2001, 2000 and 1999.......................   F-6
  Consolidated Statements of Comprehensive Income for the
     Years Ended December 31, 2001, 2000 and 1999...........   F-7
  Notes to Consolidated Financial Statements................   F-8
ULTRAMAR DIAMOND SHAMROCK CORPORATION
  Report of Independent Public Accountants..................  F-61
  Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................  F-62
  Consolidated Statements of Income for the Years Ended
     December 31, 2001, 2000 and 1999.......................  F-63
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 2001, 2000 and 1999...........  F-64
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2001, 2000 and 1999.......................  F-65
  Consolidated Statements of Comprehensive Income for the
     Years Ended December 31, 2001, 2000 and 1999...........  F-66
  Notes to Consolidated Financial Statements................  F-67

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Valero Energy Corporation:

     We have audited the accompanying consolidated balance sheets of Valero Energy Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valero Energy Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                        /s/  ARTHUR ANDERSEN LLP

San Antonio, Texas
March 5, 2002

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (THOUSANDS OF DOLLARS, EXCEPT PAR VALUE)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2000
                                                              -----------   ----------
                                        ASSETS
Current assets:
  Cash and temporary cash investments.......................  $   269,437   $   14,596
  Restricted cash...........................................       76,623           --
  Receivables, net..........................................      785,605      585,892
  Inventories...............................................    1,453,106      539,882
  Current deferred income tax assets........................           --      105,817
  Income taxes receivable...................................      132,226           --
  Prepaid expenses and other current assets.................       92,510       38,880
  Assets held for sale......................................    1,303,637           --
                                                              -----------   ----------
         Total current assets...............................    4,113,144    1,285,067
                                                              -----------   ----------
Property, plant and equipment, at cost......................    8,197,841    3,481,117
Less accumulated depreciation...............................     (937,386)    (804,437)
                                                              -----------   ----------
  Property, plant and equipment, net........................    7,260,455    2,676,680
                                                              -----------   ----------
Goodwill....................................................    2,210,473           --
Intangible assets, net......................................      366,702       59,141
Deferred charges and other assets...........................      426,322      286,816
                                                              -----------   ----------
         Total assets.......................................  $14,377,096   $4,307,704
                                                              ===========   ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt.....  $   505,661   $   27,000
  Payable to UDS shareholders...............................    2,055,250           --
  Accounts payable..........................................    1,374,501      806,697
  Accrued expenses..........................................      413,902      104,473
  Taxes other than income taxes.............................      320,208       72,589
  Current deferred income tax liabilities...................       60,724           --
  Income taxes payable......................................           --       28,233
                                                              -----------   ----------
         Total current liabilities..........................    4,730,246    1,038,992
                                                              -----------   ----------
Long-term debt, less current portion........................    2,517,398    1,042,417
                                                              -----------   ----------
Capital lease obligations...................................      287,849           --
                                                              -----------   ----------
Deferred income tax liabilities.............................    1,388,123      406,634
                                                              -----------   ----------
Other long-term liabilities.................................      762,809      120,106
                                                              -----------   ----------
Commitments and contingencies
Company-obligated preferred securities of subsidiary
  trusts....................................................      372,500      172,500
                                                              -----------   ----------
Minority interest in consolidated partnership...............      115,608           --
                                                              -----------   ----------
Stockholders' equity:
  Common stock, $0.01 par value; 300,000,000 and 150,000,000 shares authorized at 2001 and 2000, respectively; issued
    108,198,992 and 62,311,166 shares at 2001 and 2000,
    respectively............................................        1,082          623
  Additional paid-in capital................................    3,468,550    1,249,127
  Treasury stock, at cost; 4,001,683 and 1,472,698 shares at
    2001 and 2000, respectively.............................     (149,616)     (44,261)
  Retained earnings.........................................      864,421      321,566
  Accumulated other comprehensive income....................       18,126           --
                                                              -----------   ----------
         Total stockholders' equity.........................    4,202,563    1,527,055
                                                              -----------   ----------
         Total liabilities and stockholders' equity.........  $14,377,096   $4,307,704
                                                              ===========   ==========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            2001          2000          1999
                                                         -----------   -----------   ----------
Operating revenues.....................................  $14,988,339   $14,671,087   $7,961,168
                                                         -----------   -----------   ----------
Costs and expenses:
  Cost of sales and operating expenses.................   13,684,041    13,817,524    7,731,151
  Selling and administrative expenses..................      165,215       130,506       68,463
  Depreciation expense.................................      137,740       112,078       89,525
                                                         -----------   -----------   ----------
          Total costs and expenses.....................   13,986,996    14,060,108    7,889,139
                                                         -----------   -----------   ----------
Operating income.......................................    1,001,343       610,979       72,029
Other income (expense), net............................       (4,613)          282        3,587
Interest and debt expense:
  Incurred.............................................      (99,142)      (83,678)     (61,182)
  Capitalized..........................................       10,634         7,433        5,753
Distributions on preferred securities of subsidiary
  trust................................................      (13,369)       (6,796)          --
                                                         -----------   -----------   ----------
Income before income tax expense.......................      894,853       528,220       20,187
Income tax expense.....................................      331,300       189,100        5,900
                                                         -----------   -----------   ----------
Net income.............................................  $   563,553   $   339,120   $   14,287
                                                         ===========   ===========   ==========

Earnings per share of common stock.....................  $      9.28   $      5.79   $     0.25
  Weighted average common shares outstanding (in
     thousands)........................................       60,749        58,532       56,086
Earnings per share of common stock--assuming
  dilution.............................................  $      8.83   $      5.60   $     0.25
  Weighted average common equivalent shares outstanding
     (in thousands)....................................       63,803        60,525       56,758
Dividends per share of common stock....................  $      0.34   $      0.32   $     0.32

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (THOUSANDS OF DOLLARS)

                                                                       RETAINED                  ACCUMULATED
                                  NUMBER OF             ADDITIONAL     EARNINGS                     OTHER
                                   COMMON      COMMON    PAID-IN     (ACCUMULATED   TREASURY    COMPREHENSIVE
                                   SHARES      STOCK     CAPITAL       DEFICIT)       STOCK        INCOME
                                 -----------   ------   ----------   ------------   ---------   -------------
BALANCE AS OF DECEMBER 31,
  1998.........................   56,314,798   $ 563    $1,112,726     $(17,618)    $ (10,384)     $    --
  Net income...................           --      --            --       14,287            --           --
  Dividends on common stock....           --      --       (17,931)          --            --           --
  Shares repurchased and shares
    issued in connection with
    employee stock plans and
    other......................       16,368      --        (2,447)          --         5,573           --
                                 -----------   ------   ----------     --------     ---------      -------
BALANCE AS OF DECEMBER 31,
  1999.........................   56,331,166     563     1,092,348       (3,331)       (4,811)          --
  Net income...................           --      --            --      339,120            --           --
  Dividends on common stock....           --      --        (4,469)     (14,223)           --           --
  Proceeds from common stock
    offering, net..............    5,980,000      60       166,693           --            --           --
  Shares repurchased and shares
    issued in connection with
    employee stock plans and
    other......................           --      --           339           --       (39,450)          --
  Issuance costs of PEPS
    Units......................           --      --        (5,784)          --            --           --
                                 -----------   ------   ----------     --------     ---------      -------
BALANCE AS OF DECEMBER 31,
  2000.........................   62,311,166     623     1,249,127      321,566       (44,261)          --
  Net income...................           --      --            --      563,553            --           --
  Dividends on common stock....           --      --            --      (20,698)           --           --
  Issuance of common stock in
    connection with UDS
    Acquisition................   45,887,826     459     2,064,034           --            --           --
  Fair value of replacement
    stock options issued in
    connection with UDS
    Acquisition................           --      --       120,075           --            --           --
  Shares repurchased and shares
    issued in connection with
    employee stock plans and
    other......................           --      --        35,314           --      (105,355)          --
  Net gains on cash flow
    hedges.....................           --      --            --           --            --       18,126
                                 -----------   ------   ----------     --------     ---------      -------
BALANCE AS OF DECEMBER 31,
  2001.........................  108,198,992   $1,082   $3,468,550     $864,421     $(149,616)     $18,126
                                 ===========   ======   ==========     ========     =========      =======

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            2001          2000         1999
                                                         -----------   -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $   563,553   $   339,120   $  14,287
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation expense..............................      137,740       112,078      89,525
     Amortization of deferred charges and other, net...      114,614        60,978      49,498
     Changes in current assets and current
       liabilities.....................................     (152,842)        3,492     293,822
     Deferred income tax expense (benefit).............      270,700       103,100      (9,400)
     Changes in deferred charges and credits and other,
       net.............................................      (28,251)      (17,466)     (2,621)
                                                         -----------   -----------   ---------
          Net cash provided by operating activities....      905,514       601,302     435,111
                                                         -----------   -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................................     (393,561)     (194,889)   (100,594)
  Deferred turnaround and catalyst costs...............     (142,423)     (107,495)    (72,681)
  UDS Acquisition, net of cash acquired................   (1,829,584)           --          --
  Advance to UDS in connection with UDS Acquisition....     (703,057)           --          --
  Purchase of inventories in connection with El Paso
     Acquisition.......................................     (108,779)           --          --
  Huntway Acquisition, net of cash acquired............      (75,782)           --          --
  Benicia Acquisition..................................           --      (889,730)         --
  Earn-out payments in connection with acquisitions....      (55,000)           --          --
  Proceeds from disposition of property, plant and
     equipment.........................................        7,699             7       1,255
  Investment in joint ventures and other, net..........       (1,393)       (1,880)       (148)
                                                         -----------   -----------   ---------
          Net cash used in investing activities........   (3,301,880)   (1,193,987)   (172,168)
                                                         -----------   -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Financing required to fund cash portion of UDS
     Acquisition, net of issuance costs................    2,052,553            --          --
  Increase (decrease) in short-term debt, net..........      173,000        27,000    (160,000)
  Long-term debt borrowings, net of issuance costs.....      543,095     1,899,344     922,794
  Long-term debt repayments............................      (18,500)   (1,647,000)   (961,000)
  Proceeds from common stock offering, net.............           --       166,753          --
  Issuance of common stock in connection with employee
     benefit plans.....................................       78,434        17,365      15,620
  Proceeds from offering of preferred securities of
     subsidiary trust, net.............................           --       166,716          --
  Common stock dividends...............................      (20,698)      (18,692)    (17,931)
  Purchase of treasury stock...........................     (156,677)      (64,292)    (13,538)
                                                         -----------   -----------   ---------
          Net cash provided by (used in) financing
            activities.................................    2,651,207       547,194    (214,055)
                                                         -----------   -----------   ---------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH
  INVESTMENTS..........................................      254,841       (45,491)     48,888
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF
  YEAR.................................................       14,596        60,087      11,199
                                                         -----------   -----------   ---------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF YEAR.....  $   269,437   $    14,596   $  60,087
                                                         ===========   ===========   =========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (THOUSANDS OF DOLLARS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2001       2000      1999
                                                              --------   --------   -------
Net income..................................................  $563,553   $339,120   $14,287
                                                              --------   --------   -------
Other comprehensive income, net of income tax expense
  (benefit):
  Net gain on derivative instruments designated and
     qualifying as cash flow hedges:
       Statement No. 133 transition adjustment, net of
          income tax expense of $15,240.....................    28,304         --        --
       Net loss arising during the period, net of income tax
          benefit of $19,363................................   (35,960)        --        --
       Net loss reclassified into income, net of income tax
          benefit of $13,883 (including $679 related to the
          Statement No. 133 transition adjustment, net of
          tax of $441)......................................    25,782         --        --
                                                              --------   --------   -------
  Net gains on cash flow hedges.............................    18,126         --        --
                                                              --------   --------   -------
Comprehensive income........................................  $581,679   $339,120   $14,287
                                                              ========   ========   =======

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     Valero Energy Corporation (Valero) is an independent refining and marketing company. Prior to the acquisition of Ultramar Diamond Shamrock Corporation (UDS) on December 31, 2001, discussed further below, Valero owned and operated six refineries in Texas, California, Louisiana and New Jersey with a combined throughput capacity of over one million barrels per day. Valero produces premium, environmentally clean products such as reformulated gasoline, gasoline meeting specifications of the California Air Resources Board (CARB), low-sulfur diesel and oxygenates. Valero also produces distillates, jet fuel and petrochemicals. Valero markets its products through an extensive wholesale bulk and rack marketing network, and through branded retail and other distributor retail locations.

     During 2001, Valero completed the following acquisitions:

      -- June 1--Huntway Refining Company, which owned and operated two California asphalt refineries (Huntway Acquisition);

      -- June 1--El Paso Corporation's Corpus Christi, Texas refinery and related product logistics business (El Paso Acquisition);

      -- December 31--UDS, an independent refining and marketing company, which owned and operated seven refineries and marketed its products through approximately 4,500 company-operated and dealer-operated convenience stores (UDS Acquisition).

These acquisitions, as described in Note 2, were accounted for using the purchase method.

     These consolidated financial statements include the accounts of Valero and subsidiaries in which Valero has a controlling interest. Investments in 50% or less owned entities are accounted for using the equity method of accounting. Intercompany balances and transactions have been eliminated in consolidation.

     As used in this report, the term Valero may refer to Valero Energy Corporation, one or more of its consolidated subsidiaries, or all of them taken as a whole.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  CASH AND TEMPORARY CASH INVESTMENTS

     Valero's temporary cash investments are highly liquid, low-risk debt instruments which have a maturity of three months or less when acquired. Cash and temporary cash investments exclude cash that is not available to Valero due to restrictions related to its use. Such amounts are segregated in the Consolidated Balance Sheets in "Restricted cash."

  INVENTORIES

     Inventories are carried at the lower of cost or market. The cost of refinery feedstocks purchased for processing and produced products are determined under the last-in, first-out (LIFO) method. Valero uses the dollar-value LIFO method with any increments valued based on average purchase prices during the year. The cost of feedstocks and products purchased for resale and the cost of materials, supplies and convenience store merchandise are determined principally under the weighted-average cost method.

  PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment, including capitalized interest and certain costs allocable to construction and property purchases, are recorded at cost.

     The costs of minor property units (or components of property units), net of salvage value, retired or abandoned are charged or credited to accumulated depreciation under the composite method of depreciation. Gains or losses on sales or other dispositions of major units of property are recorded in income.

     Depreciation of property, plant and equipment, including amortization of assets acquired under capital leases, is recorded primarily on a straight-line basis over the estimated useful lives of the related facilities.

  GOODWILL AND INTANGIBLE ASSETS

     Goodwill represents the excess of cost (purchase price) over the fair value of the net assets of businesses acquired. In accordance with Statement No. 142 issued by the Financial Accounting Standards Board (FASB), "Goodwill and Other Intangible Assets," which will be effective for Valero's consolidated financial statements commencing January 1, 2002, goodwill resulting from business combinations completed after June 30, 2001 will not be amortized but instead will be tested at least annually for impairment.

     Intangible assets, which consist primarily of trade names, customer lists, air emission credits, retail branding rights, royalties and licenses, and franchise agreements, are recorded at cost and are amortized over their estimated useful lives.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  DEFERRED CHARGES AND OTHER ASSETS

  Refinery Turnaround Costs

     Refinery turnaround costs which are incurred in connection with planned major maintenance activities at Valero's refineries are deferred when incurred and amortized on a straight-line basis over that period of time estimated to lapse until the next turnaround occurs. The frequency of refinery turnarounds varies with each operating unit; the weighted average amortization period for the $134.6 million balance of deferred turnaround costs as of December 31, 2001 is 3.4 years. Refinery turnaround costs include, among other things, the cost to repair, restore, refurbish or replace refinery equipment such as vessels, tanks, reactors, piping, rotating equipment, instrumentation, electrical equipment, heat exchangers and fired heaters.

  Fixed-Bed Catalyst Costs

     Fixed-bed catalyst costs represent the cost of catalyst that is not continually regenerated, but is instead changed out at periodic intervals when the quality of the catalyst has deteriorated to such an extent that the effectiveness of that catalyst in performing its prescribed function has deteriorated. Fixed-bed catalyst costs are deferred when incurred and amortized on a straight-line basis over the estimated useful life of the specific catalyst, normally one to three years depending on the catalyst and the operating unit in which it is utilized.

  Equity Investments

     Valero accounts for its interest in investments in 50% or less owned entities using the equity method of accounting. Valero's equity investments include:

      -- a 20% interest in the Javelina off-gas processing plant in Corpus Christi, Texas,

      --   a 50% interest in the Clear Lake, Texas methanol plant, and

      -- a 50% interest in the Skelly-Belvieu natural gas liquids pipeline, an equity interest that was acquired as part of the UDS Acquisition.

  Other Noncurrent Assets

     Other noncurrent assets include prefunded benefit costs, debt issuance costs and various other costs.

  TAXES OTHER THAN INCOME TAXES

     Taxes other than income taxes includes liabilities for ad valorem taxes, excise taxes and payroll taxes.

  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  FOREIGN CURRENCY TRANSACTIONS

     The functional currency of Valero's Canadian operations is the Canadian dollar. The translation into U.S. dollars is performed for balance sheet accounts using exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the weighted-average exchange rate during the year. Adjustments resulting from this translation will be reported in other comprehensive income.

  REVENUE RECOGNITION

     Revenues are recorded when title to products sold has been transferred or when services have been provided.

  PRODUCT SHIPPING AND HANDLING COSTS

     Costs incurred for shipping and handling of products are included in "Cost of sales and operating expenses" in the Consolidated Statements of Income.

  IMPAIRMENT

     Long-lived assets, including goodwill and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related assets. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the carrying value exceeds discounted estimated net cash flows. Effective January 1, 2002, Valero adopted Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," as described below in New Accounting Pronouncements.

  ENVIRONMENTAL MATTERS

     Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals are generally based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as Valero's own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties.

  PRICE RISK MANAGEMENT ACTIVITIES

     Effective January 1, 2001, Valero adopted Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recorded in the balance sheet as either assets or liabilities measured at their fair value. The Statement also requires that changes in a derivative's fair value be recognized currently in income unless specific hedge accounting criteria are met. Statement No. 133 allows special hedge accounting for

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES derivative instruments designated and qualifying as a fair value hedge or a cash flow hedge. Statement No. 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedge, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, be recognized currently in income in the same period. Statement No. 133 also provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedge be reported outside income as a component of other comprehensive income and be reclassified into income in the same period or periods during which the hedged forecasted transaction affects income. The remaining ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in income. Statement No. 133 requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     Statement No. 133 is not to be applied retroactively to financial statements of prior periods. The adoption of this Statement has not resulted in any significant changes in Valero's business practices, including its hedging and trading activities as described below; however, various systems modifications have been required.

     When Valero enters into a derivative instrument, the derivative is designated as a fair value hedge, a cash flow hedge, an economic hedge or a trading instrument. For those derivatives designated as fair value or cash flow hedges, Valero formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge.

     Valero accounts for its hedging relationships designated and qualifying as fair value hedges or cash flow hedges in accordance with the requirements of Statement No. 133. For Valero's economic hedging relationships (hedges not designated as fair value or cash flow hedges) and for derivative commodity instruments entered into by Valero for trading purposes, the derivative instrument is recorded at fair value and the gain or loss on the derivative instrument is recognized currently in income.

     Valero discontinues hedge accounting prospectively if (i) it is determined that the derivative is no longer highly effective in offsetting changes in fair value or cash flows attributable to the hedged risk, (ii) the derivative expires or is sold, terminated, or exercised, or (iii) the derivative is no longer designated as a hedging instrument. In any of these circumstances, Valero may designate prospectively a new hedging relationship with a new hedging instrument or, in the case of (i) or (iii), a different hedged item or hedged transaction.

     When a cash flow hedge is discontinued, Valero continues to report the related net derivative gain or loss in accumulated other comprehensive income until the hedged forecasted transaction affects income, at which time the net derivative gain or loss is reclassified into income. However, if it is probable that the forecasted transaction will not occur either by the end of the originally specified time period or within two months thereafter, Valero reclassifies the related derivative gain or loss from accumulated other comprehensive income into income immediately.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of Valero's financial instruments approximate fair value, except for certain long-term debt. See Note 10.

  LEGAL FEES

     Legal fees are expensed as incurred.

  STOCK-BASED COMPENSATION

     Valero accounts for its employee stock compensation plans using the intrinsic value method of accounting set forth in Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Valero's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

  EARNINGS PER SHARE

     Earnings per share of common stock is computed by dividing net income by the weighted-average number of common shares outstanding for the year. Earnings per share of common stock--assuming dilution reflects the potential dilution of Valero's outstanding stock options and performance awards granted to employees in connection with Valero's stock compensation plans.

  FRANCHISE AGREEMENTS

     In connection with the Benicia Acquisition described in Note 2, as a result of ExxonMobil's requirement to withdraw the "Exxon" brand name from the San Francisco Bay area and terminate the franchise right of dealers in this market area to market Exxon-branded products, Valero introduced its own brand of retail petroleum products in the San Francisco Bay area and entered into franchise agreements with these dealers providing them the right to market products under the new Valero brand. The activities under these franchise agreements consist of petroleum product sales to these dealers through supply agreements that require them to purchase petroleum products exclusively from Valero. Revenue from these petroleum product sales is recorded when title transfers in accordance with Valero's revenue recognition policy described above. Under the dealer supply agreements, no initial franchise fees or continuing franchise fees are charged and petroleum product sales are made at market prices. Recurring general, selling and administrative costs related to these activities that are incurred irrespective of the level of sales are expensed as incurred, while direct, incremental costs incurred that are dependent on the level of sales are deferred and recognized when the related revenue is recognized.

  COMPREHENSIVE INCOME

     Comprehensive income consists of net income and other gains and losses affecting stockholders' equity that, under United States generally accepted accounting principles, are excluded from net income, such as

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES foreign currency translation adjustments, minimum pension liability adjustments, unrealized gains and losses on certain investments in debt and equity securities, and gains and losses related to certain derivative instruments.

  BUSINESS COMBINATIONS

     Effective July 1, 2001, Valero adopted Statement No. 141, "Business Combinations." All business combinations in the scope of Statement No. 141 are to be accounted for using the purchase method. The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001 and apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. As described in Note 2, the UDS Acquisition was accounted for using the purchase method.

  RECLASSIFICATIONS

     Certain previously reported amounts have been reclassified to conform to the 2001 presentation.

  NEW ACCOUNTING PRONOUNCEMENTS

  FASB Statement No. 144

     In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144, which supersedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," establishes accounting standards for the impairment and disposal of long-lived assets and criteria for determining when a long-lived asset is held for sale. Statement No. 144 removes the requirement to allocate goodwill to long-lived assets to be tested for impairment, requires that the depreciable life of a long-lived asset to be abandoned be revised in accordance with APB Opinion No. 20, "Accounting Changes," provides that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. Statement No. 144 will be effective for financial statements beginning January 1, 2002, with earlier application encouraged. Valero does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

  FASB Statement No. 143

     In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." Statement No. 143 requires entities to record the fair value of a liability for an asset retirement obligation when an existing law or contract requires that the obligation be settled. The statement requires that the amount recorded as a liability be capitalized by increasing the carrying amount of the related long-lived asset. Subsequent to initial measurement, the liability is accreted to the ultimate amount anticipated to be paid, and is also adjusted for revisions to the timing or amount of estimated cash flows. The capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES obligation for its recorded amount or incurs a gain or loss upon settlement. Statement No. 143 will be effective for financial statements beginning January 1, 2003, with earlier application encouraged. Valero is currently evaluating the impact on its consolidated financial statements of adopting this statement.

  FASB Statement No. 142

     In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." This statement, which supersedes APB Opinion No. 17, "Intangible Assets," provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized but instead will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but such lives will not be limited to 40 years. Statement No. 142 provides specific guidance for testing goodwill and other nonamortized intangible assets for impairment. Additionally, the statement requires certain disclosures about goodwill and other intangible assets subsequent to their acquisition, including changes in the carrying amount of goodwill from period to period, the carrying amount of intangible assets by major intangible asset class for those assets subject to amortization and for those not subject to amortization, and the estimated intangible asset amortization expense for the next five years. The provisions of this statement must be applied in Valero's consolidated financial statements beginning January 1, 2002, except that any goodwill and other intangible assets acquired after June 30, 2001 will be subject immediately to the amortization provisions of this statement. Valero did not have goodwill prior to July 1, 2001 but did have finite-lived intangible assets that will continue to be amortized and are subject to this statement beginning January 1, 2002. Goodwill and other intangible assets acquired in connection with the UDS Acquisition will be accounted for in accordance with the provisions of this statement.

2.  ACQUISITIONS

  ULTRAMAR DIAMOND SHAMROCK CORPORATION

     On December 31, 2001, Valero completed its acquisition of UDS. Under the terms of the merger agreement, each outstanding share of UDS common stock, with limited exceptions, was converted into the right to receive cash, Valero common stock, or a combination of cash and Valero common stock at the shareholder's election but subject to proration. Based on the exchange election results, shareholders electing Valero common stock received, for each share of UDS common stock, approximately 0.9265 shares of Valero common stock and $16.32 in cash. Shareholders electing cash and non-electing shareholders received $49.47 in cash for each UDS share. The average closing price of Valero common stock for the 10-day measurement period specified in the merger agreement was $35.78. As a result, Valero issued 45,887,826 shares of Valero common stock and paid $2.1 billion of cash to UDS shareholders.

     UDS was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. UDS owned and operated seven refineries in Texas (2), California (2), Oklahoma, Colorado, and Quebec, Canada, with a

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES combined throughput capacity of approximately 850,000 barrels per day. UDS marketed refined products and a broad range of convenience store merchandise through a network of approximately 4,500 convenience stores under the Diamond Shamrock(R), Ultramar(R), Beacon(R) and Total(R) brand names. UDS's operations, primarily in Canada, also included the marketing of refined products through 86 cardlocks, which are card- or key-activated, self-service, unattended stations that allow commercial, trucking and governmental fleets to buy gasoline and diesel fuel 24 hours a day, and a retail home heating oil business that sells heating oil to approximately 250,000 households. As a condition for the regulatory approval of the acquisition, the Federal Trade Commission's (FTC) consent degree requires Valero to divest the 168,000 barrel-per-day Golden Eagle Refinery located in the San Francisco Bay Area, the related wholesale marketing business, and 70 associated Beacon- and Ultramar-branded convenience stores located throughout Northern California. See Note 3.

  Reasons for UDS Acquisition

     Valero's management believes that the UDS Acquisition provides a favorable balance between refining and retail assets and provides to Valero the scale and financial flexibility to pursue opportunities for continued profitable growth. Valero's management believes the acquisition will result in Valero becoming a stronger competitor in the domestic refining and marketing business, and expects that Valero's financial performance will benefit from potential synergies, subject to its ability to integrate the two companies successfully. However, the financial results of the combined company will still remain influenced by refining and retail margins which are volatile.

  Financing of UDS Acquisition

     Valero financed the $2.1 billion cash portion of the UDS Acquisition with proceeds from a $1.5 billion bridge loan facility and borrowings under two new $750 million revolving bank credit facilities. Valero finalized both the bridge loan facility and the two revolving bank credit facilities prior to completing the acquisition, with borrowings under these facilities made on January 7, 2002. As of December 31, 2001, the cash consideration was recorded as a "Payable to UDS shareholders" in the Consolidated Balance Sheet.

     The bridge loan facility has a one-year maturity at variable interest rates. Valero expects to repay the bridge loan facility with a combination of proceeds from the disposition of certain assets, as described in Notes 3 and 27, proceeds from capital market issuances of debt securities and cash flows from operations. The two revolving bank credit facilities provide for commitments of $750 million for a five-year term and $750 million for a 364-day term and, subject to the commitment amounts and terms, provide for borrowings thereunder to be made at various amounts, maturities and interest rates, at the option of Valero. See Note 10 for additional details.

     On December 31, 2001, prior to the closing of the UDS Acquisition, UDS ceased borrowing under its commercial paper program that had previously been used to fund certain of its ongoing operations. As a result, Valero borrowed $703 million under its revolving bank credit facilities and uncommitted short-term bank lines

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES and loaned that amount to UDS for its use in repaying all amounts outstanding under the commercial paper program. Since the transaction occurred prior to the closing of the UDS Acquisition, the funds borrowed are included in financing activities and the loan to UDS is reflected as "Advance to UDS in connection with UDS Acquisition" in the Consolidated Statement of Cash Flows.

  HUNTWAY REFINING COMPANY

     Effective June 1, 2001, Valero completed the acquisition of Huntway Refining Company, a leading supplier of asphalt in California. Huntway owned and operated two California refineries at Benicia and Wilmington, which primarily process California crude oil to produce liquid asphalt for use in road construction and repair, primarily in California and Nevada, as well as smaller amounts of gas oil, naphtha, kerosene, distillate and bunker fuels. The purchase price, net of Huntway's cash balance on the date of acquisition, was approximately $76 million and included payment to Huntway's common stockholders of $1.90 per share, as well as amounts required to retire Huntway's outstanding debt and satisfy payment obligations under outstanding stock options.

  EL PASO REFINERY AND RELATED PRODUCT LOGISTICS BUSINESS

     Effective June 1, 2001, Valero completed the acquisition of El Paso Corporation's Corpus Christi, Texas refinery and related product logistics business through lease agreements entered into with certain wholly owned subsidiaries of El Paso. The lease agreements, which are accounted for as capital leases, are for a term of 20 years and require Valero to make annual lease payments of $18.5 million for each of the first two years and increased amounts thereafter. Valero has an option to purchase the facilities for approximately $294 million at the end of the second year of the lease, and for increasing amounts in each succeeding year through the end of the lease term.

     The El Paso Corpus Christi refinery, which is located near Valero's existing Corpus Christi refinery, is a highly complex refinery capable of processing approximately 110,000 barrels per day of heavy, high-sulfur crude oil. Approximately 70% of the refinery's production is light products, including conventional gasoline, diesel fuel, jet fuel, petrochemicals, propane, butane and light naphthas. In addition, the refinery produces multiple grades of asphalt and petroleum coke. The product logistics facilities consist of three intrastate common carrier refined product pipelines and related terminal facilities that enable refined products to be shipped from Corpus Christi to markets in Houston, San Antonio, Victoria, and the Rio Grande Valley.

     As part of the acquisition, Valero also purchased inventories for approximately $109 million and assumed certain environmental liabilities, which are included in "Other long-term liabilities" in the Consolidated Balance Sheet. The inventories were purchased with available cash and the property, plant and equipment, net of assumed liabilities, were acquired through capital lease obligations of approximately $286 million. As of December 31, 2001, the capital lease assets were $318.7 million, net of accumulated amortization of $6.0 million.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  PURCHASE PRICE ALLOCATIONS FOR ACQUISITIONS IN 2001

     The UDS, Huntway and El Paso Acquisitions were accounted for using the purchase method. The purchase price for each acquisition was allocated based on the estimated fair values of the individual assets and liabilities at the date of acquisition pending the completion of independent appraisals and other evaluations. The excess of purchase price over the fair values of the net assets acquired is recorded as goodwill. The operating results of the Huntway and El Paso Acquisitions were included in the Consolidated Statement of Income beginning June 1, 2001. The operating results of UDS will be included in the Consolidated Statement of Income beginning January 1, 2002.

     As of December 31, 2001, the preliminary purchase price allocations, including transaction costs incurred for the acquisitions, were as follows (in thousands):

                                                        UDS       HUNTWAY     EL PASO
                                                    -----------   --------   ---------
Current assets, excluding assets held for sale....  $ 1,553,417   $34,102    $ 108,779
Assets held for sale..............................    1,303,637        --           --
Property, plant and equipment.....................    3,873,605    57,776      324,665
Goodwill..........................................    2,210,473        --           --
Intangible assets.................................      257,059        --           --
Deferred charges and other assets.................      100,010       263           --
Current liabilities, less current portion of
  long-term debt and advance from Valero..........   (1,360,902)  (12,021)      (1,234)
Advance from Valero...............................     (703,057)       --           --
Long-term debt assumed, including current
  portion.........................................   (1,256,817)       --           --
Capital lease obligations.........................           --        --     (285,500)
Deferred income tax liabilities...................     (805,610)   (1,088)          --
Other long-term liabilities.......................     (578,536)   (1,090)     (37,931)
Minority interest in consolidated partnership.....     (115,608)       --           --
Company-obligated preferred stock of subsidiary
  trust...........................................     (200,000)       --           --
                                                    -----------   --------   ---------
          Total purchase price....................    4,277,671    77,942      108,779
Less unrestricted cash acquired...................     (262,154)   (2,160)          --
                                                    -----------   --------   ---------
          Purchase price, excluding unrestricted
            cash acquired.........................  $ 4,015,517   $75,782    $ 108,779
                                                    ===========   ========   =========

  BENICIA ACQUISITION

     During the second quarter of 2000, Valero completed the acquisition of certain assets from ExxonMobil in the State of California. The assets and related operations acquired by Valero are referred to as the Benicia Acquisition and included:

      -- the 165,000 barrel-per-day Benicia refinery located in the San Francisco Bay area and all tangible assets used in the operations of the refinery (Benicia Refinery);

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

      -- 80 Exxon-branded California retail service stations (Service Stations); and

      -- branded supplier relationships with over 260 Exxon-branded service stations (Distribution Assets).

     The purchase price for the Benicia Acquisition was $895 million, plus approximately $150 million for refinery inventories acquired in the transaction (based on market prices at the time of closing) and certain costs incurred in connection with the acquisition. The Benicia Acquisition was funded through a $400 million senior notes offering, a $172.5 million offering of premium equity participating security units (PEPS Units), a common stock offering totaling approximately $174.2 million and borrowings under Valero's existing bank credit facilities. See Notes 10, 13 and 14 for details regarding the senior notes, PEPS Units, and common stock offerings, respectively. In addition, Valero entered into a $155 million structured lease arrangement for the Service Stations and the Benicia Refinery's dock facility. See Note 23.

     The Service Stations included 10 company-operated service stations and approximately 70 dealer-operated service stations subleased from Valero, all of which are located in the San Francisco Bay area and have been rebranded to the Valero brand. In July 2000, the dealers were offered an option to purchase at fair value the service stations that they were leasing and enter into a new fuels purchase agreement with Valero for a term of 15 years. In connection with this option, these dealers purchased 49 service stations during 2001; there were no service stations purchased during 2000. As a result, the value attributable to the Service Stations was reduced by $72 million.

     In connection with the Benicia Acquisition, Valero assumed all liabilities, including environmental liabilities, of ExxonMobil related to the acquired California assets with certain exceptions, including those exceptions enumerated below. ExxonMobil retained liability for, and agreed to indemnify Valero for:

      -- penalties assessed for violations relating to the Benicia Refinery which were pending at the closing of the Benicia Acquisition,

      --   lawsuits pending at closing,

      -- personal injury or exposure, including asbestos exposure, suffered by ExxonMobil employees, contractors or subcontractors prior to closing,

      -- all costs associated with compliance with a variance issued in connection with control of nitrogen oxides,

      -- claims in connection with offsite transportation and disposal of wastes prior to closing asserted within three years of closing or asserted with respect to abandoned disposal sites,

      -- the capital costs incurred within five years of closing for specified corrective action of groundwater and soil contamination,

      -- all covered contamination at the Service Stations caused by ExxonMobil or its lessees that is reflected in baseline reports prepared prior to closing (provided that the indemnity for covered contamination is for five years),

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

      -- the repair or replacement of any underground storage tanks at the Service Stations found to be leaking prior to closing, and

      -- fines and penalties imposed within five years of closing arising out of a request for information from the EPA relating to certain provisions of the Clean Air Act that are attributable to actions taken prior to closing or untimely or unresponsive responses to the request.

     The Benicia Acquisition was accounted for using the purchase method. The Consolidated Statements of Income include the results of operations related to the Benicia Refinery and the Distribution Assets beginning May 16, 2000 and the results of operations related to the Service Stations beginning June 16, 2000. During the year following the Benicia Acquisition, independent appraisals and other evaluations were completed and the final purchase price allocation was as follows (in thousands):

Current assets..............................................  $186,471
Property, plant and equipment...............................   688,605
Intangible assets...........................................    35,000
Deferred charges and other assets...........................     3,705
Current liabilities.........................................    (7,876)
Other long-term liabilities.................................   (16,175)
                                                              --------
  Final purchase price......................................  $889,730
                                                              ========

  PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information assumes that the UDS, Huntway and El Paso Acquisitions occurred at the beginning of 2001 and 2000, and that the Benicia Acquisition and the senior notes, PEPS Units and common stock offerings occurred at the beginning of 2000 and 1999. The effect of the UDS Acquisition included in this pro forma financial information assumes the Golden Eagle Business, as described and defined in Note 3, was sold as of the beginning of 2001 and 2000, approximately $625 million of proceeds were used to pay down debt and approximately $500 million of proceeds were used to repurchase
11.1 million shares of common stock at $44.99 per share. This pro forma information is not necessarily indicative of the results of future operations (dollars in thousands, except per share amounts).

                                                        YEAR ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    2001          2000          1999
                                                 -----------   -----------   ----------
Operating revenues.............................  $27,186,064   $29,816,574   $9,312,743
Operating income...............................    1,868,707     1,408,768      221,519
Net income.....................................      961,483       668,656       70,963
Earnings per share of common stock.............        10.07          6.94         1.14
Earnings per share of common stock--assuming
  dilution.....................................         9.61          6.78         1.13

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  CONTINGENT EARN-OUT AGREEMENTS

     In connection with Valero's acquisition of the Paulsboro Refinery in September 1998, Mobil (now ExxonMobil) is entitled to receive payments in any of the five years following the acquisition if certain average refining margins during any of these years exceed a specified level. Any payments due under this earn-out arrangement, which are determined in September of each year beginning in 1999, are limited to $20 million in any year and $50 million in the aggregate. No earn-out payments were due for the years ended September 16, 1999 and 2000, and an earn-out amount of $20 million was paid for the year ended September 16, 2001.

     Also, in connection with Valero's acquisition of Basis Petroleum, Inc. from Salomon Inc in May 1997, Salomon is entitled to receive payments in any of the ten years following the acquisition if certain average refining margins during the ten-year period exceed a specified level. Any payments due under this earn-out arrangement, which are determined as of May 1 of each year, are limited to $35 million in any year and $200 million in the aggregate. No earn-out amounts were due for the years ended May 1, 1999 and 2000, and the earn-out amount for the year ended May 1, 2001 was $35 million. Aggregate earn-out payments through December 31, 2001 totaled $45.3 million.

     Valero accounts for any payments under these arrangements as an additional cost of the respective acquisition, which has been attributed to property, plant and equipment and is being depreciated over the remaining lives of the assets to which the additional cost is allocated.

3.  ASSETS HELD FOR SALE

     Assets held for sale include the amounts expected to be realized from the dispositions of:

      -- the Golden Eagle Business, based on the sale to Tesoro Refining and Marketing Company (Tesoro) discussed in Note 27 and expected cash flows from operations of the Golden Eagle Business from January 1, 2002 through the anticipated date of sale. Results of operations for the Golden Eagle Business beginning January 1, 2002 will be excluded from Valero's results of operations.

      --   the operating assets of Diamond-Koch, L.P., also discussed in Note
           27. Income (loss) from Valero's equity investment in Diamond-Koch beginning January 1, 2002 will be excluded from Valero's results of operations.

     Assets held for sale is comprised of the following (dollars in thousands):

Golden Eagle Business.......................................  $1,021,887
Diamond-Koch................................................     281,750
                                                              ----------
  Assets held for sale......................................  $1,303,637
                                                              ==========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  GOLDEN EAGLE BUSINESS

     In conjunction with the UDS Acquisition, the FTC approved a consent decree requiring divestiture of certain UDS assets. Similar decrees were finalized with the state of Oregon and California. Pursuant to the consent decrees, the assets to be divested were required to be held separate from other Valero operations, with the future operations of those assets overseen by an independent trustee approved by the FTC. These assets and their related operations are referred to as the Golden Eagle Business and include:

      -- the 168,000 barrel-per-day Golden Eagle Refinery located in the San Francisco Bay area and all tangible assets used in the operation of the refinery including docks, tanks and pipelines;

      -- the wholesale marketing business generally associated with the Golden Eagle Refinery production, which includes primarily sales to unbranded customers located in the northern half of California and Reno, Nevada; and

      -- 70 Beacon- and Ultramar-branded convenience stores located in Northern California, including land, buildings, pump equipment, underground storage tanks and various store equipment.

  DIAMOND-KOCH

     In the latter part of 2001, Koch Industries, Inc. and UDS, both 50% partners in the Diamond-Koch, L.P. joint venture, decided to sell the four operating assets of Diamond-Koch and began soliciting bids from interested parties. The four operating assets include the following:

      -- propane/propylene splitter facility and related distribution pipeline and terminal;

      --   hydrocarbon storage facilities;

      --   natural gas liquids fractionator facility; and

      --   natural gas liquids gathering and pipeline system.

See Note 27 for a discussion of the sale of certain of these Diamond-Koch assets in 2002.

4.  RESTRICTED CASH

     Restricted cash includes cash held in trust related to change-in-control payments to be made to UDS officers and key employees in connection with the UDS Acquisition, and cash restricted for use for environmental remediation costs related to the Alma Refinery that was shut down by UDS in 1999.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

5.  RECEIVABLES

     Receivables consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Accounts receivable.........................................  $720,812   $579,600
Notes receivable............................................    66,862         --
Other.......................................................     9,270     11,904
                                                              --------   --------
                                                               796,944    591,504
Allowance for doubtful accounts.............................   (11,339)    (5,612)
                                                              --------   --------
  Receivables, net..........................................  $785,605   $585,892
                                                              ========   ========

     The changes in allowance for doubtful accounts consisted of the following (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             2001      2000     1999
                                                            -------   ------   ------
Balance at beginning of year..............................  $ 5,612   $3,038   $1,150
  Provision charged to expense............................    2,040    2,920    2,000
  Huntway Acquisition.....................................      615       --       --
  UDS Acquisition.........................................    3,399       --       --
  Accounts written off, net of recoveries.................     (327)    (346)    (112)
                                                            -------   ------   ------
Balance at end of year....................................  $11,339   $5,612   $3,038
                                                            =======   ======   ======

     In September 1999, Valero entered into a revolving accounts receivable sales facility with a third party financial institution (Transferee) to sell, on a revolving basis, up to $100 million of an undivided percentage ownership interest in a designated pool of trade accounts receivable. At the inception of the facility in 1999, proceeds of $100 million were received under this program which were used to reduce indebtedness under Valero's bank credit facilities. Under the facility, which matures in September of 2002, Valero retains the residual interest in the designated pool of receivables. This retained interest, which is included in "Receivables, net" in the Consolidated Balance Sheets, is recorded at fair value. Due to (i) a short average collection cycle for such receivables of less than one month, (ii) Valero's collection experience history, and (iii) the composition of the designated pool of trade accounts receivable that are part of this program, the fair value of Valero's retained interest approximates the total amount of the designated pool of accounts receivable reduced by the amount of accounts receivable sold to the Transferee under the program.

     Under this revolving accounts receivable sales facility, the Transferee has no recourse to any other assets of Valero. Valero remains responsible for servicing the transferred accounts receivable and pays certain fees to

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES the Transferee related to its sale of accounts receivable under this program. The costs incurred by Valero related to this program, which are included in "Other income (expense), net" in the Consolidated Statements of Income, were $2.3 million, $6.8 million and $1.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. Proceeds from collections under this revolving accounts receivable sales facility of $1.8 billion and $2.9 billion were reinvested in the program by the Transferee for the years ended December 31, 2001 and 2000, respectively. However, the Transferee's interest in Valero's accounts receivable was never in excess of $100 million at any time under this program. No accounts receivable included in this program were written off during 2001, 2000 or 1999.

     As of December 31, 2001 and 2000, $178 million and $238 million, respectively, of Valero's accounts receivable comprised the designated pool of trade accounts receivable included in this program. Of these amounts, $100 million had been sold to the Transferee and the remaining amount was retained by Valero.

     In connection with the UDS Acquisition, Valero assumed a $360 million revolving accounts receivable sales facility, whereby Valero can sell, on an ongoing basis, eligible credit card and trade accounts receivable through a wholly owned subsidiary to a third party financial institution. Valero's retained interest in accounts receivable sold to the third party financial institution is included in "Receivables, net" in the Consolidated Balance Sheet as of December 31, 2001 and is recorded at fair value. Due to (i) a short average collection cycle for such accounts receivable of less than three months,
(ii) collection experience history, and (iii) the composition of the designated pool of credit card and trade accounts receivable that are part of this program, the fair value of Valero's retained interest in these accounts receivable approximates the eligible accounts receivable sold to the wholly owned subsidiary less the amount of accounts receivable sold to the third party financial institution. As of December 31, 2001, the amount of eligible accounts receivable sold to the financial institution under this program was $273 million, against which a reserve for bad debts of $12.0 million was recorded in "Accrued expenses" in the Consolidated Balance Sheets. This facility matures in December 2002.

6.  INVENTORIES

     Inventories consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 2001        2000
                                                              ----------   --------
Refinery feedstocks.........................................  $  513,370   $142,522
Refined products and blendstocks............................     727,836    332,441
Convenience store merchandise...............................      87,873        212
Materials and supplies......................................     124,027     64,707
                                                              ----------   --------
  Inventories...............................................  $1,453,106   $539,882
                                                              ==========   ========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     Refinery feedstock and refined product and blendstock inventory volumes totaled 57.0 million barrels and 21.7 million barrels as of December 31, 2001 and 2000, respectively. The increase was primarily attributable to inventories acquired in connection with the UDS Acquisition.

     In determining the carrying value of Valero's inventories as of December 31, 2001, Valero recognized a net reduction in "Cost of sales and operating expenses" of $8.8 million resulting from the effect of the valuation of inventories acquired in the UDS Acquisition. This reduction in "Cost of sales and operating expenses" was attributable to:

      -- a $101.4 million reduction in cost of sales due to the valuation of the 2001 LIFO inventory increment, resulting primarily from the December 31, 2001 UDS Acquisition, under Valero's pricing methodology of average purchase prices during the year (which were significantly in excess of the December 31, 2001 prices at which the UDS inventories were acquired), and

      -- a $92.6 million increase in cost of sales resulting from the write-down of LIFO inventories to market value as of December 31, 2001.

As a result of the inventory write-down, the replacement cost of LIFO inventories approximates its carrying value as of December 31, 2001.

7.  PROPERTY, PLANT AND EQUIPMENT

     Major classes of property, plant and equipment, which includes capital lease assets, consisted of the following (in thousands):

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Land........................................................  $  453,516   $   39,460
Crude oil processing facilities.............................   5,469,942    2,926,263
Butane processing facilities................................     243,686      243,686
Pipeline and terminal facilities............................     605,065        1,500
Retail facilities...........................................     573,942        5,312
Other.......................................................     325,226      106,451
Construction in progress....................................     526,464      158,445
                                                              ----------   ----------
  Property, plant and equipment.............................  $8,197,841   $3,481,117
                                                              ==========   ==========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     A summary of the principal rates used in computing the annual provision for depreciation and amortization, primarily utilizing the composite method and including estimated salvage values, is as follows:

                                                                           WEIGHTED
                                                                RANGE      AVERAGE
                                                              ----------   --------
Crude oil processing facilities.............................   3.2%-5.1%     3.5%
Butane processing facilities................................        3.3%     3.3%
Pipeline and terminal facilities............................   2.7%-3.6%     2.7%
Retail facilities...........................................  6.0%-30.0%     8.8%
Other.......................................................  2.3%-50.0%    17.7%

8.  INTANGIBLE ASSETS AND GOODWILL

     Intangible assets consisted of the following (in thousands):

                                                      WEIGHTED
                                                      AVERAGE
                                                     REMAINING        DECEMBER 31,
                                                    AMORTIZATION   ------------------
                                                      (YEARS)        2001      2000
                                                    ------------   --------   -------
Intangible assets subject to amortization:
  Customer lists..................................      15.0       $ 90,000   $    --
  Air emission credits............................      11.0         50,000        --
  Retail branding rights..........................       8.3         35,000    35,000
  Pension benefits................................      13.0         32,784        --
  Royalties and licenses..........................      16.4         32,310    31,740
  Franchise agreements............................      14.4         23,672        --
  Trade names--U.S. retail operations.............       7.0         17,820        --
  Non-compete agreements..........................       3.8            394        --
  Franchise licenses..............................       8.0            355        --
                                                                   --------   -------
     Intangibles subject to amortization..........                  282,335    66,740
Intangible assets not subject to amortization:
     Trade name--Canadian retail operations.......                   97,920        --
                                                                   --------   -------
Total intangible assets...........................                  380,255    66,740
Accumulated amortization..........................                  (13,553)   (7,599)
                                                                   --------   -------
     Intangible assets, net.......................                 $366,702   $59,141
                                                                   ========   =======

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     In connection with the Benicia Acquisition, Valero received the exclusive rights to offer the Exxon brand throughout the state of California (except for the San Francisco Bay area) for a ten-year period. The value assigned to this right was $35 million and is being amortized over the ten-year term of the rights agreement.

     The trade names, customer lists, air emission credits, non-compete agreements, and franchise licenses, were acquired on December 31, 2001 in the UDS Acquisition; therefore, no amortization expense was incurred for these intangible assets in the Consolidated Statement of Income for the year ended December 31, 2001.

     Amortization expense on intangible assets held prior to the UDS Acquisition was as follows (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Retail branding rights......................................  $3,530   $2,056
Royalties and licenses......................................   1,523    1,482
Franchise agreements........................................     901       --

     As of December 31, 2001, goodwill consisted of $2.2 billion resulting from the UDS Acquisition, based on the preliminary purchase price allocation, none of which will be deductible for tax purposes. No goodwill was recorded as of December 31, 2000. Since the UDS Acquisition occurred on December 31, 2001 and the independent appraisals have not been completed, goodwill by reportable segments is not currently available.

9.  ACCRUED EXPENSES

     Accrued expenses consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Accrued employee benefit costs..............................  $147,607   $ 47,044
Change-in-control benefits..................................    60,793         --
Accrued interest expense....................................    42,364     11,204
Accrued environmental costs.................................    33,563      1,409
Accrued acquisition costs...................................    26,164         --
Derivative liabilities......................................    20,580         --
Other.......................................................    82,831     44,816
                                                              --------   --------
  Accrued expenses..........................................  $413,902   $104,473
                                                              ========   ========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

10.  DEBT

     Long-term debt balances, at stated values, consisted of the following (in thousands):

                                                                     DECEMBER 31,
                                                                -----------------------
                                                     MATURITY      2001         2000
                                                     --------   ----------   ----------
Industrial revenue bonds:
  Tax-exempt Revenue Refunding Bonds:
     Series 1997A, 5.45%...........................   2027      $   24,400   $   24,400
     Series 1997B, 5.40%...........................   2018          32,800       32,800
     Series 1997C, 5.40%...........................   2018          32,800       32,800
     Series 1997D, 5.13%...........................   2009           8,500        8,500
  Tax-exempt Waste Disposal Revenue Bonds:
     Series 1997, 5.6%.............................   2031          25,000       25,000
     Series 1998, 5.6%.............................   2032          25,000       25,000
     Series 1999, 5.7%.............................   2032          25,000       25,000
     Series 2001, 6.65%............................   2032          18,500           --
  Taxable Waste Disposal Revenue Bonds, Series
     1998, 6.75% at December 31, 2000..............    --               --       18,500
6 3/4% notes (callable or putable December 15,
  2002)............................................   2032         150,000      150,000
7 3/8% notes.......................................   2006         300,000      300,000
8 3/8% notes.......................................   2005         200,000      200,000
8 3/4% notes.......................................   2030         200,000      200,000
8.625% Guaranteed Notes............................   2002         275,000           --
Medium-term Notes:
  7.4% (average rate)..............................   2005          46,000           --
  8.0%.............................................   2005         150,000           --
  8.5% (average rate)..............................   2003          24,000           --
Debentures:
  7.25% (non-callable).............................   2010          25,000           --
  7.65% (putable July 1, 2006).....................   2026         100,000           --
  8.00% (callable April 1, 2003)...................   2023         100,000           --
  8.75% (non-callable).............................   2015          75,000           --
Senior Notes:
  6.75% (putable October 15, 2009; callable
     thereafter)...................................   2037         100,000           --
  7.20% (callable).................................   2017         200,000           --
  7.45% (callable).................................   2097         100,000           --
$750 million revolving bank credit and letter of
  credit facility..................................   2006         525,000           --
Other..............................................  Various        59,803           --
Net unamortized premium (including fair market
  value adjustments)...............................                  1,256          417
                                                                ----------   ----------
          Total debt...............................              2,823,059    1,042,417
Less current portion, including unamortized premium
  of $7,621........................................               (305,661)          --
                                                                ----------   ----------
          Long-term debt, less current portion.....             $2,517,398   $1,042,417
                                                                ==========   ==========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     Valero also has various uncommitted short-term bank credit facilities and uncommitted bank letter of credit facilities. As of December 31, 2001, $200.0 million was outstanding under the short-term bank credit facilities with a weighted-average interest rate of 3.5%. There was $92.2 million outstanding under the letter of credit facilities as of December 31, 2001. These credit facilities have no commitment or other fees, no compensating balance requirements and are unsecured and unrestricted as to use.

     As discussed in Note 2, the cash portion of the UDS Acquisition was financed with the proceeds from a $1.5 billion bridge loan facility and borrowings under two new $750 million revolving bank credit facilities. Because borrowings under these facilities were not made until January 7, 2002, as of December 31, 2001, the cash obligation was recorded as "Payable to UDS shareholders" on the Consolidated Balance Sheet. The bridge loan facility, which is a single-draw facility, has a one-year maturity. The two revolving bank credit facilities provide for commitments of $750 million for a five-year term and $750 million for a 364-day term, respectively, and replaced an $835 million revolving bank credit and letter of credit facility. Borrowings under these facilities bear interest at LIBOR plus a margin, a base rate or a money market rate. Valero will also be charged various fees and expenses in connection with these facilities, including facility fees and various letter of credit fees. The interest rates and fees under these facilities are subject to adjustment based upon the credit ratings assigned to Valero's long-term debt. These facilities include certain restrictive covenants including a coverage ratio and a debt-to-capitalization ratio. As of December 31, 2001, borrowings under these committed facilities were $525.0 million, while letters of credit outstanding were approximately $145 million.

     Proceeds from the sale of the Golden Eagle Business, estimated to be $1.125 billion, must be used to pay down any amounts then outstanding under the bridge facility. Thereafter, commitments under the bridge facility will be reduced by that same amount.

     On June 29, 2000, Valero issued to the public $200 million aggregate principal amount of 8 3/8% notes which are due on June 15, 2005, and $200 million aggregate principal amount of 8 3/4% notes which are due on June 15, 2030. These notes were issued under Valero's $1.3 billion universal shelf registration statement. The net proceeds received by Valero from this offering, which were used in connection with funding the Benicia Acquisition, were approximately $394 million, including an aggregate discount of approximately $1.8 million related to the two issuances. Interest payments on the notes are made semi-annually on June 15 and December 15 of each year. These notes are unsecured and unsubordinated, rank equally with all of Valero's other unsecured and unsubordinated debt, have no sinking fund requirements, and are redeemable at any time, in whole or in part, at Valero's option.

     In March 2001, the Gulf Coast Waste Disposal Authority issued and sold for the benefit of Valero $18.5 million of new tax-exempt Waste Disposal Revenue Bonds which have a fixed interest rate of 6.65% and mature on April 1, 2032. The proceeds from the sale of these tax-exempt fixed-rate bonds were used to redeem $18.5 million of Taxable Waste Disposal Revenue Bonds.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     In December 1997, Valero issued $150 million principal amount of 6 3/4% notes for net proceeds of approximately $156.0 million. These notes are unsecured and unsubordinated and rank equally with all of Valero's other unsecured and unsubordinated debt. The notes were issued to the Valero Pass-Through Asset Trust 1997-1 which funded the acquisition of the notes through a private placement of $150 million principal amount of 6 3/4% Pass-Through Asset Trust Securities, or PATS. The PATS represent a fractional undivided beneficial interest in the trust. In exchange for certain consideration paid to the trust, a third party has an option to purchase the notes under certain circumstances at par on December 15, 2002, at which time the term of the notes would be extended 30 years to December 15, 2032. If the third party does not exercise its purchase option, then under the terms of the notes, Valero would be required to repurchase the notes at par on December 15, 2002.

     In connection with the UDS Acquisition, Valero assumed the following debt obligations, which were recorded at fair value:

      --   8.625% Guaranteed Notes;

      --   Medium-term Notes;

      --   Debentures;

      --   Senior Notes

        -- The 2017 Notes and the 2097 Notes may be redeemed at any time at Valero's option, in whole or in part, at a redemption price equal to the greater of: (a) 100% of the principal amount, or (b) the sum of the present value of outstanding principal and interest thereon, discounted at the U.S. Treasury Yield plus 20 basis points, together with accrued interest, if any, to the date of redemption.

        -- The 2037 Notes may be redeemed, in whole or in part, by the holders on October 15, 2009, at a redemption price equal to 100% of the principal plus accrued interest. After October 15, 2009, the 2037 Notes are redeemable at Valero's option in the same manner as the 2017 Notes and 2097 Notes.

      --   Other debt obligations comprised of various notes payable.

Generally, the UDS debt obligations are unsecured with interest payable semi-annually.

     Valero also assumed from UDS the following committed revolving credit facilities:

      -- a Canadian facility under which a Canadian subsidiary, Canadian Ultramar Company, may borrow, issue bankers' acceptances and obtain letters of credit in an aggregate amount of Cdn. $200 million, and

      -- a U.S. facility under which Valero L.P. (see Note 12) may borrow up to $120 million.

Valero must pay annual fees on the total used and unused portions of these revolving credit facilities. The interest rates under these facilities float based upon the prime rate, LIBOR or other floating interest rates, at Valero's option. As of December 31, 2001, there were no amounts outstanding under the Canadian Facility, which expires in July 2002, and $16 million was outstanding under the Valero L.P. Facility which expires in 2006.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     Valero also assumed UDS's uncommitted money market lines of credit which provide additional uncommitted capacity of $35.0 million and Cdn. $195.0 million. As of December 31, 2001, there was Cdn. $6 million of letters of credit outstanding on the Canadian line of credit.

     As of December 31, 2001, Valero's debt-to-capitalization ratio (net of cash) was 54.5%, an increase from 39.9% as of December 31, 2000 due to the UDS Acquisition, partially offset by strong cash flows and net income in 2001. For purposes of this computation, the "Payable to UDS shareholders" in the Consolidated Balance Sheet as of December 31, 2001, the $200 million company-obligated preferred securities of subsidiary trust assumed in the UDS Acquisition, and 20% of the aggregate liquidation amount of trust preferred securities issued as part of the PEPS Units were included as debt.

     The aggregate stated maturities of long-term debt as of December 31, 2001 were as follows (in thousands):

2002........................................................  $  298,041
2003........................................................      28,801
2004........................................................         557
2005........................................................     396,601
2006........................................................     841,647
Thereafter..................................................   1,256,156
Unamortized premium.........................................       1,256
                                                              ----------
          Total.............................................  $2,823,059
                                                              ==========

     As of December 31, 2001, debt assumed in the UDS Acquisition of $1.3 billion is recorded at fair value since the acquisition was completed on December 31, 2001. Excluding debt assumed in the UDS Acquisition, the estimated fair value of Valero's tax-exempt bonds and fixed-rate notes as of December 31, 2001 and 2000, was approximately $1,091.3 million and $1,051.1 million, respectively, compared to a carrying amount of $1,041.2 million and $1,023.9 million, respectively. The fair values of these instruments were estimated based on borrowing rates available to Valero for long-term debt with similar terms and maturities. As of December 31, 2001, the carrying amount of Valero's revolving bank credit facility approximated fair value due to its variable interest rate.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

11.  OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Employee benefit plan liabilities...........................  $387,416   $ 65,616
Environmental liabilities...................................   125,887     17,574
Unfavorable lease obligations...............................   136,700         --
Captive insurance reserves..................................    47,148         --
Other.......................................................    65,658     36,916
                                                              --------   --------
          Other long-term liabilities.......................  $762,809   $120,106
                                                              ========   ========

12.  MINORITY INTEREST IN CONSOLIDATED PARTNERSHIP

     On April 16, 2001, Shamrock Logistics, L.P. (now Valero L.P.), a previously wholly owned subsidiary of UDS, issued 5,175,000 limited partnership units in an initial public offering at a price of $24.50 per unit. Proceeds from the offering totaled $111.9 million, net of offering expenses of $14.9 million, and were used to pay down debt of UDS. As a result of the UDS Acquisition, Valero now owns approximately 73% of Valero L.P.

     Valero L.P. is consolidated in Valero's Consolidated Balance Sheet. The minority interest in consolidated partnership in the Consolidated Balance Sheet represents the public unitholders' interest in Valero L.P.

13.  COMPANY-OBLIGATED PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     Company-obligated preferred securities of subsidiary trusts include:

      -- $172.5 million of Premium Equity Participating Security Units (PEPS Units) which are mandatorily redeemable, and

      -- $200 million of Trust Originated Preferred Securities (TOPrS) which are redeemable at Valero's option.

  PREMIUM EQUITY PARTICIPATING SECURITY UNITS

     On June 28, 2000, Valero issued $172.5 million of 7 3/4% PEPS Units in a public offering (6,900,000 units at $25.00 per unit). The PEPS Units were issued under Valero's $1.3 billion universal shelf registration. The net proceeds received by Valero from this offering, which were used in connection with funding the Benicia Acquisition, were approximately $167 million. Each PEPS Unit consists of a purchase contract for shares of Valero common stock and a trust preferred security.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     Each purchase contract obligates the holder to purchase from Valero on August 18, 2003, for a price of $25.00 per contract, the following number of shares of Valero common stock based on the average closing price of Valero's common stock over the 20-day trading period ending on the third trading day prior to August 18, 2003:

          (i) .71531 shares if the average closing price equals or exceeds
     $34.95;

          (ii) a number of shares having a value equal to $25.00 if the average closing price is less than $34.95 but greater than $29.125; and

          (iii) .85837 shares if the average closing price is less than or equal to $29.125.

The holder has the option to settle a purchase contract early for a price of $25.00 in exchange for .71531 shares of Valero common stock.

     Each trust preferred security represents an undivided interest in the assets of VEC Trust I, a wholly owned subsidiary trust of Valero, has a stated liquidation amount of $25.00 and matures on August 18, 2005. The trust preferred security is pledged as collateral to secure the PEPS Unit holder's obligation to purchase Valero common stock under the related purchase contract. VEC Trust I pays a cash distribution on each trust preferred security at the annual rate of 7.75% of the $25.00 stated liquidation amount prior to August 18, 2003, and from August 18, 2003 until August 18, 2005, at a reset rate that may be less than, equal to or greater than this amount. The cash distribution payments are made quarterly on February 18, May 18, August 18 and November 18 of each year, and began August 18, 2000.

     The assets of VEC Trust I consist solely of Valero senior deferrable notes maturing on August 18, 2005. VEC Trust I's sole source of funds for distributions on the trust preferred securities is the interest payments it receives from Valero on the senior deferrable notes. Valero has the right to defer interest on the senior deferrable notes until August 18, 2003, in which case distributions on the trust preferred securities would also be deferred. Any deferred distributions will accumulate and compound quarterly at the rate of 7.75% per year. Valero guarantees the payment of distributions on the trust preferred securities to the extent interest is paid on the senior deferrable notes. Distributions on the trust preferred securities, whether paid or accumulated, are reflected in "Distributions on preferred securities of subsidiary trust" in the Consolidated Statements of Income.

     Prior to the issuance of shares of Valero common stock upon settlement of the purchase contracts, the PEPS Units are reflected in Valero's earnings per share of common stock assuming dilution calculations using the treasury stock method. Consequently, the PEPS Units will have a dilutive effect on earnings per share for reporting periods during which the average market price per share of Valero common stock exceeds $34.95. For reporting periods during which the average market price per share of Valero common stock is $34.95 or less, the PEPS Units will have a dilutive effect on earnings per share only when that average market price per share is above the average closing price for the 20-day trading period ending on the third trading day prior to the end of the reporting period.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  TRUST ORIGINATED PREFERRED SECURITIES

     On June 25, 1997, UDS Capital I (the Trust) issued $200 million of 8.32% Trust Originated Preferred Securities (TOPrS) in an underwritten public offering (8,000,000 units at $25.00 per unit). The TOPrS are redeemable on or after June 30, 2002 at the option of the Trust, in whole or in part, at a redemption price of $25.00 per security. Distributions on the TOPrS are cumulative and payable quarterly in arrears, on March 31, June 30, September 30 and December 31, if and when the Trust has funds available for distribution, at the annual rate of 8.32% of the liquidation amount of $25.00 per TOPrS.

     As a result of the UDS Acquisition, the Trust is a wholly owned subsidiary of Valero. Valero has guaranteed, on a subordinated basis, the dividend payments due on the TOPrS if and when declared.

14.  STOCKHOLDERS' EQUITY

  AUTHORIZED SHARES

     On September 27, 2001, Valero's stockholders approved an increase in the number of authorized shares of common stock from 150 million shares to 300 million shares. Effective December 31, 2001, Valero's Restated Certificate of Incorporation was amended to reflect the increase in the number of authorized shares of Valero common stock.

     Valero also has 20 million shares of Preferred Stock authorized with a par value of $0.01 per share. As of December 31, 2001 and 2000, there were no outstanding shares of Preferred Stock.

  EXCHANGE OF UDS SHARES

     In connection with the UDS Acquisition, Valero issued 45,887,826 shares of Valero common stock and vested 5,836,933 employee stock options in the exchange, which increased stockholders' equity by a total of approximately $2.2 billion.

  COMMON STOCK OFFERING

     On June 28, 2000, Valero issued to the public 5,980,000 shares of its common stock at $29.125 per share. These shares were issued under Valero's $1.3 billion universal shelf registration statement. Valero received net proceeds of approximately $167 million from this offering, which were used to fund the Benicia Acquisition.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  COMMON STOCK BUYBACK PROGRAMS

     Under common stock repurchase programs approved by Valero's Board of Directors, Valero repurchases shares of its common stock from time to time for use in connection with its employee benefit plans and other general corporate purposes. During the years ended December 31, 2001 and 2000, Valero repurchased shares of its common stock under these programs at a cost of $156.7 million and $64.3 million, respectively.

15.  EARNINGS PER SHARE

     The computation of earnings per share amounts is as follows (dollars and shares in thousands, except per share amounts):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
Earnings Per Share of Common Stock:
Net income applicable to common shares................  $563,553   $339,120   $14,287
                                                        ========   ========   =======
Weighted-average common shares outstanding............    60,749     58,532    56,086
                                                        ========   ========   =======
Earnings per share of common stock....................  $   9.28   $   5.79   $  0.25
                                                        ========   ========   =======

Earnings Per Share of Common Stock--Assuming Dilution:
Net income available to common equivalent shares......  $563,553   $339,120   $14,287
                                                        ========   ========   =======
Weighted-average common shares outstanding............    60,749     58,532    56,086
Effect of dilutive securities:
  Stock options.......................................     1,849      1,304       292
  Performance awards and other benefit plans..........       986        689       380
  PEPS Units..........................................       219         --        --
                                                        --------   --------   -------
Weighted-average common equivalent shares
  outstanding.........................................    63,803     60,525    56,758
                                                        ========   ========   =======
Earnings per share of common stock--assuming
  dilution............................................  $   8.83   $   5.60   $  0.25
                                                        ========   ========   =======

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

16.  STATEMENTS OF CASH FLOWS

     In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2001        2000        1999
                                                     ---------   ---------   --------
Decrease (increase) in current assets:
  Receivables, net.................................  $ 122,132   $(213,350)  $(89,086)
  Inventories......................................    (66,532)    (70,364)     8,747
  Prepaid expenses and other current assets........      5,943     (10,346)    10,265
Increase (decrease) in current liabilities:
  Accounts payable.................................   (237,587)    189,954    326,355
  Accrued expenses.................................     33,127      49,758     14,649
  Taxes other than income taxes....................      6,915      21,570     22,464
  Income taxes payable.............................    (16,840)     36,270        428
                                                     ---------   ---------   --------
     Changes in current assets and current
       liabilities.................................  $(152,842)  $   3,492   $293,822
                                                     =========   =========   ========

     The amounts shown above exclude changes in cash and temporary cash investments, restricted cash, current deferred income tax assets and liabilities, and short-term debt and current portion of long-term debt. Also excluded from the table above are the current assets and current liabilities acquired in connection with the Huntway, El Paso and UDS Acquisitions in 2001 and the Benicia Acquisition in 2000, which are reflected separately in the Consolidated Statements of Cash Flows.

     Cash flows related to interest paid and income taxes paid and received were as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                           2001      2000      1999
                                                         --------   -------   -------
Interest paid (net of amount capitalized)..............  $ 78,822   $71,789   $49,023
Income taxes paid......................................   124,779    49,578    13,582
Income tax refunds received............................     2,508       565     7,530

     Noncash investing and financing activities for 2001 include:

      -- the issuance of $2.1 billion of common stock and $120 million of vested employee stock options as partial consideration for the UDS Acquisition,

      -- the recognition of capital lease obligations of approximately $286 million related to the El Paso Acquisition, and

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

      -- various adjustments to property, plant and equipment and certain current assets and current and noncurrent liabilities resulting from the final purchase price allocation related to the Benicia Acquisition.

     Noncash investing and financing activities for the years ended December 31, 2000 and 1999 included various adjustments to property, plant and equipment and certain current assets and current liabilities resulting from the preliminary purchase price allocation related to the Benicia Acquisition and the final purchase price allocation related to the acquisition of the Paulsboro Refinery, respectively.

17.  PRICE RISK MANAGEMENT ACTIVITIES

     As discussed in Note 1, effective January 1, 2001, Valero adopted Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Valero follows Statement No. 133 in accounting for derivative instruments used in its price risk management activities.

  COMMODITY PRICE RISK

     Valero is exposed to market risks related to the volatility of crude oil and refined product prices, as well as volatility in the price of natural gas used in its refining operations. To reduce the impact of this price volatility, Valero uses derivative commodity instruments (swaps, futures and options) to manage its exposure to:

      -- changes in the fair value of a portion of its refinery feedstock and refined product inventories and a portion of its unrecognized firm commitments to purchase these inventories (fair value hedges);

      -- changes in cash flows of certain forecasted transactions such as forecasted feedstock and natural gas purchases, product sales and refining operating margins (cash flow hedges); and

      -- price volatility on a portion of its refined product inventories and on certain forecasted feedstock and refined product purchases that are not designated as either fair value or cash flow hedges (economic hedges).

In addition, Valero uses derivative commodity instruments for trading purposes using its fundamental and technical analysis of market conditions to earn additional income.

     Valero's positions in derivative commodity instruments are monitored and managed on a daily basis by a risk control group to ensure compliance with Valero's stated risk management policy which has been approved by Valero's Board of Directors.

  INTEREST RATE RISK

     Valero is exposed to market risk for changes in interest rates related to certain of its long-term debt obligations. Interest rate swap agreements are used to manage a portion of the exposure to changing interest rates by converting certain fixed-rate debt to floating rate. The gain or loss on the interest rate swap agreements, which have been designated and have qualified as fair value hedging instruments, and changes in the fair value of the related hedged debt are recorded in interest expense.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  FOREIGN CURRENCY RISK

     Periodically, Valero may enter into short-term foreign exchange and purchase contracts to manage its exposure to exchange rate fluctuations on the trade payables of its Canadian operations that are denominated in U.S. dollars. Under Statement No. 133, these contracts are not designated as hedging instruments.

  IMPACT OF ADOPTION

     The impact of adopting Statement No. 133 as of January 1, 2001 was as follows (debit (credit) in thousands):

Inventories.................................................  $  3,215
Deferred charges, deferred credits and other................    42,865
Accounts payable............................................    (2,536)
Deferred income tax liabilities.............................   (15,240)
Other comprehensive income, net of income tax expense.......   (28,304)

  CURRENT PERIOD DISCLOSURES

     For the year ended December 31, 2001, the net loss recognized in income representing the amount of hedge ineffectiveness was $3.4 million for fair value hedges and $20.8 million for cash flow hedges. These amounts are included in "Cost of sales and operating expenses" in the Consolidated Statements of Income. Valero did not exclude any component of the derivative instruments' gain or loss from the assessment of hedge effectiveness. No amounts were recognized in income for hedged firm commitments no longer qualifying as fair value hedges.

     For cash flow hedges, gains and losses currently reported in "Accumulated other comprehensive income" in the Consolidated Statement of Comprehensive Income will be reclassified into income when the forecasted feedstock or natural gas purchase, product sale or refining operating margin affects income. The estimated amount of existing net gain included in "Accumulated other comprehensive income" as of December 31, 2001 that is expected to be reclassified into income within the next 12 months is $18.1 million. As of December 31, 2001, the maximum length of time over which Valero was hedging its exposure to the variability in future cash flows for forecasted transactions was 15 months. For the year ended December 31, 2001, no amounts were reclassified from "Accumulated other comprehensive income" into income as a result of the discontinuance of cash flow hedge accounting.

  MARKET AND CREDIT RISK

     Valero's price risk management activities involve the receipt or payment of fixed price commitments into the future. These transactions give rise to market risk, the risk that future changes in market conditions may make an instrument less valuable. Valero closely monitors and manages its exposure to market risk on a daily basis in accordance with policies approved by its Board of Directors. Market risks are monitored by a risk control group to ensure compliance with Valero's stated risk management policy. Concentrations of customers

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES in the refining industry may impact Valero's overall exposure to credit risk, in that these customers may be similarly affected by changes in economic or other conditions. Valero believes that its counterparties will be able to satisfy their obligations under contracts.

18.  PREFERRED SHARE PURCHASE RIGHTS

     Each outstanding share of Valero's common stock is accompanied by one Preferred Share Purchase Right (Right). With certain exceptions, each Right entitles the registered holder to purchase from Valero one one-hundredth of a share of Valero's Junior Participating Preferred Stock, Series I at a price of $100 per one one-hundredth of a share, subject to adjustment for certain recapitalization events.

     The Rights are transferable only with the common stock until the earlier of:

          (i) 10 days following a public announcement that a person or group of affiliated or associated persons (Acquiring Person) has acquired beneficial ownership of 15% or more of the outstanding shares of Valero's common stock,

          (ii) 10 business days (or later date as may be determined by action of Valero's Board of Directors) following the initiation of a tender offer or exchange offer which would result in an Acquiring Person having beneficial ownership of 15% or more of Valero's outstanding common stock (the earlier of the date of the occurrence of (i) or (ii) being called the Rights Separation Date), or

          (iii)  the earlier redemption or expiration of the Rights.

The Rights are not exercisable until the Rights Separation Date. At any time prior to the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding common stock, Valero's Board of Directors may redeem the Rights at a price of $0.01 per Right. The Rights will expire on June 30, 2007, unless extended or the Rights are earlier redeemed or exchanged by Valero.

     If after the Rights Separation Date, Valero is acquired in a merger or other business combination transaction, or if 50% or more of its consolidated assets or earning power are sold, each holder of a Right will have the right to receive, upon the exercise of the Right at its then current exercise price, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the Right. In the event that any Acquiring Person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right.

     At any time after an Acquiring Person acquires beneficial ownership of 15% or more of the outstanding common stock and prior to the acquisition by the Acquiring Person of 50% or more of the outstanding common stock, Valero's Board of Directors may exchange the Right (other than Rights owned by the

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

Acquiring Person which have become void), at an exchange ratio of one share of common stock, or one one-hundredth of a share of Junior Preferred Stock, per Right (subject to adjustment).

     Until a Right is exercised, the holder will have no rights as a stockholder of Valero including, without limitation, the right to vote or to receive dividends.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to any Acquiring Person that attempts to acquire Valero on terms not approved by Valero's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by Valero's Board of Directors since the Rights may be redeemed by Valero prior to the time that an Acquiring Person has acquired beneficial ownership of 15% or more of the common stock.

19.  INCOME TAXES

     Components of income tax expense were as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
Current:
  Federal.............................................  $ 56,221   $ 80,021   $14,896
  State...............................................     4,379      5,979       404
                                                        --------   --------   -------
     Total current....................................    60,600     86,000    15,300
                                                        --------   --------   -------
Deferred:
  Federal.............................................   246,579    102,076    (9,400)
  State...............................................    24,121      1,024        --
                                                        --------   --------   -------
     Total deferred...................................   270,700    103,100    (9,400)
                                                        --------   --------   -------
       Income tax expense.............................  $331,300   $189,100   $ 5,900
                                                        ========   ========   =======

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     The following is a reconciliation of total income tax expense to income taxes computed by applying the statutory federal income tax rate (35% for all years presented) to income before income taxes (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
Federal income tax expense at the statutory rate......  $313,199   $184,877   $ 7,065
State income taxes, net of federal income tax
  effect..............................................    18,525      4,553       263
Research and experimentation tax credit...............    (1,000)    (3,022)       --
Basis difference on disposition of investment.........        --         --    (1,894)
Other, net............................................       576      2,692       466
                                                        --------   --------   -------
  Income tax expense..................................  $331,300   $189,100   $ 5,900
                                                        ========   ========   =======

     The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows (in thousands):

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              -----------   ---------
Deferred income tax assets:
  Tax credit carryforwards..................................  $    92,633   $  47,468
  Net operating losses......................................       21,760          --
  Compensation and employee benefit liabilities.............      107,529      35,953
  Inventories...............................................           --      54,870
  Accrued liabilities.......................................      110,931      20,890
  Other assets..............................................       84,480          --
                                                              -----------   ---------
     Total deferred income tax assets.......................      417,333     159,181
  Less: Valuation allowance.................................      (23,988)         --
                                                              -----------   ---------
     Net deferred income tax assets.........................      393,345     159,181
                                                              -----------   ---------
Deferred income tax liabilities:
  Turnarounds...............................................      (96,986)    (30,978)
  Depreciation..............................................   (1,477,351)   (413,689)
  Equity investment in Diamond-Koch, L.P....................      (75,530)         --
  Inventories...............................................      (55,106)         --
  Other.....................................................     (137,219)    (15,331)
                                                              -----------   ---------
     Total deferred income tax liabilities..................   (1,842,192)   (459,998)
                                                              -----------   ---------
Net deferred income tax liabilities.........................  $(1,448,847)  $(300,817)
                                                              ===========   =========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     As of December 31, 2001, Valero had the following U.S. federal and state income tax credit and loss carryforwards (in thousands):

                                                          AMOUNT       EXPIRATION
                                                          -------   -----------------
Alternative minimum tax (AMT) credit....................  $64,085   Indefinite
U.S. federal and state income tax credits...............  12,284    2002 through 2014
Foreign tax credit......................................  16,264    2006
U.S. federal net operating losses (NOL).................  20,331    2011 through 2013
Canadian net operating losses (NOL).....................     868    2007

     Approximately $56 million of the AMT credit and all of the U.S. federal income tax credits, foreign tax credit and U.S. federal NOL carryforwards are subject to annual U.S. federal income tax limitations.

     The realization of net deferred income tax assets recorded as of December 31, 2001 is dependent upon Valero's ability to generate future taxable income in both the U.S. and Canada. Although realization is not assured, Valero believes it is more likely than not that the net deferred income tax assets will be realized. There was no valuation allowance recorded against net deferred income tax assets as of December 31, 2000.

     U.S. federal deferred income taxes or Canadian withholding taxes have not been provided for on the undistributed earnings of Valero's Canadian subsidiaries based on the determination that those earnings will be indefinitely reinvested. As of December 31, 2001, the cumulative undistributed earnings of these subsidiaries were approximately $106 million. If those earnings were not considered indefinitely reinvested, U.S. federal deferred income taxes and Canadian withholding taxes would have been provided after consideration of foreign tax credits. However, determination of the amount of U.S. federal deferred income taxes and Canadian withholding taxes is not practical.

     Valero's separate taxable years through 1997 are closed to adjustment by the Internal Revenue Service. UDS's separate tax years 1995 through 1997 are currently under examination. Valero believes that adequate provisions for income taxes have been reflected in the consolidated financial statements.

20.  SEGMENT INFORMATION

     Prior to the UDS Acquisition, Valero's operations consisted primarily of six petroleum refineries, the products of which were marketed through an extensive wholesale bulk and rack marketing network and through retail operations in California. In applying the requirements of FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," Valero's six refineries, each of which represents an operating segment as defined by Statement No. 131, were aggregated for reporting purposes. As a result, Valero had one reportable segment, which was the refining and marketing of premium, environmentally clean products.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     Since the UDS Acquisition occurred on December 31, 2001, the results of operations of UDS will be included with Valero's operations beginning January 1, 2002. Valero will have two reportable segments beginning January 1, 2002, refining and retail. The refining segment will include refinery, wholesale marketing, product supply and distribution, and transportation operations. The retail segment will include company-operated convenience stores, Canadian dealers/jobbers and truckstop facilities, cardlock and home heating oil operations. Operations that are not included in either of the two reportable segments will be included in the corporate category.

     Valero's principal products include conventional, reformulated and CARB gasolines, low-sulfur diesel, and oxygenates and other gasoline blendstocks. Valero also produces a substantial slate of middle distillates, jet fuel and petrochemicals, in addition to lube oils and asphalt. Operating revenues from external customers for Valero's principal products for the years ended December 31, 2001, 2000 and 1999 were as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    2001          2000          1999
                                                 -----------   -----------   ----------
Gasolines and blendstocks......................  $ 8,442,540   $ 7,831,464   $4,381,112
Distillates....................................    3,368,913     3,747,128    1,848,621
Petrochemicals.................................      301,904       386,909      258,850
Lubes and asphalts.............................      410,027       295,300      178,653
Other products and revenues....................    2,464,955     2,410,286    1,293,932
                                                 -----------   -----------   ----------
  Consolidated operating revenues..............  $14,988,339   $14,671,087   $7,961,168
                                                 ===========   ===========   ==========

     During the years ended December 31, 2001, 2000 and 1999, Valero had no significant amount of export sales and no significant foreign operations. During the years ended December 31, 2001, 2000 and 1999, approximately $1.6 billion (10.6%), $1.7 billion (11.7%) and $1.2 billion (15.4%), respectively, of
Valero's consolidated operating revenues were derived from sales to ExxonMobil.

     Long-lived assets include property, plant and equipment, intangible assets, and certain long-lived assets included in deferred charges and other assets. Goodwill by geographic area is not currently available and therefore is excluded from the amounts below. Geographic information by country for long-lived assets consisted of the following (in thousands):

                                                                    DECEMBER 31,
                                                               -----------------------
                                                                  2001         2000
                                                               ----------   ----------
United States...............................................   $6,798,904   $2,858,087
Canada......................................................    1,024,393           --
                                                               ----------   ----------
  Consolidated long-lived assets............................   $7,823,297   $2,858,087
                                                               ==========   ==========

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     Total assets by reportable segment are as follows (in thousands):

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2000
                                                              -----------   ----------
Refining....................................................  $10,342,980   $4,069,340
Retail......................................................    1,165,430       42,568
Corporate...................................................      658,213      195,796
                                                              -----------   ----------
  Total reportable segments.................................   12,166,623    4,307,704
Goodwill....................................................    2,210,473           --
                                                              -----------   ----------
  Total consolidated assets.................................  $14,377,096   $4,307,704
                                                              ===========   ==========

     Since the UDS Acquisition occurred on December 31, 2001 and the independent appraisals have not been completed, goodwill by reportable segment is not currently available.

21.  EMPLOYEE BENEFIT PLANS

  PENSION PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Valero's qualified pension plan, which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), is designed to provide eligible employees with retirement income. Participation in the plan commences upon the completion of one year of continuous service, and a participant vests in plan benefits after five years of vesting service. Upon becoming a participant, all service since date of hire is included in determining vesting and credited service, except for individuals who became employees of Valero as a result of an acquisition by Valero, for whom benefits are determined by the terms of the acquisition agreement. Valero also provides certain retirement benefits under a nonqualified plan, the Supplemental Executive Retirement Plan (SERP), which is designed to provide additional pension benefits to executive officers and certain other employees.

     The qualified pension plan provides a monthly pension payable upon normal retirement of an amount equal to a set formula which, prior to the UDS Acquisition, was based on the participant's 60 consecutive highest months of compensation during the latest 10 years of credited service under the plan. Effective January 1, 2002, the pension benefit will be calculated based on the highest three consecutive calendar years of the participant's total pay, including overtime and bonuses. Any contributions to the plan are made by Valero and contributions by participants are neither required nor permitted. Valero's contributions are actuarially determined in an amount sufficient to fund the currently accruing benefits and amortize any prior service cost over the expected life of the then current work force. Valero's contributions to the pension plan and SERP in 2001, 2000 and 1999 were approximately $18 million, $10 million and $7 million, respectively, and are currently estimated to be $32 million in 2002.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     In connection with the UDS Acquisition, Valero approved the establishment of a supplement to the pension plan (the 2001 Voluntary Early Retirement Window) which permitted certain employees to retire from employment during 2002. There were 100 employees who accepted the 2001 Voluntary Early Retirement Window option.

     Valero also provides certain health care and life insurance benefits for retired employees, referred to as postretirement benefits other than pensions. Substantially all of Valero's employees may become eligible for these benefits if, while still working for Valero, they either reach normal retirement age or take early retirement. Health care benefits are offered by Valero through a self-insured plan and a health maintenance organization while life insurance benefits are provided through an insurance company. Valero funds its postretirement benefits other than pensions on a pay-as-you-go basis. Individuals who became Valero employees as a result of an acquisition by Valero became eligible for other postretirement benefits under Valero's plan as determined by terms of the acquisition agreement.

     The changes in benefit obligation, changes in plan assets, funded status and amounts recognized in Valero's Consolidated Balance Sheets for Valero's pension plans, including the SERP, and other postretirement benefits are summarized below (in thousands):

                                                                  OTHER POSTRETIREMENT
                                             PENSION BENEFITS           BENEFITS
                                           --------------------   --------------------
                                             2001        2000       2001        2000
                                           ---------   --------   ---------   --------
Change in Benefit Obligation:
Benefit obligation at beginning of
  year...................................  $ 188,309   $163,342   $  62,718   $ 42,629
  Service cost...........................     15,160     11,009       4,653      2,206
  Interest cost..........................     15,394     12,297       6,604      3,392
  UDS Acquisition........................    389,505         --      98,280         --
  Huntway Acquisition....................         --         --       1,077         --
  El Paso Acquisition....................         --         --       5,531         --
  Benicia Acquisition....................         --      5,756       3,143      5,212
  Participant contributions..............         --         --         169        152
  Plan amendments........................     41,351         --     (26,720)        --
  2001 Voluntary Early Retirement
     Window..............................      2,465         --         562         --
  Benefits paid..........................     (6,843)    (6,490)     (2,409)    (2,091)
  Actuarial loss.........................     44,818      2,395      39,656     11,218
                                           ---------   --------   ---------   --------
Benefit obligation at end of year........  $ 690,159   $188,309   $ 193,264   $ 62,718

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                                                  OTHER POSTRETIREMENT
                                             PENSION BENEFITS           BENEFITS
                                           --------------------   --------------------
                                             2001        2000       2001        2000
                                           ---------   --------   ---------   --------
                                           =========   ========   =========   ========
Change in Plan Assets:
Fair value of plan assets at beginning of
  year...................................  $ 182,260   $171,715   $      --   $     --
  Actual return on plan assets...........    (13,995)     7,032          --         --
  Valero contributions...................     18,492     10,003       2,240      1,939
  Participant contributions..............         --         --         169        152
  UDS Acquisition........................    216,497         --          --         --
  Benefits paid..........................     (6,843)    (6,490)     (2,409)    (2,091)
                                           ---------   --------   ---------   --------
Fair value of plan assets at end of
  year...................................  $ 396,411   $182,260   $      --   $     --
                                           =========   ========   =========   ========
Reconciliation of funded status:
Fair value of plan assets at end of
  year...................................  $ 396,411   $182,260   $      --   $     --
Less: Benefit obligation at end of
  year...................................    690,159    188,309     193,264     62,718
                                           ---------   --------   ---------   --------
Funded status at end of year.............   (293,748)    (6,049)   (193,264)   (62,718)
  Unrecognized net loss (gain)...........     69,561     (5,085)     48,971     10,530
  Unrecognized prior service cost........     46,429      6,051     (21,953)     1,444
  Unrecognized net transition obligation
     (asset).............................       (563)      (738)         --      3,754
                                           ---------   --------   ---------   --------
Accrued benefit cost.....................  $(178,321)  $ (5,821)  $(166,246)  $(46,990)
                                           =========   ========   =========   ========
Amounts recognized in the Consolidated
  Balance Sheets:
  Prepaid benefit cost...................  $  21,345   $ 13,402   $      --   $     --
  Intangible asset.......................     32,784         --          --         --
  Accrued benefit liability..............   (232,450)   (19,223)   (166,246)   (46,990)
                                           ---------   --------   ---------   --------
Accrued benefit cost.....................  $(178,321)  $ (5,821)  $(166,246)  $(46,990)
                                           =========   ========   =========   ========

     As of December 31, 2001, after incorporating the effect of the UDS Acquisition, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets was $620.1 million, $475.3 million and $331.5 million, respectively. There was no unfunded accumulated benefit obligation as of December 31, 2000.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     The components of net periodic benefit cost are summarized as follows (in thousands):

                                                                           OTHER POSTRETIREMENT
                                               PENSION BENEFITS                  BENEFITS
                                        ------------------------------   -------------------------
                                          2001       2000       1999      2001      2000     1999
                                        --------   --------   --------   -------   ------   ------
Components of net periodic benefit
  cost:
  Service cost........................  $ 15,160   $ 11,009   $  9,466   $ 4,653   $2,206   $2,047
  Interest cost.......................    15,394     12,297     10,114     6,604    3,392    2,818
  Expected return on plan assets......   (16,873)   (15,704)   (12,642)       --       --       --
  2001 Voluntary Early Retirement
     Window...........................     2,465         --         --       562       --       --
  Amortization of:
     Transition obligation............      (175)      (175)      (144)      317      317      317
     Prior service cost...............       973        870        866       114      114      114
     Net loss.........................     1,039         31        343     1,216       --       --
                                        --------   --------   --------   -------   ------   ------
Net periodic benefit cost.............  $ 17,983   $  8,328   $  8,003   $13,466   $6,029   $5,296
                                        ========   ========   ========   =======   ======   ======

     Amortization of prior service cost as shown in the above table is based on the average remaining service period of employees expected to receive benefits under the plan. The weighted average assumptions used in computing the actuarial present value of the pension benefit and other postretirement benefit obligations for the years ended December 31, 2001 and 2000 were as follows:

                                                                            OTHER
                                                            PENSION     POSTRETIREMENT
                                                           BENEFITS        BENEFITS
                                                          -----------   --------------
                                                          2001   2000    2001    2000
                                                          ----   ----   ------   -----
Weighted average assumptions:
  Discount rate.........................................  7.00%  7.50%   7.00%   7.50%
  Expected long-term rate of return on plan assets......  8.75%  9.25%     --      --
  Rate of compensation increase.........................  5.62%  5.00%     --      --
  Health care cost trend rate...........................   --     --    10.00%   5.00%

     For the December 31, 2001 measurement, the health care cost trend rate is assumed to decrease 1% per year from the 2001 rate of 10% to an ultimate rate of 5.5% in 2006 and beyond. For the December 31, 2000 measurement, the health care cost trend rate was assumed to remain at five percent for all future years. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage-point change in assumed health care cost trend rates would have the following effects on other postretirement benefits (in thousands):

                                                            1% INCREASE   1% DECREASE
                                                            -----------   -----------
Effect on total of service and interest cost components...    $ 2,187      $ (1,790)
Effect on other postretirement benefit obligation.........     16,764       (13,943)

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  PROFIT-SHARING/SAVINGS PLANS

     Valero is the sponsor of the Valero Energy Corporation Thrift Plan, which is a qualified employee profit-sharing plan. Participation in the Thrift Plan is voluntary and is open to Valero employees who become eligible to participate upon the completion of one month of continuous service. This service may include prior employment with other companies prior to individuals becoming employees of Valero through an acquisition by Valero.

     Prior to a plan change effective January 1, 2002 discussed below, participating employees could contribute from 2% up to 8% of their total annual compensation as basic contributions, with those participants making a basic contribution of 8% allowed to make a supplemental contribution of up to 14% of their total annual compensation. Participants may elect to make contributions on a before-tax and/or after-tax basis, with federal income taxes on before-tax contributions being deferred until a distribution is made to the participant. Participants' basic contributions of up to 8% of their base annual compensation were matched 75% by Valero, with an additional match of up to 25% subject to certain conditions. Participants' basic contributions in excess of 8% of their base annual compensation were not matched by Valero. In January 2001, the compensation committee of Valero's Board of Directors approved an increase in Valero's matching percentage from 75% to 100% for the 12-month period beginning February 1, 2001.

     Effective January 1, 2002, the Thrift Plan was amended to provide that participants will be able to make a supplemental contribution of up to 22% of their total annual compensation, and the maximum match by Valero will be 75% of the participants' basic contributions based on the participants' total annual compensation, including overtime and cash bonuses.

     Valero's contributions to the Thrift Plan for the years ended December 31, 2001, 2000 and 1999 were $13.5 million, $8.2 million and $6.7 million, respectively.

  STOCK COMPENSATION PLANS

     Valero has various fixed and performance-based stock compensation plans. Valero's Executive Stock Incentive Plan (ESIP) authorizes the grant of various stock and stock-related awards to executive officers and other key employees. Awards available under the ESIP include options to purchase shares of common stock, performance awards which vest upon the achievement of an objective performance goal, and restricted stock which vests over a period determined by Valero's compensation committee. As of December 31, 2001, a total of 2,459,098 shares of Valero common stock remain available to be awarded under the ESIP. Valero also has

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES a non-qualified stock option plan under which awards are granted to key officers, employees and prospective employees. A total of 646,283 shares of Valero common stock remain available to be awarded under this plan. Valero also maintains an Executive Incentive Bonus Plan, under which shares of Valero common stock may be issued that provide bonus compensation to key employees based on individual contributions to company profitability. Bonuses are payable either in cash, Valero common stock, or both. Valero also has a non-employee director stock option plan, under which 77,105 shares of Valero common stock remain available to be awarded, and a non-employee director restricted stock plan, under which 138,000 shares of Valero common stock remain available to be awarded.

     The number and weighted average grant-date fair value of shares of Valero common stock granted under the above-noted plans (other than shares related to stock options which are presented in a separate table below) during the years ended December 31, 2001, 2000 and 1999 were as follows:

                                   2001                   2000                   1999
                           --------------------   --------------------   --------------------
                                      WEIGHTED               WEIGHTED               WEIGHTED
                                      AVERAGE                AVERAGE                AVERAGE
                           SHARES    GRANT-DATE   SHARES    GRANT-DATE   SHARES    GRANT-DATE
                           GRANTED   FAIR VALUE   GRANTED   FAIR VALUE   GRANTED   FAIR VALUE
                           -------   ----------   -------   ----------   -------   ----------
ESIP:
  Restricted stock.......   8,000      $37.52     17,619      $29.14     85,937      $19.57
  Performance awards.....  132,400      34.13     146,100      21.81     225,500      21.31
Executive Incentive Bonus
  Plan...................  251,624      36.72     134,362      21.81         --          --
Non-employee director
  restricted stock
  plan...................   1,932       37.79      1,608       28.00      4,190       21.48

     Under the terms of the ESIP, the stock option plan and the non-employee director stock option plan, the exercise price of options granted will not be less than the fair market value of Valero's common stock at the date of grant. Stock options become exercisable pursuant to the individual written agreements between Valero and the participants, usually in three equal annual installments beginning one year after the date of grant, with unexercised options generally expiring ten years from the date of grant. Upon completion of the UDS Acquisition, all vested UDS stock options held by employees and non-employee directors of UDS were converted to Valero stock options which had a fair value of $120 million.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     A summary of the status of Valero's stock option plans, including stock options granted under the ESIP, the stock option plan, which includes UDS stock options converted to Valero stock options, the non-employee director stock option plan and Old Valero's previously existing stock compensation plans is presented in the table below.

                                                       NUMBER OF     WEIGHTED AVERAGE
                                                     STOCK OPTIONS    EXERCISE PRICE
                                                     -------------   ----------------
Outstanding as of December 31, 1998................    5,528,996          $21.01
  Granted..........................................    1,580,062           20.29
  Exercised........................................      (17,806)          14.77
  Forfeited........................................      (29,677)          23.41
                                                      ----------
Outstanding as of December 31, 1999................    7,061,575           20.86
  Granted..........................................    1,854,460           28.00
  Exercised........................................   (1,215,573)          19.11
  Forfeited........................................     (176,763)          22.58
                                                      ----------
Outstanding as of December 31, 2000................    7,523,699           22.86
  Granted..........................................    2,496,016           34.25
  Exercised........................................     (828,178)          22.67
  Forfeited........................................     (104,346)          22.04
  Conversion of UDS stock options..................    5,836,933           22.66
                                                      ----------
Outstanding as of December 31, 2001................   14,924,124           24.71
                                                      ==========
Stock options exercisable at December 31:
  1999.............................................    3,788,724           19.93
  2000.............................................    4,212,683           21.10
  2001.............................................   11,046,525           22.36

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding under the ESIP, the stock option plan and the non-employee director stock option plan as of December 31, 2001:

                OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
---------------------------------------------------   ----------------------
                               WEIGHTED
                                AVERAGE    WEIGHTED                 WEIGHTED
                               REMAINING   AVERAGE                  AVERAGE
   RANGE OF        NUMBER        LIFE      EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE   OUTSTANDING   IN YEARS     PRICE     EXERCISABLE    PRICE
--------------   -----------   ---------   --------   -----------   --------
$10.85-$14.10       708,221      2.34       $12.58       708,221     $12.58
$15.19-$19.92     2,255,859      6.13        17.52     2,053,956      17.52
$20.03-$24.91     6,588,386      6.76        22.48     6,562,690      22.48
$25.44-$29.88     1,812,906      8.13        27.93       650,530      27.81
$30.06-$34.91     2,817,968      8.83        33.31       580,010      31.67
$35.00-$39.78       717,912      6.31        37.13       483,246      36.70
$40.20-$49.05        22,872      9.27        45.97         7,872      48.07
                 ----------                           ----------
$10.85-$49.05    14,924,124      6.99        24.71    11,046,525      22.36
                 ==========                           ==========

     The weighted average fair value of stock options granted during the years ended December 31, 2001, 2000 and 1999 was $11.60, $9.64 and $6.61 per stock option, respectively. The fair value of each stock option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                            YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         2001        2000        1999
                                                       ---------   ---------   ---------
Risk free interest rate..............................       4.4%        6.7%        5.5%
Expected life........................................  3.1 years   3.1 years   3.2 years
Expected volatility..................................      46.1%       42.8%       42.3%
Expected dividend yield..............................       1.2%        1.1%        1.6%

     Valero accounts for its employee stock compensation plans using the intrinsic value method (see Note 1 under "STOCK-BASED COMPENSATION"). Accordingly, no compensation cost has been recognized for its fixed stock option plans. The after-tax compensation cost reflected in net income for other stock-based compensation plans for the years ended December 31, 2001, 2000 and 1999 was $11.9 million, $8.8 million and $4.0 million, respectively. Had compensation cost for Valero's stock-based compensation plans been determined based on the grant date fair value of awards for the years ended December 31, 2001, 2000 and

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

1999 consistent with the method set forth in FASB Statement No. 123, Valero's net income and earnings per share of common stock for the years ended December 31, 2001, 2000 and 1999 would have been reduced to the pro forma amounts indicated below:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
Net income (in thousands):
  As Reported.........................................  $563,553   $339,120   $14,287
  Pro Forma...........................................  $554,082   $331,321   $ 7,869
Earnings per share of common stock:
  As Reported.........................................  $   9.28   $   5.79   $  0.25
  Pro Forma...........................................  $   9.12   $   5.66   $  0.14
Earnings per share of common stock--assuming dilution:
  As Reported.........................................  $   8.83   $   5.60   $  0.25
  Pro Forma...........................................  $   8.68   $   5.47   $  0.14

22.  STRATEGIC PETROLEUM RESERVE CRUDE OIL

     In September of 2000, the Department of Energy (DOE) announced its intention to solicit offers for the time exchange of certain crude oil in the U.S. Strategic Petroleum Reserve (SPR). In the fourth quarter of 2000, the DOE approved a bid by Valero to receive one million barrels of crude oil under this program. In November and December of 2000, Valero received a total of one million barrels of crude oil in exchange for the obligation to redeliver 1,026,000 barrels of crude oil to the SPR during the third and fourth quarters of 2001. Valero also entered into a derivative contract to lock in the cost of the crude oil to be purchased and redelivered to the SPR in 2001. As of December 31, 2000, Valero's obligation to redeliver crude oil was recorded in "Accounts Payable" in the Consolidated Balance Sheet at the fair market value of the crude oil to be redelivered. Both the crude oil payable and the related derivative contract were adjusted for changes in fair market value, with such adjustments reflected in income. Valero redelivered the barrels to the SPR during the third quarter of 2001.

23.  LEASE AND OTHER COMMITMENTS

  LEASES

     Valero has long-term operating lease commitments in connection with land, office facilities and equipment, retail facilities and equipment, transportation equipment, dock facilities and various facilities and equipment used in the storage, transportation and production of refinery feedstocks and refined products. In addition, in connection with the UDS Acquisition, Valero assumed various operating leases for convenience stores, transportation equipment, office space and other assets with terms expiring at various dates through 2053.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     Included in the operating leases assumed in the UDS Acquisition were various time charters for ocean-going tankers and coastal vessels which expire on various dates through 2009. Two additional time charters will commence in mid to late summer 2002 and will be accounted for as operating leases upon their commencement. Certain of these charters include renewal options and escalation clauses, which vary by charter. In addition, certain charters provide for the payment of chartering fees which vary based on usage while others provide for payments, in addition to established minimums, contingent upon usage.

     Including the leases assumed in connection with the UDS Acquisition, long-term leases for land have remaining primary terms of up to 22.7 years, long-term leases for office facilities have remaining primary terms of up to 3.5 years and long-term leases for transportation equipment have remaining primary terms of up to 8.2 years. Long-term leases for production equipment and feedstock and refined product storage facilities and vessels have remaining primary terms of up to 3.25 years and in certain cases provide for various contingent payments based on, among other things, throughput volumes in excess of a base amount. Long-term leases for convenience stores have remaining primary terms of up to 52 years and provide, in certain cases, for the payment of rentals that are wholly or partially contingent on sales volumes.

     The following table reflects Valero's future minimum rental payments and minimum rentals to be received under subleases for (i) operating leases having initial or remaining noncancelable lease terms in excess of one year as of December 31, 2001 and (ii) the capital leases related to the El Paso Acquisition discussed in Note 2 (in thousands):

                                                              OPERATING   CAPITAL
                                                               LEASES      LEASES
                                                              ---------   --------
2002........................................................  $152,199    $ 18,500
2003........................................................   129,069     298,625
2004........................................................   112,759          --
2005........................................................    89,876          --
2006........................................................    70,908          --
Remainder...................................................   189,206          --
                                                              --------    --------
  Gross minimum rental payments.............................   744,017     317,125
Less minimum rentals to be received under subleases.........   (29,174)         --
                                                              --------    --------
  Net minimum rental payments...............................  $714,843     317,125
                                                              ========
Less interest expense.......................................               (29,276)
                                                                          --------
  Capital lease obligations.................................              $287,849
                                                                          ========

     Included in the table above are long-term operating lease commitments that have been funded through structured lease arrangements with non-consolidated third-party entities. These leases are for land, office

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES facilities and equipment, retail facilities and equipment, dock facilities, transportation equipment, and various facilities and equipment used in the production of refined products. These entities constructed or purchased the related assets and then leased them to Valero. The assets held by these entities were originally recorded at the cost of the assets constructed or purchased, with such cost being funded through borrowings by these entities and equity contributions equal to at least 3% of the asset cost. Each entity maintains at all times a minimum equity equal to 3% of the related assets. No interest in these entities is held by Valero, its affiliates or any related parties. All agreements provided for initial commitment terms of either 5 or 7 years, expiring at various times between August 2002 and September 2006. For each lease, Valero has the option to purchase the leased assets at any time during the lease term for a price that approximates fair value. After the initial lease term, the leases may be extended by agreement of the parties. Alternatively, Valero may arrange for the sale of the leased properties to one or more third parties, in which case the leases provide for a maximum residual value guarantee ranging from 82% to 85% of the appraised value of the leased properties at the end of the lease term, as determined at the inception of the lease. As of December 31, 2001, the value of these leased assets held by these entities was approximately $513 million.

     In addition to the above-noted structured lease arrangements, in August 2001, Valero entered into a $300 million structured lease arrangement to fund the construction of a new 45,000 barrel-per-day delayed coker facility at its Texas City Refinery. This structured lease has a lease term that expires in August 2006 and will be accounted for as an operating lease upon completion of construction of the coker facility. Valero has an option to purchase the leased property at any time during the lease term for a price that approximates fair value. After the initial lease term, Valero may renew the lease for up to two additional one-year periods followed by one additional nine-month period, subject to the lessor's approval, or Valero may arrange for the sale of the leased property to a third party, in which case the lease provides for a maximum residual value guarantee equal to approximately 82% of the property's construction cost. The sale option can also be exercised at the end of any renewal period. If Valero elects the sale option, the lessor has the right to require Valero to extend the lease term for up to one additional year, in which case the maximum residual value guarantee percentages will be reduced.

     See Note 27 for information about an additional structured lease arrangement entered into by Valero in February 2002.

     Consolidated rental expense under operating leases for the years ended December 31, 2001, 2000 and 1999 was approximately $92 million, $72 million and $57 million, respectively. These amounts are included in the Consolidated Statements of Income under "Cost of sales and operating expenses" and "Selling and administrative expenses" and include various month-to-month and other short-term rentals in addition to rents paid and accrued under long-term lease commitments.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

  OTHER COMMITMENTS

     In addition to commitments under operating leases, Valero has a commitment under a product supply arrangement to pay a reservation fee of approximately $11 million annually through August 2002. Valero also has an obligation under certain long-term hydrogen supply arrangements to make fixed minimum payments of approximately $5 million annually, as well as other minimum payments which vary based on certain natural gas reference prices. These arrangements, which were entered into in 1999 for the purpose of securing a firm supply of hydrogen for the Texas City Refinery, have remaining terms of approximately 14 years.

     In connection with the UDS Acquisition, Valero assumed a commitment under a product supply arrangement to pay a reservation fee of approximately $10 million annually through June 2002. Valero also assumed long-term contracts for the supply of hydrogen at the Wilmington Refinery and the Three Rivers Refinery, which expire in 2011. These contracts have take-or-pay provisions requiring monthly payments totaling approximately $2 million, which are adjusted periodically based on certain market indices.

24.  ENVIRONMENTAL MATTERS

     Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals are generally based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as Valero's own internal environmental policies.

     In connection with the UDS Acquisition, Valero assumed all environmental liabilities of UDS which are estimated at approximately $123 million. Valero's assumed liabilities include remediation obligations and site restoration costs. These environmental liabilities are included in "Other long-term liabilities" in the Consolidated Balance Sheet as of December 31, 2001.

     In connection with the El Paso Acquisition, Valero assumed all environmental liabilities related to the facilities with certain exceptions. El Paso retained liabilities for, and agreed to indemnify Valero against (a) all environmental claims and costs related to offsite hazardous materials on or under certain adjacent properties, and all claims and costs pertaining to offsite environmental conditions arising under the requirements of an agreed final judgment dated April 1, 1998 between the State of Texas and Coastal Refining and Marketing, Inc. (a subsidiary of El Paso), (b) any environmental claim or cost related to the transportation or offsite disposal of any hazardous substance related to the facilities prior to June 1, 2001, (c) bodily injury and property damage resulting from exposure to or contamination by hazardous materials arising from El Paso's operation and use of the facilities prior to June 1, 2001, and (d) environmental claims and costs relating to the presence of hazardous materials resulting from El Paso's continued use of its assets that are located at or

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES adjacent to the site of the facilities leased by Valero. El Paso also retained liabilities for all third-party claims relating to or arising out of the operation of the refinery prior to June 1, 2001 and for any pre-existing orders, judgments or citations that El Paso failed to disclose prior to June 1, 2001. Valero's assumed liabilities include certain environmental remediation obligations relating primarily to soil and groundwater contamination at the leased facilities. As of December 31, 2001, approximately $32 million has been accrued in "Other long-term liabilities" representing an estimate of the costs to be incurred in connection with Valero's assumption of these environmental liabilities.

     In 2000, the EPA issued to a majority of refiners operating in the United States a series of information requests pursuant to Section 114 of the Clean Air Act as part of an enforcement initiative. Valero received a Section 114 information request pertaining to all of its refineries owned at that time. Valero completed its response to the request and has provided additional clarification requested by the EPA. After Valero received its Section 114 information request, Valero acquired the Benicia Refinery and the Golden Eagle Refinery, which were subject to Section 114 information requests received by the prior owners of these refineries. Valero has not been named in any proceeding. However, based in part upon announced settlements and evaluation of its relative position, Valero expects to incur penalties and related expenses in connection with its potential settlement of this enforcement initiative. Valero believes that any potential settlement penalties and expenses will be immaterial to its financial position. Valero believes that any potential settlement with the EPA in this matter will require various capital improvements or changes in operating parameters or both at some or all of Valero's refineries.

     In connection with the Benicia Acquisition, Valero assumed all environmental liabilities of ExxonMobil related to the acquired assets with certain exceptions. Valero's assumed liabilities include remediation obligations relating primarily to clean-up costs associated with refinery and terminal soil and groundwater contamination. As of December 31, 2001, approximately $2 million had been accrued in "Other long-term liabilities" in connection with Valero's assumption of these environmental liabilities.

     In connection with the acquisition of the Paulsboro Refinery, Mobil Oil Corporation (now ExxonMobil) agreed to indemnify Valero for certain environmental matters and conditions existing on or prior to the acquisition date and Valero agreed to assume Mobil's environmental liabilities, with certain limited exceptions. Certain of the environmental indemnities of ExxonMobil have now expired. Indemnification for certain remediation obligations remains in effect through 2003 for known conditions and 2005 for unknown conditions. Valero's assumed liabilities include remediation obligations to the New Jersey Department of Environmental Protection relating primarily to clean-up costs associated with groundwater contamination, landfill closure and post-closure monitoring costs, and tank farm spill prevention costs. As of December 31, 2001, approximately $17 million is included in "Accrued expenses" and "Other long-term liabilities" representing Valero's best estimate of its remaining costs to be borne related to these remediation obligations. The majority of these costs are expected to be incurred in relatively level amounts over the next 17 years.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     In connection with the acquisition of Basis Petroleum, Inc. from Salomon Inc in 1997, Valero received $9.5 million from Salomon in settlement of certain contingent environmental obligations previously assumed by Salomon, and recorded an accrual for the amount received. As of December 31, 2001, approximately $5.6 million of this accrual remained outstanding.

     Valero believes that it has adequately provided for its environmental exposures with the accruals referred to above. These liabilities have not been reduced by possible recoveries from third parties. Environmental liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of Valero's liability in proportion to other parties, improvements in cleanup technologies, and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on results of operations for a single period, Valero believes that these costs will not have a material adverse effect on its financial position.

25.  LITIGATION AND CONTINGENCIES

  UNOCAL

     On January 22, 2002, Union Oil Company of California (Unocal) filed a patent infringement lawsuit against Valero in California federal court. The complaint seeks a 5.75 cents per gallon royalty on all reformulated gasoline infringing on Unocal's feet393 and feet126 patents. These patents cover certain compositions of cleaner-burning gasoline. The complaint seeks treble damages for Valero's alleged willful infringement of Unocal's patents. In a previous lawsuit, Unocal prevailed against five other major refiners involving its feet393 patent. In August 2001, the FTC announced that it would begin an antitrust investigation concerning Unocal's conduct with a joint industry research group during the time that Unocal was prosecuting its patents at the U.S. Patent and Trademark Office (PTO). The FTC could potentially issue an injunction against Unocal's enforcement of its patents as a result of the FTC investigation. In 2001, the PTO began a reexamination of Unocal's feet393 patent, and in January 2002, the PTO issued a notice of rejection of all claims of the feet393 patent. Unocal has the opportunity to respond to the PTO's action. In January 2002, the PTO reversed an earlier denial and began a reexamination of Unocal's feet126 patent. Both reexaminations could affect the scope and validity of the patents. Notwithstanding the judgment against the other refiners in the previous litigation, Valero believes that it has several strong defenses to Unocal's lawsuit, including those arising from Unocal's misconduct, and Valero believes it will prevail in the lawsuit. However, due to the inherent uncertainty of litigation, there can be no assurance that Valero will prevail, and an adverse result could have a material adverse effect on Valero's results of operations and financial position.

  MTBE LITIGATION

     Valero has been named as defendant in several cases alleging MTBE contamination in groundwater in New York, Texas and California. Complaints in the three New York cases--including those in Berisha and

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

O'Brien v. Amerada Hess Corporation, et al., Case No. MDL 1358, Master File C.A. No. 1:00-1898 [SAS], United States District Court for the Southern District of New York--allege that the gasoline suppliers produced and/or distributed gasoline that is alleged to be defective because it contained MTBE. The four Texas cases are based on the alleged discharge of gasoline into East Caddo Creek in Hunt County, Texas on March 9, 2000 when a pipeline belonging to Explorer Pipeline Company ruptured. Valero was named in City of Dallas v. Explorer Pipeline Company, Inc., Valero Energy Corporation, et al., 160th State District Court, Dallas County, Texas (filed May 14, 2001) and related private landowner cases. The three California cases are primarily based on a product liability/product defect theory. In the New York, Texas and California cases, the plaintiffs generally seek individual, unquantified compensatory and punitive damages and attorneys' fees. Valero believes it is unlikely that the final outcome of any one of these claims or proceedings would have a material adverse effect on its results of operations or financial position, but that an adverse result in a majority of these cases could have a material adverse effect on Valero's results of operations and financial position.

  TECO PIPELINE COMPANY

     Prior to July 31, 1997, Valero was a wholly owned subsidiary of a separate corporation named at that time Valero Energy Corporation, or Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders and, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation (the "Restructuring"). Old Valero, together with certain of its natural gas related subsidiaries, and Valero were sued by Teco Pipeline Company regarding the operation of a 340-mile pipeline in West Texas in which a subsidiary of Old Valero owned a 50% undivided interest and Teco owned a 50% undivided interest. A subsidiary of Old Valero was the operator of the pipeline. The plaintiff asserted that the defendants acted in bad faith and negatively affected the economics of the pipeline in order to provide financial advantages to facilities or entities owned by the defendants. Arbitration of the matter began in February 2001 and concluded in the fourth quarter of 2001. In December 2001, the arbitration panel ruled against the plaintiffs, and this matter was closed.

     Valero is also a party to additional claims and legal proceedings arising in the ordinary course of business. Valero believes it is unlikely that the final outcome of any of the claims or proceedings to which it is a party would have a material adverse effect on its financial position, results of operations or liquidity; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on Valero's results of operations, financial position or liquidity.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

26.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Valero's results of operations by quarter for the years ended December 31, 2001 and 2000 were as follows (in thousands, except per share amounts):

                                                   2001 QUARTER ENDED(a)
                             ------------------------------------------------------------------
                              MARCH 31     JUNE 30     SEPTEMBER 30   DECEMBER 31      TOTAL
                             ----------   ----------   ------------   -----------   -----------
Operating revenues.........  $3,769,288   $4,499,108    $3,858,734    $2,861,209    $14,988,339
Operating income...........     237,059      464,283       188,340       111,662      1,001,344
Net income.................     136,082      274,863       101,013        51,595        563,553
Earnings per share of
  common stock.............        2.23         4.50          1.66          0.86           9.28
Earnings per share of
  common stock--assuming
  dilution.................        2.13         4.23          1.58          0.82           8.83

                                                   2000 QUARTER ENDED(b)
                             ------------------------------------------------------------------
                              MARCH 31    JUNE 30(B)   SEPTEMBER 30   DECEMBER 31      TOTAL
                             ----------   ----------   ------------   -----------   -----------
Operating revenues.........  $2,928,617   $3,372,502    $4,248,831    $4,121,137    $14,671,087
Operating income...........      57,767     158,392        223,910       170,910        610,979
Net income.................      30,739      87,680        127,356        93,345        339,120
Earnings per share of
  common stock.............        0.55        1.56           2.08          1.53           5.79
Earnings per share of
  common stock--assuming
  dilution.................        0.54        1.51           2.01          1.47           5.60

------------

(a)Includes the operations of the Huntway and El Paso Acquisitions beginning June 1, 2001. Since the UDS Acquisition was completed on December 31, 2001, its operations have not been included in these amounts.

(b)Includes the operations related to the Benicia Refinery and the Distribution Assets beginning May 16, 2000 and the operations related to the Service Stations beginning June 16, 2000.

27.  SUBSEQUENT EVENTS

  CASH DIVIDENDS AND DISTRIBUTIONS

     On January 17, 2002, Valero's Board of Directors declared a regular quarterly cash dividend of $0.10 per common share payable March 13, 2002, to holders of record at the close of business on February 13, 2002.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     On January 22, 2002, Valero L.P. declared a quarterly partnership distribution of $0.60 per unit payable on February 14, 2002 to unitholders of record on February 1, 2002. The total distribution is expected to be approximately $12 million of which $3 million is payable to minority unitholders.

  SALES OF ASSETS

  Diamond-Koch

     On January 16, 2002, subsequent to the UDS Acquisition, Diamond-Koch entered into a purchase and sale agreement with Enterprise Products Texas Operating L.P. for the sale of the hydrocarbon storage facilities for $129.3 million, of which $64.7 million was distributed to Valero in January 2002. On January 31, 2002, Diamond-Koch entered into an asset purchase and sale agreement with Enterprise Products Operating L.P. for the sale of the propane/propylene splitter facility and related distribution pipeline and terminal for $238.5 million, of which $119.3 million was distributed to Valero in February 2002. On March 1, 2002, Diamond-Koch entered into an asset purchase and sale agreement with Teppco Partners, L.P. for the sale of the natural gas liquids gathering and pipeline system for $132.0 million, of which $66.0 million was distributed to Valero in March 2002. Diamond-Koch is in the process of finalizing negotiations with purchasers for the remaining assets and expects to complete the sale no later than April 2002.

  Golden Eagle Business

     Pursuant to an agreement dated February 4, 2002, and subsequently amended on February 20, 2002, Valero reached a definitive agreement with Tesoro to sell the Golden Eagle Business for $1.125 billion, which includes an estimated $130 million for refinery feedstock and refined product inventories and is subject to closing adjustments. The sales price includes the assumption by Tesoro of various employee benefit and lease obligations, but excludes certain assets and liabilities of the Golden Eagle Business that will be retained by Valero, including accounts receivable, accounts payable, certain accrued liabilities and income tax obligations. The sale is expected to close in April 2002, subject to regulatory approval.

  LEASE COMMITMENTS

     In February 2002, Valero entered into a $170 million structured lease arrangement to combine a portion of an existing structured lease assumed in the UDS Acquisition related to the UDS headquarters facility with the funding of planned construction to expand this facility for future use as Valero's new corporate headquarters. The portion of the new arrangement related to the existing UDS facility is being accounted for as an operating lease beginning in February 2002, while the portion related to planned construction will be accounted for as an operating lease upon completion of the construction. This structured lease has a lease term that expires in February 2007 and provides for up to two one-year renewal periods exercisable at Valero's option. If Valero elects to renew the lease, Valero is required to provide cash collateral in an amount equal to the residual value guarantee, which is currently estimated to be approximately $146 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Valero Energy Corporation:

     We have audited the accompanying consolidated balance sheets of Ultramar Diamond Shamrock Corporation (a Delaware corporation) and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ultramar Diamond Shamrock Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                                      /s/ ARTHUR ANDERSEN LLP
San Antonio, Texas
March 5, 2002

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                  (IN MILLIONS,
                                                               EXCEPT SHARE DATA)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (including $76.6 million of cash
     held in trust as of December 31, 2001).................  $   338.8   $   197.1
  Accounts and notes receivable, net........................      324.2       700.5
  Inventories...............................................      892.3       808.8
  Prepaid expenses and other current assets.................       61.7        29.3
  Income taxes receivable...................................      137.0          --
  Current deferred income tax assets........................       60.7       117.6
  Asset held for sale.......................................      106.8          --
                                                              ---------   ---------
          TOTAL CURRENT ASSETS..............................    1,921.5     1,853.3
                                                              ---------   ---------
Property, plant and equipment...............................    5,458.0     5,136.0
Less accumulated depreciation and amortization..............   (1,707.9)   (1,501.7)
                                                              ---------   ---------
  Property, plant and equipment, net........................    3,750.1     3,634.3
Other assets, net...........................................      650.8       500.8
                                                              ---------   ---------
     TOTAL ASSETS...........................................  $ 6,322.4   $ 5,988.4
                                                              =========   =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Advance from Valero Energy Corporation....................  $   703.0   $      --
  Current portion of long-term debt.........................      305.6         1.7
  Accounts payable..........................................      789.8       988.2
  Accrued expenses and other current liabilities............      285.1       203.9
  Taxes other than income taxes.............................      230.8       289.8
  Income taxes payable......................................         --        59.3
                                                              ---------   ---------
          TOTAL CURRENT LIABILITIES.........................    2,314.3     1,542.9
                                                              ---------   ---------
Long-term debt, less current portion........................      966.9     1,659.8
                                                              ---------   ---------
Other long-term liabilities.................................      362.5       366.3
                                                              ---------   ---------
Deferred income tax liabilities.............................      613.4       394.1
                                                              ---------   ---------
Commitments and contingencies
Minority interest in consolidated partnership...............      115.6          --
                                                              ---------   ---------
Company-obligated preferred stock of subsidiary trust.......      200.0       200.0
                                                              ---------   ---------
STOCKHOLDERS' EQUITY:
  Common Stock, par value $0.01 per share:
     250,000,000 shares authorized; 74,736,000 and
      86,987,000 shares issued and outstanding as of
      December 31, 2001 and 2000............................        0.7         0.9
  Additional paid-in capital................................      940.0     1,516.9
  Treasury stock, at cost; 1,099,026 shares and 51,795
     shares as of December 31, 2001 and 2000................      (44.6)       (1.2)
  Grantor trust stock ownership program, at cost; no shares
     and 3,583,000 shares as of December 31, 2001 and
     2000...................................................         --       (95.8)
  Retained earnings.........................................      997.0       509.0
  Accumulated other comprehensive loss......................     (143.4)     (104.5)
                                                              ---------   ---------
     TOTAL STOCKHOLDERS' EQUITY.............................    1,749.7     1,825.3
                                                              ---------   ---------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $ 6,322.4   $ 5,988.4
                                                              =========   =========

          See accompanying notes to consolidated financial statements.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEARS ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               2001          2000          1999
                                                            ----------    ----------    ----------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
SALES AND OTHER REVENUES..................................  $16,860.0     $17,061.1     $13,939.3
                                                            ---------     ---------     ---------
COSTS AND EXPENSES:
  Cost of products sold...................................   11,037.5      11,806.8       8,975.3
  Operating expenses......................................    1,263.7       1,092.8         994.5
  Selling, general and administrative expenses............      368.9         326.4         300.9
  Taxes other than income taxes...........................    2,936.4       2,768.7       2,990.5
  Depreciation and amortization...........................      277.8         253.1         240.8
  Restructuring and other expenses, net...................       (4.6)          1.2           8.2
                                                            ---------     ---------     ---------
     TOTAL COSTS AND EXPENSES.............................   15,879.7      16,249.0      13,510.2
                                                            ---------     ---------     ---------
OPERATING INCOME..........................................      980.3         812.1         429.1
  Interest income.........................................        8.3          21.0          12.4
  Interest expense, net...................................     (119.2)       (134.1)       (141.5)
  Equity income from joint ventures.......................        5.8          18.4          14.6
  Minority interest in net income of consolidated
     partnership..........................................       (9.4)           --            --
                                                            ---------     ---------     ---------
INCOME BEFORE INCOME TAXES AND DIVIDENDS OF SUBSIDIARY
  TRUST...................................................      865.8         717.4         314.6
  Provision for income taxes..............................     (320.5)       (262.8)       (131.1)
  Dividends on preferred stock of subsidiary trust........      (10.3)        (10.3)        (10.3)
                                                            ---------     ---------     ---------
NET INCOME................................................  $   535.0     $   444.3     $   173.2
                                                            =========     =========     =========
BASIC NET INCOME PER SHARE................................  $    7.22     $    5.12     $    2.00
                                                            =========     =========     =========
DILUTED NET INCOME PER SHARE..............................  $    7.08     $    5.11     $    2.00
                                                            =========     =========     =========
WEIGHTED AVERAGE NUMBER OF SHARES:
  Basic...................................................     74.052        86.773        86.615
  Diluted.................................................     75.537        87.002        86.742

          See accompanying notes to consolidated financial statements.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN MILLIONS)

                                                                   GRANTOR
                                                                    TRUST                 ACCUMULATED
                                          ADDITIONAL                STOCK                    OTHER           TOTAL
                                 COMMON    PAID-IN     TREASURY   OWNERSHIP   RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                 STOCK     CAPITAL      STOCK      PROGRAM    EARNINGS       LOSS           EQUITY
                                 ------   ----------   --------   ---------   --------   -------------   -------------
BALANCE AS OF JANUARY 1,
  1999.........................  $ 0.9     $1,512.7    $(100.1)    $    --     $ 82.5       $(112.0)       $1,384.0
  Net income...................     --           --         --          --      173.2            --           173.2
  Issuance of Common Stock.....     --          3.6       (0.6)         --         --            --             3.0
  Shares transferred to Grantor
    Trust Stock Ownership
    Program....................     --           --      100.0      (100.0)        --            --              --
  Cash dividends...............     --           --         --          --      (95.3)           --           (95.3)
  Other, net...................     --           --         --          --         --          28.4            28.4
                                 -----     --------    -------     -------     ------       -------        --------
BALANCE AS OF DECEMBER 31,
  1999.........................    0.9      1,516.3       (0.7)     (100.0)     160.4         (83.6)        1,493.3
  Net income...................     --           --         --          --      444.3            --           444.3
  Issuance of restricted stock,
    net of forfeitures.........     --          0.6       (0.5)        4.2         --            --             4.3
  Cash dividends...............     --           --         --          --      (95.7)           --           (95.7)
  Other, net...................     --           --         --          --         --         (20.9)          (20.9)
                                 -----     --------    -------     -------     ------       -------        --------
BALANCE AS OF DECEMBER 31,
  2000.........................    0.9      1,516.9       (1.2)      (95.8)     509.0        (104.5)        1,825.3
  Net income...................     --           --         --          --      535.0            --           535.0
  Issuance of restricted stock,
    net of forfeitures.........     --         (0.1)       0.6         5.9         --            --             6.4
  Exercise of stock options....     --         22.8       38.9        89.9         --            --           151.6
  Shares purchased under Common
    Stock buyback program......     --           --     (682.7)         --         --            --          (682.7)
  Retirement of Common Stock
    held in treasury...........   (0.2)      (599.6)     599.8          --         --            --              --
  Cash dividends...............     --           --         --          --      (47.0)           --           (47.0)
  Other, net...................     --           --         --          --         --         (38.9)          (38.9)
                                 -----     --------    -------     -------     ------       -------        --------
BALANCE AS OF DECEMBER 31,
  2001.........................  $ 0.7     $  940.0    $ (44.6)    $    --     $997.0       $(143.4)       $1,749.7
                                 =====     ========    =======     =======     ======       =======        ========

          See accompanying notes to consolidated financial statements.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   ---------   -------
                                                                      (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  535.0   $   444.3   $ 173.2
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     277.8       253.1     240.8
     Loss on derivative instruments.........................       3.1          --        --
     Provision for losses on receivables....................      16.6        21.4       9.2
     Gain on sale of property, plant and equipment..........      (0.7)       (1.4)   (116.0)
     Write-down of property, plant and equipment and
       goodwill.............................................       1.2         5.2     131.4
     Equity income from joint ventures......................      (5.8)      (18.4)    (14.6)
     Minority interest in net income of consolidated
       partnership..........................................       9.4          --        --
     Deferred income tax provision..........................     252.8        97.3      72.4
     Other, net.............................................      12.0         4.6       3.6
     Changes in operating assets and liabilities, net of
       acquisitions:
       Decrease (increase) in accounts and notes
          receivable........................................     363.2      (104.1)    (79.2)
       Decrease (increase) in inventories...................     (68.7)     (109.9)     87.4
       Decrease (increase) in prepaid expenses and other
          current assets....................................      (3.7)       (8.3)     13.1
       Increase (decrease) in accounts payable, accrued
          expenses and other current liabilities............    (379.0)      306.5      56.0
     Decrease in other assets...............................       2.5        26.6      18.2
     Increase (decrease) in other long-term liabilities.....       4.9       (20.1)    (58.8)
                                                              --------   ---------   -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........   1,020.6       896.8     536.7
                                                              --------   ---------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (426.2)     (191.7)   (167.6)
  Acquisitions, net of cash acquired........................      (6.8)      (21.0)    (17.3)
  Acquisition of Golden Eagle Refinery......................    (148.2)     (807.7)       --
  Deferred refinery maintenance turnaround costs............    (109.9)      (18.7)    (33.9)
  Proceeds from sales of property, plant and equipment......      31.7        27.8     289.4
                                                              --------   ---------   -------
          NET CASH (USED IN) PROVIDED BY INVESTING
            ACTIVITIES......................................    (659.4)   (1,011.3)     70.6
                                                              --------   ---------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advance from Valero Energy Corporation....................     703.0          --        --
  Proceeds from bridge loan facility........................     554.9          --        --
  Net change in commercial paper and working capital
     borrowings.............................................    (320.6)      354.9    (371.4)
  Repayment of long-term debt...............................    (640.8)      (41.5)   (231.4)
  Proceeds from the exercise of stock options...............     111.4         3.0       3.5
  Shares purchased under Common Stock buyback program.......    (682.7)         --        --
  Payment of cash dividends.................................     (47.0)      (95.7)    (95.3)
  Proceeds from sale of minority interest in consolidated
     partnership............................................     111.9          --        --
  Payment of cash distributions to minority interest in
     consolidated partnership...............................      (5.7)         --        --
                                                              --------   ---------   -------
          NET CASH (USED IN) PROVIDED BY FINANCING
            ACTIVITIES......................................    (215.6)      220.7    (694.6)
                                                              --------   ---------   -------
Effect of exchange rate changes on cash.....................      (3.9)       (1.9)      4.0
                                                              --------   ---------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     141.7       104.3     (83.3)
CASH AND CASH EQUIVALENTS AS OF BEGINNING OF YEAR...........     197.1        92.8     176.1
                                                              --------   ---------   -------
CASH AND CASH EQUIVALENTS AS OF END OF YEAR.................  $  338.8   $   197.1   $  92.8
                                                              ========   =========   =======

          See accompanying notes to consolidated financial statements.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
NET INCOME..................................................  $535.0   $444.3   $173.2
                                                              ------   ------   ------
Other comprehensive income (loss):
  Foreign currency translation adjustment...................   (36.8)   (20.4)    29.7
                                                              ------   ------   ------
  Minimum pension liability adjustment, net of income tax
     benefit................................................    (2.9)    (0.5)    (1.3)
                                                              ------   ------   ------
  Derivative instruments adjustments, net of income tax
     expense (benefit):
     Cumulative effect of accounting change, net of income
      tax expense of $8.5 million...........................    13.3       --       --
     Change in fair value of derivative instruments, net of
      income tax benefit of $4.1 million....................    (6.3)      --       --
     Reclassification adjustment for gains included in net
      income, net of income tax benefit of $4.0 million.....    (6.2)      --       --
                                                              ------   ------   ------
       Derivative instruments adjustment, net...............     0.8       --       --
                                                              ------   ------   ------
COMPREHENSIVE INCOME........................................  $496.1   $423.4   $201.6
                                                              ======   ======   ======

          See accompanying notes to consolidated financial statements.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 1:  BUSINESS DESCRIPTION AND ACQUISITION OF UDS BY VALERO ENERGY
CORPORATION

  UDS' BUSINESS

     Ultramar Diamond Shamrock Corporation (UDS) was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. UDS owned and operated seven refineries located in Texas (2), California (2), Oklahoma, Colorado and Quebec, Canada, and marketed its products through approximately 4,500 company-operated and dealer-operated convenience stores and 86 unattended cardlock stations. In the northeast region of the United States and in eastern Canada, UDS sold, on a retail basis, home heating oil to approximately 250,000 households.

     UDS' operations were affected by:

      -- company-specific factors, primarily refinery utilization rates and refinery maintenance turnarounds;

      -- seasonal factors, such as the demand for refined products during the summer driving season and heating oil during the winter season; and

      -- industry factors, such as movements in and the level of crude oil prices, the demand for and prices of refined products, industry supply capacity, refinery maintenance turnarounds and availability of refined product pipeline capacity.

  ACQUISITION OF UDS BY VALERO ENERGY CORPORATION

     On May 7, 2001, UDS announced that it had entered into an Agreement and Plan of Merger (the acquisition agreement) with Valero Energy Corporation (Valero) whereby UDS agreed to be acquired by Valero for total consideration of approximately $4.3 billion. In September 2001, the board of directors and shareholders of both UDS and Valero approved the acquisition and, on December 31, 2001, Valero completed its acquisition of UDS. Under the acquisition agreement, UDS shareholders received, for each share of UDS common stock they held, at their election, cash, Valero common stock or a combination of cash and Valero common stock, having a value equal to the sum of $27.50 plus 0.614 shares of Valero common stock (based on the average Valero common stock price over a ten trading-day period ending three days prior to closing).

     The average closing price of Valero common stock for the ten trading-day period specified in the acquisition agreement was $35.78 per share. Based on the exchange election results, UDS' shareholders electing Valero shares received, for each share of UDS common stock, 0.9265 shares of Valero common stock and $16.32 in cash. Shareholders electing cash and non-electing UDS shareholders received $49.47 in cash for each share of UDS common stock. The acquisition was accounted for by Valero using the purchase method.

     As a condition of the acquisition, on December 19, 2001, the U.S. Federal Trade Commission (FTC) approved a consent decree requiring divestiture of certain UDS assets. Pursuant to the consent decree, the assets to be divested were required to be put into a trust, with the future operations of those assets managed by an independent trustee approved by the FTC. The assets and their related operations are referred to as the Golden Eagle Refining and Marketing Assets Business and include:

      -- the 168,000 barrel-per-day Golden Eagle Refinery located in the San Francisco Bay area and all tangible assets used in the operation of the refinery including docks, tanks and pipelines;

      -- the wholesale marketing business generally associated with the Golden Eagle Refinery production, which includes primarily sales to unbranded customers located in the northern half of California, Fresno and north, and Reno, Nevada; and

      -- 70 Beacon- and Ultramar-branded convenience stores located in Northern California, including land, buildings, pump equipment, underground storage tanks and various store equipment.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Prior to the acquisition, Valero owned and operated six refineries, including three in Texas and one each in Louisiana, New Jersey and California with a combined throughput capacity of more than one million barrels per day. Valero markets its gasoline, diesel and other refined products in 34 states through a bulk and rack marketing network and, in California, through approximately 350 retail locations.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: These consolidated financial statements include the accounts of UDS and its wholly-owned subsidiaries and majority-owned partnership in which a controlling interest is held. Investments in 50% or less owned companies and joint ventures are accounted for using the equity method of accounting. All intercompany balances and transactions are eliminated in consolidation. These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and reflect UDS' historical cost basis and do not include any purchase price adjustments that resulted from the acquisition of UDS by Valero.

     USE OF ESTIMATES: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates, including those related to restructurings, litigation, environmental liabilities, and employee benefit obligations, based on currently available information. Changes in facts and circumstances may result in revised estimates.

     CASH AND CASH EQUIVALENTS: All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Cash and cash equivalents include $76.6 million of cash held in trust related to change-in-control payments to be made to UDS officers and key employees in connection with the acquisition by Valero, and cash restricted for use for environmental remediation costs.

     INVENTORIES: Crude oil, other feedstock and refined product inventories are valued at the lower of cost or market (net realizable value). Cost is determined primarily on the last-in, first-out (LIFO) basis. Materials, supplies and convenience store merchandise are valued at average cost, not in excess of market value.

     PROPERTY, PLANT AND EQUIPMENT: Additions to property, plant and equipment, including capitalized interest, are recorded at cost. Depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets. Assets recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset.

     GOODWILL: The excess of purchase price over the fair value of net assets of businesses acquired (goodwill) was being amortized using the straight-line method primarily over 15 to 20 years. Effective January 1, 2002, amortization of goodwill will cease and the unamortized balance will be tested annually for impairment. See the discussion of the Financial Accounting Standards Board's
(FASB) Statement No. 142 below regarding these required accounting changes.

     IMPAIRMENT: Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related assets. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows. Effective January 1, 2002, impairment accounting requirements will change. See the discussion of FASB Statement No. 144 below regarding the required accounting change.

     REFINERY MAINTENANCE TURNAROUND COSTS: Refinery maintenance turnaround costs are deferred when incurred and amortized over the period of time estimated to lapse until the next turnaround occurs which is

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
typically three to four years. Deferred costs include, among other items, the cost to repair, restore, refurbish or replace refinery equipment such as vessels, tanks, reactors, piping, valves, electrical equipment and heat exchangers.

     COMPUTER SOFTWARE COSTS: Purchased computer software costs, and the direct costs, both external and internal, associated with internally developed computer software are capitalized at cost. The internal costs are limited to capitalized interest and payroll costs of employees involved in the development. During 2001 and 2000, UDS capitalized $4.4 million and $14.7 million, respectively, of external and internal software costs, primarily related to the new stand-alone enterprise-wide information technology system implemented in February 2000 and upgraded in September 2001. Amortization is provided using the straight-line method over the estimated useful life of the related software, generally three to seven years.

     ENVIRONMENTAL REMEDIATION COSTS: Environmental remediation costs are expensed and the related accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration, including direct internal costs, and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

     REVENUE RECOGNITION: Sales and other revenues are recognized when the related goods are shipped and all significant obligations have been satisfied.

     SHIPPING AND HANDLING FEES AND COSTS: The FASB's Emerging Issues Task Force issued EITF Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" which addresses the income statement classification of amounts billed to a customer for shipping and handling and the related costs incurred for shipping and handling. The Task Force concluded that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenues earned for the goods provided and should be classified as revenue. The Task Force also concluded that the classification of shipping and handling costs is an accounting policy that should be disclosed. Registrants were required to apply the consensus guidance in the financial statements for the fourth quarter of their fiscal year beginning after December 15, 1999. Upon application of the consensus, comparative financial statements for prior periods were reclassified to comply with the classification guidelines of this Issue. During the fourth quarter of 2000, $30.5 million of freight costs was reclassified which had been netted against sales and other revenues during 2000 to cost of products sold. No other reclassifications to prior years' statements were necessary.

     Shipping and handling fees and costs are classified in cost of products sold. Such fees and costs relate to the transportation (via ship, train, truck or pipeline) of crude oil and other feedstocks to the refineries and refined products from the refineries to wholesale markets and company-operated and dealer-operated convenience stores.

     EXCISE TAXES: Federal excise and state motor fuel taxes collected on the sale of products and remitted to governmental agencies are included in sales and other revenues and in taxes other than income taxes. For the years ended December 31, 2001, 2000 and 1999, excise taxes were $2,820.9 million, $2,664.5 million and $2,895.9 million, respectively.

     INCOME TAXES: Income taxes are accounted for under the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     FOREIGN CURRENCY TRANSLATION: The functional currency of the Canadian operations is the Canadian dollar. The translation into U.S. dollars is performed for balance sheet accounts using exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the year. Adjustments resulting from this translation are reported in other comprehensive income.

     STOCK-BASED COMPENSATION: Stock-based compensation is accounted for using the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of UDS' common stock at the date of grant over the amount an employee must pay to acquire the stock.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which clarified certain issues from APB Opinion No. 25, "Accounting for Stock Issued to Employees." Interpretation No. 44 clarified the definition of an employee for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 was effective July 1, 2000. UDS has reviewed the guidance of this interpretation and believes that its accounting policies and the disclosures in the consolidated financial statements are appropriate and adequately address the requirements of Interpretation No. 44.

     INCOME PER SHARE: The computation of basic income per share is based on the weighted average number of common shares outstanding during the year. Diluted income per share is based on the weighted average number of common shares outstanding during the year and, to the extent dilutive, common stock equivalents consisting of stock options, stock awards subject to restrictions and stock appreciation rights.

     DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: Effective January 1, 2001, UDS adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. This statement established accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities in the balance sheet and be measured at their fair value. The statement requires that changes in the derivative instrument's fair value be recognized currently in income unless specific hedge accounting criteria are met.

     The application of Statement No. 133, as amended, could increase volatility in net income and other comprehensive income based on the level of derivative instruments utilized and the extent of hedging activities, which are subject to change from time to time based on management's decision as to the appropriate strategies and overall risk exposure levels.

     Interest rate swap agreements are used to manage the exposure to interest rate risk on fixed-rate debt obligations. Under Statement No. 133, as amended, these interest rate swap agreements are designated and documented as fair value hedges of the related fixed-rate debt obligations. The net gain or loss arising from marking to market the interest rate swap agreements, which have been designated and have qualified as fair value hedging instruments, and the related hedged debt are recorded in interest expense.

     UDS operations utilize contracts that provide for the purchase of crude oil and other feedstocks and for the sale of refined products. Certain of these contracts meet the definition of a derivative instrument in accordance with Statement No. 133, as amended. Management believes these contracts qualify for the normal purchases and normal sales exception under Statement No. 133, as amended, because they will be delivered in quantities expected to be used or sold over a reasonable period of time in the normal course of business. Accordingly, these contracts are designated as normal purchases and normal sales contracts and are not required to be recorded as derivative instruments under Statement No. 133, as amended.

     Commodity futures and options contracts are used to procure a large portion of UDS crude oil requirements and to hedge the exposure to crude oil, refined product, and natural gas price volatility. Under

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

Statement No. 133, as amended, these commodity futures contracts are not designated as hedging instruments. Commodity price and spread swaps contracts are used to manage the exposure to price volatility related to forecasted purchases of crude oil, refined products and natural gas and sales of refined products. Under Statement No. 133, as amended, certain commodity swaps are designated and documented as cash flow hedges of forecasted purchases. Other commodity swaps are not designated as hedging instruments. The net gain or loss arising from marking to market the commodity futures and swaps contracts is recorded in cost of products sold.

     Periodically, UDS enters into short-term foreign exchange and purchase contracts to manage the exposure to exchange rate fluctuations on the trade payables of the Canadian operations that are denominated in U.S. dollars. Under Statement No. 133, as amended, these contracts are not designated as hedging instruments.

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES: In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." Statement No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of Statement No. 125 without reconsideration. Except as otherwise provided, Statement No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement shall be applied prospectively; earlier or retroactive application of this statement is not permitted. UDS has reviewed the requirements of Statement No. 140 and believes that the accounting policies and disclosures in the consolidated financial statements are appropriate and adequately address the requirements of Statement No. 140. There was no impact to UDS' financial position or results of operations as a result of implementation of this statement.

     RECLASSIFICATIONS: Certain previously reported amounts have been reclassified to conform to the 2001 presentation.

     NEW ACCOUNTING PRONOUNCEMENTS

     FASB Statement No. 141

     In June 2001, the FASB issued Statement No. 141, "Business Combinations." Statement No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of Statement No. 141 are to be accounted for using the purchase method. The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Since UDS has not consummated a business combination subsequent to June 30, 2001, there was no impact to its financial position or results of operations as a result of implementation of this statement.

     FASB Statement No. 142

     In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The statement provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized but instead will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but such lives will not be limited to 40 years. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of Statement No. 142 are to be reported as resulting from a change in accounting principle. UDS has reviewed the requirements of Statement No. 142, and the impact of adoption effective January 1, 2002 will result in the cessation of goodwill amortization beginning January 1, 2002, which amortization approximates $15.0 million annually. In addition, UDS believes that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

     FASB Statement No. 143

     Also in June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. UDS is currently evaluating the impact of adopting this new statement.

     FASB Statement No. 144

     In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains Statement No. 121's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. This statement also supersedes APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. Statement No. 144 does not apply to goodwill or other intangible assets, the accounting and reporting of which is addressed in newly issued Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of Statement No. 144 are effective for financial statements for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. UDS is currently evaluating the impact of adopting this new statement.

NOTE 3:  ACQUISITIONS

  GOLDEN EAGLE REFINERY

     On August 31, 2000, UDS acquired Tosco Corporation's 168,000 barrel-per-day Avon Refinery (renamed the Golden Eagle Refinery) located in the San Francisco bay area of California. The original purchase price of $806.8 million also included crude oil, feedstock and refined product inventories and the assumption of certain employee benefit liabilities. In addition, the terms of the purchase and sale agreement

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
provided for additional consideration of up to $150.0 million over an eight-year period if average annual West Coast refinery margins exceeded historical averages. The purchase price was funded by a combination of proceeds from a $350.0 million bridge loan, $250.0 million from the sale of accounts receivable under the existing sales facility, and the remainder from commercial paper borrowings and cash on hand. In October 2000, the bridge loan was refinanced with commercial paper borrowings.

     The acquisition was accounted for using the purchase method. The purchase price was allocated based on the estimated fair values of the individual assets and liabilities at the date of acquisition. During the subsequent year, it was determined that the estimated fair values of inventories, accrued liabilities and other long-term liabilities were understated and property, plant and equipment was overstated. In addition, West Coast refinery margins exceeded historical averages resulting in the full $150.0 million of contingent consideration becoming due to Tosco Corporation. In accordance with the purchase and sale agreement, the $150.0 million was paid to Tosco Corporation in November 2001.

     The following table summarizes the revisions to the initial allocation of purchase price:

                                                  FINAL                      INITIAL
                                                ALLOCATION    ALLOCATION    ALLOCATION
                                                AUGUST 31,   DECEMBER 31,   AUGUST 31,
                                                   2001          2000          2000
                                                ----------   ------------   ----------
                                                            (IN MILLIONS)
Inventories and other current assets..........    $179.8        $150.3        $150.3
Property, plant and equipment.................     642.0         646.0         650.0
Goodwill......................................     205.3          33.4          28.6
Accrued expenses and other current
  liabilities.................................     (47.4)           --            --
Other long-term liabilities...................     (23.8)        (22.0)        (22.1)
                                                  ------        ------        ------
          Total purchase price................    $955.9        $807.7        $806.8
                                                  ======        ======        ======

  VALLEY SHAMROCK

     On September 29, 2000, UDS purchased Valley Shamrock, Inc., in a purchase business combination, for $16.2 million, which included the assumption of $6.2 million of debt. Valley Shamrock operates 23 convenience stores and two wholesale facilities in the Rio Grande Valley of south Texas.

     A summary of the purchase price allocation for Valley Shamrock is shown below:

                                                                   FINAL
                                                                ALLOCATION
                                                               -------------
                                                               (IN MILLIONS)
Working capital.............................................       $ 0.7
Property, plant and equipment...............................        19.8
Goodwill....................................................         2.6
Other assets................................................         0.5
Long-term debt..............................................        (6.2)
Other long-term liabilities.................................        (1.2)
                                                                   -----
          Total purchase price..............................       $16.2
                                                                   =====

     The operating results of these acquired businesses have been included in the consolidated statements of income from the dates of acquisition.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 4:  RESTRUCTURING AND OTHER EXPENSES

     Restructuring and other expenses consisted of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              2001    2000     1999
                                                              -----   -----   ------
                                                                  (IN MILLIONS)
Gain on sale of other property, plant and equipment.........  $(0.7)  $(1.4)  $(31.2)
Write-down of property, plant and equipment.................     --     5.2      6.0
Loss on permanent closure of Alma Refinery..................    1.2      --    138.2
Gain on sale of Michigan convenience stores, pipelines and
  terminals.................................................     --      --    (97.6)
Transaction costs related to the proposed Diamond 66 joint
  venture...................................................     --      --     11.0
Restructuring reserve reductions related to retail, refining
  and pipeline operations...................................   (5.1)   (2.6)   (18.2)
                                                              -----   -----   ------
     Restructuring and other expenses, net..................  $(4.6)  $ 1.2   $  8.2
                                                              =====   =====   ======

  ASSET SALES AND JOINT VENTURES

     In March 2001, a $6.6 million gain on the sale of the Ardmore crude oil gathering operations to Teppco Partners, L.P. was recognized and throughout 2001, net losses totaling $5.9 million primarily related to retail asset sales and retirements were recognized. In December 2001, UDS recognized a loss of $1.2 million to write down the Alma Refinery salvage value.

     In June 2000, a $5.2 million impairment write-down was recognized related to certain pipelines and crude oil gathering operations in Colorado (carrying value prior to writedown was $5.7 million). In June 1999, UDS recognized a $6.0 million impairment write-down related to certain pipelines and crude oil gathering operations in Oklahoma and Kansas (carrying value prior to writedown was $9.5 million).

     In December 1999, UDS finalized the sale of the Michigan convenience stores, pipelines and terminals, with a net carrying value of $124.6 million, to Marathon Ashland Petroleum LLC and recognized a gain of $97.6 million. Upon completion of the sale, the Alma Refinery was permanently closed and a loss of $138.2 million was recognized, which included a $125.4 million impairment write-down and $12.8 million of severance and closure costs. The impairment write-down consisted of $100.4 million related to property, plant and equipment (carrying value prior to write-down was $128.4 million), $22.0 million related to goodwill and $3.0 million related to deferred refinery maintenance turnaround costs.

     Included in gain on sale of other property, plant and equipment of $31.2 million for the year ended December 31, 1999 is a $22.6 million gain related to the sale or closure of 239 convenience stores including 162 of the under-performing convenience stores identified in June 1998. The net carrying value of the 239 convenience stores was $38.7 million, including goodwill. In addition, UDS recognized a $2.2 million gain on the sale of an 8.33% interest in the McKee to El Paso refined product pipeline and terminal to Phillips Petroleum Company.

     In March 1999, UDS terminated discussions with Phillips Petroleum Company related to the formation of a proposed joint venture (Diamond 66). During the first quarter of 1999, $11.0 million of transaction costs related to the formation of Diamond 66 were expensed.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

  RESTRUCTURINGS

     In June 1998, UDS adopted a three-year restructuring plan to reduce the cost structure of its US retail system by eliminating employee positions to improve operating efficiencies and to close and sell 316 under-performing convenience stores. In addition, UDS restructured certain pipeline and terminal operations and support infrastructure. Under the restructuring plan, the convenience stores were to be operated until closed and management decided the best sales alternative. Operating income before retail overhead expense allocations for the 316 convenience stores for the six months ended June 30, 2001 and the years ended December 31, 2000 and 1999 was breakeven, $0.7 million and $3.8 million, respectively, including the results for the sold stores through the date of sale.

     From July 1998 through June 2001, 286 convenience stores were sold or closed, and 261 retail employees and 76 pipeline and terminal employees were terminated. In addition, it was subsequently determined that the operations of 12 convenience stores could be improved and those stores would not be sold. The remaining 18 under-performing convenience stores, which have not been sold, are in the process of being disposed of and management does not anticipate incurring additional expenses related to the disposal of those stores. Effective June 30, 2001, the three-year restructuring program was completed and the balance of the various restructuring reserves was credited into income.

     During 1999 and 2000, the market demand for convenience stores increased significantly as both large and small operators sought to increase the number of stores they operated. As a result, UDS was able to sell many of the under-performing convenience stores, instead of closing them and selling the underlying property as originally planned. Because UDS was able to sell these properties as operating stores, a portion of the fuel system removal costs, lease buyout costs and severance costs have not been incurred, and the restructuring reserves were reduced accordingly during the six months ended June 30, 2001, and the years ended December 31, 2000 and 1999.

     Changes in accrued restructuring reserves were as follows:

                                 SEVERANCE AND   LEASE BUYOUT    FUEL SYSTEM
                                 RELATED COSTS      COSTS       REMOVAL COSTS   TOTAL
                                 -------------   ------------   -------------   ------
                                                     (IN MILLIONS)
Balance as of December 31,
  1998.........................     $ 19.0          $14.0          $ 16.1       $ 49.1
  Payments.....................      (12.8)          (1.8)           (2.7)       (17.3)
  Reserve reductions...........       (1.1)          (6.2)          (10.9)       (18.2)
                                    ------          -----          ------       ------
Balance as of December 31,
  1999.........................        5.1            6.0             2.5         13.6
  Payments.....................       (2.4)          (0.5)           (0.5)        (3.4)
  Reserve reductions...........         --           (1.6)           (1.0)        (2.6)
                                    ------          -----          ------       ------
Balance as of December 31,
  2000.........................        2.7            3.9             1.0          7.6
  Payments.....................       (0.1)          (2.0)           (0.4)        (2.5)
  Reserve reductions...........       (2.6)          (1.9)           (0.6)        (5.1)
                                    ------          -----          ------       ------
Balance as of December 31,
  2001.........................     $   --          $  --          $   --       $   --
                                    ======          =====          ======       ======

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 5:  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
Accounts receivable.........................................  $253.8   $393.0
Notes receivable............................................    66.1    307.7
                                                              ------   ------
  Total.....................................................   319.9    700.7
Allowance for uncollectible accounts........................    (3.4)    (5.3)
Other.......................................................     7.7      5.1
                                                              ------   ------
  Accounts and notes receivable, net........................  $324.2   $700.5
                                                              ======   ======

     The changes in allowance for uncollectible accounts consisted of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              2001    2000     1999
                                                              -----   -----   ------
                                                                  (IN MILLIONS)
Balance as of beginning of year.............................  $ 5.3   $ 3.4   $ 14.3
  Provision charged to expense..............................    0.4     3.4      0.4
  Accounts written off, net of recoveries...................   (2.3)   (1.5)   (11.3)
                                                              -----   -----   ------
Balance as of end of year...................................  $ 3.4   $ 5.3   $  3.4
                                                              =====   =====   ======

     In March 1999, UDS arranged a $250.0 million revolving accounts receivable sales facility. On March 1, 2001, the facility was increased $110.0 million to $360.0 million. On an ongoing basis, UDS sells eligible accounts receivable to Coyote Funding, L.L.C. (Coyote), a non-consolidated, wholly owned subsidiary. Coyote sells a percentage ownership in these receivables, without recourse, to a third party cooperative corporation. UDS' retained interest in receivables sold to Coyote is included in notes receivable and is recorded at fair value. The fair value of the retained interest in these receivables approximates the eligible accounts receivable sold to Coyote less the amount of receivables sold to the third party cooperative corporation.

     As of December 31, 2001 and 2000, the outstanding amount of receivables sold to the third party cooperative corporation was $273.0 million and $250.0 million, respectively. Discounts and net expenses associated with the sales of receivables totaled $13.1 million, $10.9 million and $11.2 million and are included in interest expense in the consolidated statements of income for the years ended December 31, 2001, 2000 and 1999, respectively.

     The cash flows related to this sales facility consisted of the following:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                 (IN MILLIONS)
Proceeds from the sales of receivables......................  $   84.1   $  313.0
Proceeds from collections under the facility................   8,875.0    7,916.9

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Proceeds from the sales of receivables were used partially to fund the share buyback program in 2001 (see Note 14: Stockholders' Equity) and partially to fund the acquisition of the Golden Eagle Refinery in 2000. Proceeds from collections under the sales facility were reinvested in the program by the third party cooperative corporation. The third party cooperative corporation's interest in UDS receivables was never in excess of $360.0 million and $250.0 million during the years ended December 31, 2001 and 2000, respectively.

     Included in accrued expenses and other current liabilities is the allowance for uncollectible accounts related to the accounts receivable sales facility. The changes in this allowance for uncollectible accounts consisted of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                               2001     2000    1999
                                                              ------   ------   ----
                                                                  (IN MILLIONS)
Balance as of beginning of year.............................  $ 11.0   $  8.8   $ --
  Provision charged to expense..............................    16.2     18.0    8.8
  Accounts written off, net of recoveries...................   (15.3)   (15.8)    --
                                                              ------   ------   ----
Balance as of end of year...................................  $ 11.9   $ 11.0   $8.8
                                                              ======   ======   ====

NOTE 6:  INVENTORIES

     Inventories consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
Crude oil and other feedstocks..............................  $362.1   $279.1
Refined and other finished products.........................   376.2    380.2
Convenience store merchandise...............................    83.0     83.7
Materials and supplies......................................    71.0     65.8
                                                              ------   ------
  Total inventories.........................................  $892.3   $808.8
                                                              ======   ======

     The LIFO value of the crude oil and other feedstocks and refined and other finished products inventories as of December 31, 2001 was based on an average cost of $20.98 per barrel and the average market price was $24.31 per barrel. The LIFO value of the crude oil and other feedstocks and refined and other finished products inventories as of December 31, 2000 was based on an average cost of $20.29 per barrel and the average market price was $36.05 per barrel. As of December 31, 2001, replacement cost exceeded the LIFO cost of inventories by $106.0 million.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 7:  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                      DECEMBER 31,
                                                    ESTIMATED     ---------------------
                                                   USEFUL LIVES     2001        2000
                                                   ------------   ---------   ---------
                                                                      (IN MILLIONS)
Land.............................................            -    $   320.6   $   291.7
Crude oil processing facilities..................  15-30 years      3,245.0     3,103.5
Pipelines and terminals..........................  15-30 years        594.7       564.6
Retail facilities................................   5-30 years        886.0       844.6
Petrochemical processing facilities..............   5-25 years         62.1        61.9
Other............................................   3-10 years        118.0        92.0
Construction in progress.........................                     231.6       177.7
                                                                  ---------   ---------
  Total..........................................                   5,458.0     5,136.0
Accumulated depreciation and amortization........                  (1,707.9)   (1,501.7)
                                                                  ---------   ---------
  Property, plant and equipment, net.............                 $ 3,750.1   $ 3,634.3
                                                                  =========   =========

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 8:  OTHER ASSETS

     Other assets consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
Goodwill, net of accumulated amortization of $92.4 million
  in 2001 and $74.3 million in 2000.........................  $387.4   $235.8
Non-current notes receivable, net...........................    28.8     30.5
Refinery maintenance turnaround costs, net of accumulated
  amortization of $71.4 million in 2001 and $64.7 million in
  2000......................................................   140.5     43.0
Equity investment in Diamond-Koch, L.P. ....................      --    109.3
Equity investment in Skelly-Belvieu Pipeline Company, LLC...    16.5     16.2
Other non-current assets....................................    77.6     66.0
                                                              ------   ------
  Other assets, net.........................................  $650.8   $500.8
                                                              ======   ======

     During the year ended December 31, 2001, goodwill increased $169.7 million due primarily to the $150.0 million contingency payment paid to Tosco Corporation relating to the acquisition of the Golden Eagle Refinery.

     UDS has a 50% interest in Diamond-Koch, L.P., a joint venture with Koch Industries, Inc., which includes each entity's petrochemical assets located at Mont Belvieu, Texas. In the latter part of 2001, Koch Industries and UDS decided to sell Diamond-Koch's four operating units and began soliciting bids from interested parties. See Note 24: Subsequent Events for details regarding sales that have been completed. As of December 31, 2001, the equity investment in Diamond-Koch has been reclassified to asset held for sale in the consolidated balance sheet. During the years ended December 31, 2001, 2000 and 1999, equity income from Diamond-Koch totaled $2.3 million, $14.5 million and $10.7 million, respectively. Also during the years ended December 31, 2001, 2000 and 1999, distributions received from Diamond-Koch totaled $4.8 million, $19.2 million and $10.9 million, respectively.

     UDS has a 50% equity investment in Skelly-Belvieu Pipeline Company, LLC, a partnership with Phillips Petroleum Company, which owns a natural gas pipeline that transports refinery-grade propylene from UDS' McKee Refinery and Phillips' Borger Refinery to Mont Belvieu, Texas. During the years ended December 31, 2001, 2000 and 1999, equity income from Skelly-Belvieu totaled $3.2 million, $3.9 million and $3.9 million, respectively. Also during the years ended December 31, 2001, 2000 and 1999, distributions received from Skelly-Belvieu totaled $2.9 million, $4.7 million and $3.7 million, respectively.

NOTE 9:  ADVANCE FROM VALERO ENERGY CORPORATION

     On December 31, 2001, prior to the closing of the acquisition of UDS by Valero, UDS ceased borrowing under its commercial paper program that was used to fund its operations. As a result, Valero advanced to UDS $703.0 million to repay all amounts outstanding under the commercial paper program.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 10:  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                        MATURITY     2001       2000
                                                        --------   --------   --------
                                                                      (IN MILLIONS)
8.625% Guaranteed Notes...............................     2002    $  282.6   $  274.8
Medium-term Notes:
  7.4% (average rate).................................     2005        46.0       46.0
  8.0%................................................     2005       161.3      149.9
  8.5% (average rate).................................     2003        24.0       24.0
  9.375%..............................................     2001          --       75.0
Debentures:
  7.25% (non-callable)................................     2010        25.0       25.0
  7.65% (putable July 1, 2006)........................     2026       100.0      100.0
  8.00% (callable April 1, 2003)......................     2023        98.8      100.0
  8.75% (non-callable)................................     2015        75.0       75.0
Total Senior Notes:
  6.75% (putable October 15, 2009; callable
     thereafter)......................................     2037       100.0      100.0
  7.20% (callable)....................................     2017       200.0      200.0
  7.45% (callable)....................................     2097       100.0      100.0
Partnership Revolving Credit Facility.................     2006        16.0         --
Commercial Paper......................................                   --      354.3
Other.................................................  Various        43.8       37.5
                                                                   --------   --------
  Total long-term debt................................              1,272.5    1,661.5
Less current portion..................................               (305.6)      (1.7)
                                                                   --------   --------
  Long-term debt, less current portion................             $  966.9   $1,659.8
                                                                   ========   ========

     Generally, UDS' outstanding debt is unsecured with interest payable semi-annually.

     In 1992, Ultramar Credit Corporation (UCC), a financing subsidiary, issued the 8.625% Guaranteed Notes in a public offering and such notes are guaranteed by UDS.

     The 2017 Total Senior Notes and the 2097 Total Senior Notes may be redeemed at any time at UDS' option, in whole or in part, at a redemption price equal to the greater of: (a) 100% of the principal amount, or (b) the sum of the present value of outstanding principal and interest thereon, discounted at the U.S. Treasury Yield plus 20 basis points, together with accrued interest, if any, to the date of redemption. The 2037 Total Senior Notes may be redeemed, in whole or in part, by the holders on October 15, 2009, at a redemption price equal to 100% of the principal plus accrued interest. After October 15, 2009, the 2037 Total Senior Notes are redeemable at UDS' option in the same manner as the 2017 Total Senior Notes and 2097 Total Senior Notes.

     During the year ended December 31, 2001, UDS had the following debt facilities available:

      -- a $700.0 million U.S. revolving credit facility (U.S. Bank Facility) along with a $700.0 million commercial paper program supported by the U.S. Bank Facility;

      -- a Cdn. $200.0 million revolving credit facility for Canadian Ultramar Company (CUC), a Canadian subsidiary of UDS;

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

      -- money market lines of credit with numerous financial institutions which provided borrowing capacity of $470.0 million and Cdn. $195.0 million; and

      -- a Partnership facility under which Shamrock Logistics, L.P. (now Valero L.P.) may borrow up to $120.0 million (the Partnership Revolving Credit Facility).

     In order for Valero to finalize its financing arrangements related to the acquisition of UDS on December 31, 2001, UDS was required to terminate its $700.0 million U.S. Bank Facility and commercial paper program on December 31, 2001. In addition, the available borrowing capacity under the U.S. money market lines of credit was reduced from $470.0 million to $35.0 million. The various Canadian debt facilities were not impacted by the acquisition.

     Borrowings under the money market lines are typically short-term and bear interest at prevailing market rates as established by the financial institutions. As of December 31, 2001 and 2000, there were no outstanding borrowings under these money market lines.

     The Revolving Credit Facilities require annual fees on the total used and unused portion of the facilities. The interest rate under the Revolving Credit Facilities is floating based upon the prime rate, the London interbank offered rate or other floating interest rates, at UDS' option. Amounts outstanding under the Canadian Facility and the Partnership Revolving Credit Facility are due in 2002 and 2006, respectively, upon expiration. Outstanding letters of credit totaled $134.6 million and $145.8 million as of December 31, 2001 and 2000, respectively.

     The aggregate maturity of long-term debt as of December 31, 2001 was as follows (in millions):

2002........................................................   $  305.6
2003........................................................       28.8
2004........................................................        0.6
2005........................................................      207.9
2006........................................................       16.7
Thereafter..................................................      712.9
                                                               --------
  Total long-term debt......................................   $1,272.5
                                                               ========

     The Revolving Credit Facility and the indentures governing the various notes contain restrictive covenants relating to UDS' financial condition, operations and properties. Under these covenants, UDS and certain of its subsidiaries are required to maintain, among other things, certain specified consolidated interest coverage and debt-to-total capitalization ratios. Although these covenants have the effect of limiting UDS' ability to pay dividends, it is not anticipated that these limitations will affect its present ability to pay dividends.

     In order to manage interest costs on outstanding long-term debt, UDS entered into various interest rate swap agreements (see Note 20: Financial Instruments). The interest rate swap agreements modify the interest rate characteristics of a portion of UDS' long-term debt from a fixed to a floating rate. As of December 31, 2001 and 2000, the following interest rate swap agreements were outstanding:

                                                                 YEAR OF MATURITY
                                                             ------------------------
FIXED TO FLOATING                                             2002     2005     2023
-----------------                                            ------   ------   ------
Notional amount (in millions)..............................  $200.0   $150.0   $100.0
Weighted average rate received.............................    6.23%    6.36%    6.93%
Weighted average rate paid in 2001.........................    4.16%    4.22%    4.42%
Weighted average rate paid in 2000.........................    6.22%    6.10%    6.47%

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Interest payments totaled $123.2 million, $122.5 million and $127.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 11:  OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
Employee benefit plan liabilities...........................  $181.7   $150.1
Environmental liabilities...................................    78.5    100.0
Other.......................................................   102.3    116.2
                                                              ------   ------
  Other long-term liabilities...............................  $362.5   $366.3
                                                              ======   ======

NOTE 12:  MINORITY INTEREST IN CONSOLIDATED PARTNERSHIP

     On April 16, 2001, Shamrock Logistics, L.P. (renamed Valero L.P. on December 31, 2001), previously a wholly owned partnership of UDS, issued 5.2 million limited partnership common units in an initial public offering at a price of $24.50 per unit. Proceeds from the offering totaled $111.9 million, net of offering expenses of $14.9 million, and were used to pay down debt. Subsequent to the initial public offering, UDS owned approximately 74% of Shamrock Logistics' ownership equity. The issuance of Shamrock Logistics' common units was accounted for as a capital transaction in the consolidated financial statements; thus no gain or loss was recognized in the consolidated statement of income.

     As a result of UDS' owning a majority of the ownership interest, Shamrock Logistics is consolidated in UDS' consolidated financial statements. The minority interest in consolidated partnership on the consolidated balance sheet of $115.6 million represents the minority unitholders' investment in Shamrock Logistics plus their share of the net income of Shamrock Logistics since April 16, 2001 less distributions paid to minority unitholders. The minority interest in net income of consolidated partnership in the consolidated statement of income of $9.4 million represents the minority unitholders' share of the net income of Shamrock Logistics.

     Shamrock Logistics declared quarterly partnership distributions as follows (in millions, except per unit amounts):

                                                                            DISTRIBUTION
                                                                TOTAL         PAID TO
                                              DISTRIBUTION   DISTRIBUTION     MINORITY
DATE DISTRIBUTION WAS PAID                      PER UNIT         PAID       UNITHOLDERS
--------------------------                    ------------   ------------   ------------
August 14, 2001.............................     $0.50          $ 9.8           $2.6
November 14, 2001...........................      0.60           11.7            3.1

NOTE 13:  COMPANY-OBLIGATED PREFERRED STOCK OF SUBSIDIARY TRUST

     On June 25, 1997, UDS Capital I (the Trust) issued 8,000,000 shares of 8.32% Trust Originated Preferred Securities (TOPrS), with a $25.00 liquidation amount per security, in an underwritten public offering. Total proceeds from the offering were $200.0 million. Holders of the TOPrS have limited voting rights and are not entitled to vote to appoint, remove or replace, or to increase or decrease the number of trustees, which voting rights are vested exclusively with UDS.

     The TOPrS are redeemable on or after June 30, 2002 at the option of the Trust, in whole or in part, at a redemption price equal to $25.00 per security. Distributions on the TOPrS are cumulative and payable

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, if and when the Trust has funds available for distribution, at the annual rate of 8.32% of the liquidation amount of $25.00 per TOPrS.

     The Trust is a wholly-owned subsidiary trust and UDS has guaranteed, on a subordinated basis, the dividend payments due on the TOPrS if and when declared.

NOTE 14:  STOCKHOLDERS' EQUITY

  GRANTOR TRUST STOCK OWNERSHIP PROGRAM

     In November 1999, UDS created the Grantor Trust Stock Ownership Program
(GSOP) to which 3,740,000 shares of treasury stock were contributed. UDS instructed the trustee to sell shares as necessary and to use the proceeds from those sales and any dividends paid on those contributed shares, toward the satisfaction of a portion of UDS' future obligations under certain compensation and employee benefit plans. The shares held in trust were not considered outstanding for income per share purposes until they were committed to be released. During the years ended December 31, 2001 and 2000, 156,661 shares and 3,583,339 shares, respectively, were transferred directly to employees or employee benefit plan participants in satisfaction of UDS' obligation to pay compensation and benefits. The majority of shares transferred related to stock option exercise activity. For financial reporting purposes, the GSOP was consolidated with UDS and all dividends and interest transactions between the GSOP and UDS were eliminated.

  COMMON STOCK BUYBACK PROGRAM

     On February 7, 2001, the Board of Directors of UDS approved a share buyback program to repurchase $750.0 million of UDS common stock. As of December 31, 2001, 17,050,109 shares of common stock had been purchased at a total cost of $682.7 million, including 7,050,109 shares at a price of $32.85 per share which were held by TotalFinaElf since UDS acquired Total Petroleum (North America) Ltd. in September 1997. In conjunction with the share buyback program, UDS entered into an agreement to repurchase 10,000,000 shares under an accelerated program with a financial institution at an initial cost of $323.3 million. In May 2001, the accelerated stock buyback program was settled with an additional payment of $126.3 million as a result of an increase in the UDS common stock price.

     In order to fund the share buyback program, UDS entered into a short-term bridge loan agreement on February 7, 2001 with two banks that committed to lend up to $750.0 million. Borrowings under the short-term bridge loan totaled $554.9 million. In May 2001, the outstanding balance of the bridge loan was paid off with proceeds received from commercial paper borrowings and available cash.

  INCENTIVE PLANS

     UDS had adopted several Long-Term Incentive Plans (the LTIPs) which are administered by the Compensation Committee of the Board of Directors (the Committee). Under the terms of the LTIPs, the Committee could grant restricted shares, stock options, stock appreciation rights and performance units to officers and key employees. The vesting period for awards under the LTIPs was established by the Committee at the time of grant. Restricted shares awarded under the 1992 and 1996 LTIPs generally vested on the third anniversary of the date of grant. Restricted shares granted under the 1987 and 1990 LTIPs vested generally over a four-year period. Stock options could not be granted at less than the fair market value of the common stock on the date of grant and could not expire more than ten years from the date of grant. The majority of stock options became exercisable 30%, 30% and 40% on the first, second and third anniversaries of the date of grant.

     During the year ended December 31, 2001, under the LTIPs, the Committee granted 217,800 performance restricted shares, 10,814,610 performance units and 5,006 restricted shares to officers and certain key

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
employees. During the year ended December 31, 2000, under the LTIPs, the Committee granted 148,800 performance restricted shares, 6,768,100 performance units and 10,961 restricted shares to officers and certain key employees. The performance restricted shares would vest if UDS achieved specific financial objectives over a three-year performance period and the ultimate number of performance restricted shares granted for a particular grant year could have been increased up to 200% (i.e. 435,600 shares for the performance restricted shares granted in 2001). The performance units, equal to $1 per unit, would vest if UDS achieved specific financial objectives over a two-year performance period and the ultimate number of performance units granted for a particular grant year could have been increased up to 200% (i.e. 21,629,220 units for the 2001 grant). The restricted shares vested on the second anniversary from the date of grant.

     During the performance periods, a grantee could vote and receive dividends on the performance restricted shares and the restricted shares. However, the performance restricted shares and restricted shares were subject to transfer restrictions and were all or partially forfeited if a grantee terminated. Upon issuance of the performance restricted shares, unearned compensation cost equivalent to the market value of the shares granted was charged to stockholders' equity and was amortized to salary expense over the vesting period as the performance objectives were achieved. The unamortized compensation cost was adjusted periodically based on changes in the market value of the shares. Any additional performance restricted shares earned in excess of the granted shares were to be paid in cash and were accrued based on the market value of the equivalent shares earned to date. Compensation expense for the performance units was recognized over the vesting period as the performance objectives were achieved.

     During the years ended December 31, 2001 and 2000, UDS recognized compensation expense of $23.7 million and $6.6 million, respectively, related to performance restricted shares, performance units and restricted shares.

     All of the LTIPs included a "change in control" provision under which all granted and outstanding performance restricted shares, performance units and restricted shares would vest upon a "change in control" as defined in the LTIP agreements. In the case of the performance restricted shares and performance units, the level of achievement for the performance objectives during the remaining performance period was assumed to equal 100%. In addition, all outstanding stock options vested and became 100% exercisable upon a "change in control" as defined in the stock option agreements. A "change in control" occurred when UDS was acquired by Valero on December 31, 2001 and all outstanding stock options, performance restricted shares, performance units and restricted shares became vested.

     In addition to the above, UDS had previously entered into employment agreements with its officers and certain key employees that provided for "change in control" payments equivalent to three years of salary and bonus and additional retirement benefits if the acquiring company did not retain the services of such officers or key employees.

     The consolidated financial statements do not reflect the acquisition of UDS by Valero; thus the impact of the "change in control" provisions relating to the LTIP agreements and the employment agreements have not been recognized in the accompanying consolidated financial statements. In January 2002, subsequent to the acquisition, Valero paid $90.1 million to the officers and certain key employees of UDS pursuant to the change in control provisions of the LTIP agreements and the employment agreements.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

Stock option transactions under the various LTIPs are summarized as follows:

                                                       NUMBER OF     WEIGHTED AVERAGE
                                                     STOCK OPTIONS    EXERCISE PRICE
                                                     -------------   ----------------
Outstanding as of December 31, 1998................    7,196,599          $27.67
  Granted..........................................      290,900           21.71
  Canceled.........................................     (597,199)          30.26
  Exercised........................................     (157,339)          20.38
                                                      ----------
Outstanding as of December 31, 1999................    6,732,961           27.35
  Granted..........................................    1,115,987           23.32
  Canceled.........................................     (420,034)          28.70
  Exercised........................................     (132,943)          19.32
                                                      ----------
Outstanding as of December 31, 2000................    7,295,971           26.80
  Granted..........................................    2,060,952           36.23
  Canceled.........................................      (38,687)          29.43
  Exercised........................................   (5,159,478)          26.91
                                                      ----------
Outstanding as of December 31, 2001................    4,158,758           31.32
                                                      ==========
Stock options exercisable as of December 31:
  1999.............................................    3,941,934           26.92
  2000.............................................    4,076,591           26.56
  2001 (excluding the impact of the change in
     control)......................................    2,110,966           26.52

     The above stock options had terms ranging from 5 to 10 years. As of December 31, 2001, prior to the acquisition by Valero, there were 4,423,892 shares available for future issuance under the LTIPs. For the year ended December 31, 2001, UDS recorded in stockholders' equity a $38.0 million non-cash tax benefit resulting from the exercise of stock options.

     Stock options outstanding and exercisable (exclusive of the impact of the change in control) as of December 31, 2001 were as follows:

                             STOCK OPTIONS OUTSTANDING                 STOCK OPTIONS EXERCISABLE
                 -------------------------------------------------   ------------------------------
                               WEIGHTED AVERAGE
RANGE OF           NUMBER       REMAINING LIFE    WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICE   OUTSTANDING       IN YEARS        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------------   -----------   ----------------   ----------------   -----------   ----------------
$15.00-$19.49        66,620          0.8               $15.83            66,620         $15.83
$20.40-$24.88       780,160          6.2                23.31           780,160          23.31
$25.00-$29.90       666,158          3.6                27.00           666,158          27.00
$30.13-$34.63     2,172,611          5.9                32.29           567,011          31.09
$35.52-$38.93        66,176          2.5                36.89            31,017          36.29
$43.40-$44.35        14,544          2.5                43.67                --             --
$46.40-$49.90       166,044          5.6                48.99                --             --
$50.05-$55.58       226,445          5.6                51.44                --             --
                  ---------                                           ---------
$15.00-$55.58     4,158,758          4.1               $31.32         2,110,966         $26.52
                  =========                                           =========

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     UDS accounts for its stock option plans using the intrinsic value method and, accordingly, has not recognized compensation expense for stock options granted, since the option price equaled the common stock price on the date of grant. The weighted average fair value of stock options granted during the years ended December 31, 2001, 2000 and 1999 was $7.00, $4.74 and $3.96 per option, respectively. The fair value for these stock options was estimated at the respective grant dates using the Black-Scholes option pricing model with the following assumptions:

                                                    YEARS ENDED DECEMBER 31,
                                             ---------------------------------------
                                                2001          2000          1999
                                             -----------   -----------   -----------
Risk free interest rate....................  1.79%-5.05%   6.02%-6.79%   4.77%-6.02%
Expected life..............................      4 years       4 years       4 years
Expected volatility........................      28%-34%       24%-26%       24%-25%
Expected dividend yield....................  3.70%-4.41%   4.00%-4.19%   3.70%-3.94%

     Had UDS accounted for stock options granted in 2001, 2000 and 1999 using the fair value method at the date of grant, additional compensation expense would have been recorded and the pro forma effect would have been as follows:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
                                                             (IN MILLIONS, EXCEPT PER
                                                                   SHARE DATA)
Pro forma net income.......................................  $531.0   $440.7   $170.1
Pro forma net income per share:
  Basic....................................................  $ 7.17   $ 5.08   $ 1.96
  Diluted..................................................  $ 7.03   $ 5.07   $ 1.96

     For purposes of the pro forma disclosures, the estimated fair value of stock options is amortized to expense over the stock options' vesting periods.

     The Committee adopted the 2001, 2000 and 1999 Annual Incentive Plans (AIP) which provide for cash awards based on certain criteria to officers and certain key employees. For the years ended December 31, 2001, 2000 and 1999, the related AIP expense was $18.3 million, $11.3 million and $8.6 million, respectively.

     Under the terms of the Non-Employee Director Equity Plan, non-employee directors are granted restricted shares on the date elected to the Board of Directors equal to at least 50% of the non-employee director's annual retainer. Additional restricted shares are granted to the non-employee director every five years following the initial date of grant. At each annual meeting, each non-employee director is also granted stock options for 1,000 shares. The stock options are fully exercisable at the following annual meeting. The stock options expire ten years from the date of grant. During the year ended December 31, 2001, 18,000 stock options and 44,583 restricted share awards were granted. During the year ended December 31, 2000, 20,000 stock options and 4,530 restricted share awards were granted. During the year ended December 31, 1999, 11,000 stock options and 2,502 restricted share awards were granted. As of December 31, 2001, a total of 235,285 shares were available for future issuance under this plan.

     In 1993, the Committee adopted the Ultramar Corporation Stock Purchase Plan and Dividend Reinvestment Plan which allows eligible holders of common stock to use dividends to purchase common stock and to make optional cash payments to buy additional shares of common stock. UDS had reserved a total of 2,000,000 shares of common stock for issuance under this plan. As of December 31, 2001, a total of 57,441 shares had been issued under the plan and 1,942,559 shares remain available for future issuance.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 15:  COMPUTATION OF NET INCOME PER SHARE

     Basic net income per share is calculated as net income divided by the weighted average number of common shares outstanding. Diluted net income per share assumes, when dilutive, issuance of the net incremental shares from stock options and restricted shares. The following table reconciles the net income amounts and share numbers used in the computation of net income per share.

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
BASIC NET INCOME PER SHARE:
Weighted average common shares outstanding (in
  thousands)............................................   74,052    86,773    86,615
                                                          =======   =======   =======
  Net income (in millions)..............................  $ 535.0   $ 444.3   $ 173.2
                                                          =======   =======   =======
Basic net income per share..............................  $  7.22   $  5.12   $  2.00
                                                          =======   =======   =======
DILUTED NET INCOME PER SHARE:
Weighted average common shares outstanding (in
  thousands)............................................   74,052    86,773    86,615
Net effect of dilutive stock options based on the
  treasury stock method using the average market price
  (in thousands)........................................    1,485       229       127
                                                          -------   -------   -------
  Weighted average common equivalent shares (in
     thousands).........................................   75,537    87,002    86,742
                                                          =======   =======   =======
  Net income (in millions)..............................  $ 535.0   $ 444.3   $ 173.2
                                                          =======   =======   =======
Diluted net income per share............................  $  7.08   $  5.11   $  2.00
                                                          =======   =======   =======

NOTE 16:  EMPLOYEE BENEFIT PLANS

     UDS has several qualified, non-contributory defined benefit plans (the Qualified Plans) covering substantially all salaried employees in the United States and Canada, including certain plans subject to collective bargaining agreements. These plans generally provide retirement benefits based on years of service and compensation during specific periods. Officers and certain key employees covered by these plans are also entitled to participate in various unfunded supplemental executive retirement plans (Supplemental Plans) which provide retirement benefits based on years of service and compensation, including compensation not permitted to be taken into account under the Qualified Plans. The Supplemental Plans and the Qualified Plans are collectively referred to as the Pension Plans.

     Under the Qualified Plans, UDS' policy is to fund normal cost plus the amortization of the unfunded actuarial liability for costs arising from qualifying service determined under the projected unit credit method. The underlying pension plan assets include cash equivalents, fixed income securities (primarily obligations of the U.S. government) and equity securities.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     The changes in benefit obligation, changes in plan assets and the weighted average assumptions for the Pension Plans and other postretirement benefits are as follows:

                                                                PENSION         OTHER POSTRETIREMENT
                                                               BENEFITS               BENEFITS
                                                            ---------------   -------------------------
                                                             2001     2000       2001          2000
                                                            ------   ------   -----------   -----------
                                                                           (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation as of the beginning of year............  $292.0   $283.5   $      81.1   $      81.3
    Service cost..........................................    16.7     14.3           1.9           1.9
    Interest cost.........................................    24.7     22.1           6.7           5.8
    Plan participants' contributions......................     0.3      0.3            --            --
    Acquisitions..........................................      --     20.3            --           2.0
    Actuarial loss (gain).................................    75.5     (9.0)         15.5          (4.9)
    Plan amendments.......................................     7.9       --            --            --
    Foreign currency exchange rate changes................      --       --          (0.6)         (0.3)
    Termination benefits..................................     1.8       --            --            --
    Benefits paid.........................................   (32.0)   (39.5)         (5.8)         (4.7)
                                                            ------   ------   -----------   -----------
Benefit obligation as of the end of year..................   386.9    292.0          98.8          81.1
                                                            ------   ------   -----------   -----------
CHANGE IN PLAN ASSETS:
Fair value of plan assets as of the beginning of year.....   245.8    261.9            --            --
    Actual return on plan assets..........................    (4.0)    (1.7)           --            --
    Employer contributions................................     6.4     24.8           5.8           4.7
    Plan participants' contributions......................     0.3      0.3            --            --
    Benefits paid.........................................   (32.0)   (39.5)         (5.8)         (4.7)
                                                            ------   ------   -----------   -----------
Fair value of plan assets as of the end of year...........   216.5    245.8            --            --
                                                            ------   ------   -----------   -----------
Funded status as of the end of year.......................  (170.4)   (46.2)        (98.8)        (81.1)
    Unrecognized net actuarial loss (gain)................    95.6     (4.2)         (6.1)        (22.1)
    Unrecognized prior service cost.......................    25.2     20.3         (11.0)        (12.2)
    Unrecognized net transition obligation................     0.1      0.2            --            --
                                                            ------   ------   -----------   -----------
Accrued benefit cost......................................  $(49.5)  $(29.9)  $    (115.9)  $    (115.4)
                                                            ======   ======   ===========   ===========
Amounts recognized in the consolidated balance sheets:
    Prepaid benefit cost..................................  $  1.9   $  6.0   $        --   $        --
    Intangible asset......................................    12.7       --            --            --
    Accrued benefit liability.............................   (51.4)   (35.9)       (115.9)       (115.4)
    Additional minimum liability..........................   (20.5)    (3.0)           --            --
    Accumulated other comprehensive loss..................     7.8      3.0            --            --
                                                            ------   ------   -----------   -----------
Net amount recognized at end of year......................  $(49.5)  $(29.9)  $    (115.9)  $    (115.4)
                                                            ======   ======   ===========   ===========
WEIGHTED AVERAGE ASSUMPTIONS:
    Discount rate.........................................    7.00%    7.75%     7.00%         7.75%
    Expected return on plan assets........................    8.75%    9.50%      N/A           N/A
    Rate of compensation increase.........................    5.00%    4.50%  4.25%-5.00%   4.25%-4.50%
    Health care cost trend on covered charges.............   N/A      N/A        7.6%          6.4%

     In connection with the acquisition of the Golden Eagle Refinery and Valley Shamrock, Inc. in 2000, UDS assumed liabilities totaling $22.3 million related to certain employee pension and other postretirement benefit obligations.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Pension Plans with accumulated benefit obligations in excess of plan assets consisted of the following:

                                                               DECEMBER 31,
                                                              --------------
                                                               2001    2000
                                                              ------   -----
                                                              (IN MILLIONS)
Projected benefit obligation................................  $366.1   $28.4
Accumulated benefit obligation..............................   261.3    21.7
Fair value of plan assets...................................   197.4     9.6

     The components of net periodic benefit cost are summarized as follows:

                                                                          OTHER POSTRETIREMENT
                                                   PENSION BENEFITS             BENEFITS
                                               ------------------------   ---------------------
                                                2001     2000     1999    2001    2000    1999
                                               ------   ------   ------   -----   -----   -----
                                                                (IN MILLIONS)
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost.................................  $ 16.7   $ 14.3   $ 16.1   $ 1.9   $ 1.9   $ 2.1
Interest cost................................    24.7     22.1     22.5     6.7     5.8     5.9
Expected return on plan assets...............   (21.8)   (22.5)   (21.8)     --      --      --
Amortization of:
  Transition obligation......................     0.1      0.1      0.1      --      --      --
  Prior service cost.........................     2.9      2.4      2.4    (1.2)   (1.2)   (1.2)
  Actuarial loss (gain)......................     0.1      0.1      1.5    (0.4)   (1.2)   (0.6)
  Termination charge.........................      --       --      6.4      --      --      --
  Curtailment gain...........................      --       --     (1.2)     --      --      --
  Settlement charge (gain)...................      --     (0.6)     0.2      --      --      --
                                               ------   ------   ------   -----   -----   -----
Net periodic benefit cost....................  $ 22.7   $ 15.9   $ 26.2   $ 7.0   $ 5.3   $ 6.2
                                               ======   ======   ======   =====   =====   =====

     In connection with the acquisition of UDS by Valero, UDS implemented an early retirement program whereby certain UDS employees (47 years old or older) were eligible to receive additional credits (8 years of combined service or age) under the Pension Plan. As a result, 75 UDS employees elected to retire early under this program.

     UDS also maintains retirement plans for certain collective bargaining groups (the Bargaining Unit Plans). The Bargaining Unit Plans generally provide benefits that are based on the union member's monthly base pay during the five years prior to retirement.

     UDS maintains several defined contribution retirement plans for substantially all eligible employees in the United States and Canada. Contributions to the plans are generally determined as a percentage of each eligible employee's salary. Contributions to these plans amounted to $8.2 million, $6.3 million and $6.0 million during the years ended December 31, 2001, 2000 and 1999, respectively.

     UDS sponsors unfunded defined benefit postretirement plans, which provide health care and life insurance benefits to retirees who satisfy certain age and service requirements. In addition, pursuant to the terms of a distribution agreement between Diamond Shamrock, Inc. (subsequently merged into UDS) and Maxus, Diamond Shamrock, Inc.'s parent company prior to its 1987 spin-off, UDS also shares in the cost of providing similar benefits to former employees of Maxus.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Generally, the health care plans pay a stated percentage of most medical expenses reduced for any deductibles, payments made by government programs and other group coverage. The cost of providing these benefits is shared with retirees.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                            1% INCREASE   1% DECREASE
                                                            -----------   -----------
                                                                  (IN MILLIONS)
Effect on total of service and interest cost components...     $0.4          $(0.3)
Effect on postretirement benefit obligation...............      7.1           (6.0)

NOTE 17:  INCOME TAXES

     Income before income taxes and dividends of subsidiary trust consisted of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
United States..............................................  $652.8   $505.9   $264.9
Canada.....................................................   213.0    211.5     49.7
                                                             ------   ------   ------
  Total....................................................  $865.8   $717.4   $314.6
                                                             ======   ======   ======

     Provision for income taxes consisted of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Current:
  U.S. federal.............................................  $ 31.6   $ 55.7   $  6.9
  U.S. state...............................................     2.2      4.4     (1.4)
  Canada...................................................    33.9    105.4     53.2
                                                             ------   ------   ------
     Total current.........................................    67.7    165.5     58.7
                                                             ------   ------   ------
Deferred:
  U.S. federal.............................................   196.2    106.4     96.0
  U.S. state...............................................    19.9     12.3     10.1
  Canada...................................................    36.7    (21.4)   (33.7)
                                                             ------   ------   ------
     Total deferred........................................   252.8     97.3     72.4
                                                             ------   ------   ------
Provision for income taxes.................................  $320.5   $262.8   $131.1
                                                             ======   ======   ======

     Deferred income taxes arise from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     The components of deferred income tax liabilities and assets consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                                (IN MILLIONS)
Deferred income tax liabilities:
  Excess of book basis over tax basis of:
     Property, plant and equipment..........................  $(587.9)  $(518.9)
     Equity investment in Diamond-Koch, L.P.................     (9.7)     (9.3)
  Excess of tax basis over book basis of leasing
     arrangements...........................................    (70.5)    (70.8)
  Deferred refinery maintenance turnaround costs............    (63.3)    (36.5)
  LIFO inventory............................................    (16.4)       --
                                                              -------   -------
     Total deferred income tax liabilities..................   (747.8)   (635.5)
                                                              -------   -------
Deferred income tax assets:
  LIFO inventory............................................       --      36.3
  Accrued expenses and other long-term liabilities..........    110.8     131.6
  U.S. federal and state income tax credit carryforwards....     84.2     147.6
  Canadian tax benefit on unrealized foreign exchange
     adjustment.............................................      2.3       3.7
  Net operating loss carryforwards..........................     21.8      40.9
  Other.....................................................       --       7.3
                                                              -------   -------
     Total deferred income tax assets.......................    219.1     367.4
  Less valuation allowance..................................    (24.0)     (8.4)
                                                              -------   -------
     Net deferred income tax assets.........................    195.1     359.0
                                                              -------   -------
       Net deferred income tax liabilities..................  $(552.7)  $(276.5)
                                                              =======   =======

     As of December 31, 2001, U.S. federal and state and Canadian income tax credit and loss carryforwards were as follows:

                                                        AMOUNT          EXPIRATION
                                                     -------------      ----------
                                                     (IN MILLIONS)
U.S. federal and state income tax credits..........      $12.2       2002 through 2014
Alternative minimum tax (AMT) credits..............       55.7       Indefinitely
Foreign tax credits................................       16.3       2006
U.S. federal net operating losses (NOL)............       20.3       2011 through 2013
Canadian net operating losses......................        0.9       2007

     Included in the above are $1.1 million of income tax credit carryforwards, $16.9 million of AMT credit carryforwards and $20.3 million of NOL carryforwards acquired from Total Petroleum (North America), Ltd., which are subject to annual U.S. federal income tax limitations.

     UDS has established a valuation allowance for certain deferred income tax assets, primarily state NOLs and foreign tax credit carryforwards, which may not be realized in future periods. The realization of net deferred income tax assets recorded as of December 31, 2001 is dependent upon UDS' ability to generate future taxable income in both the U.S. and Canada. Although realization is not assured, management believes it is more likely than not that the net deferred income tax assets will be realized.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     UDS has not provided any U.S. federal deferred income taxes or Canadian withholding taxes on the undistributed earnings of its Canadian subsidiaries based on the determination that those earnings will be indefinitely reinvested.

     As of December 31, 2001, the cumulative undistributed earnings of these subsidiaries were approximately $105.9 million. If those earnings were not considered indefinitely reinvested, U.S. federal deferred income taxes and Canadian withholding taxes would have been provided after consideration of foreign tax credits. However, determination of the amount of U.S. federal deferred income taxes and Canadian withholding taxes is not practical.

     The differences between the effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2001    2000    1999
                                                              ----    ----    ----
U.S. federal statutory rate.................................  35.0%   35.0%   35.0%
Effect of foreign operations................................  (0.5)   1.4      0.6
U.S. state income taxes, net of U.S. federal taxes..........  1.7     1.5      2.5
Non-deductible goodwill amortization and impairment
  charge....................................................  0.5     0.8      5.6
Other.......................................................  0.3     (2.1)   (2.0)
                                                              ----    ----    ----
  Effective income tax rate.................................  37.0%   36.6%   41.7%
                                                              ====    ====    ====

     Income taxes paid, net of refunds, for the years ended December 31, 2001, 2000 and 1999 amounted to $189.7 million, $144.7 million and $22.1 million, respectively.

     In December 2000, UDS settled an appeal with the Internal Revenue Service related to tax issues for the years 1988 through 1994. The appeal pertained to the IRS's decision to not allow certain income tax deductions taken during those years. All issues were resolved favorably and a tax refund was received of $12.5 million plus interest of $6.1 million, or $0.19 per share.

NOTE 18:  ENVIRONMENTAL MATTERS

     The operations of UDS are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which it operates. Although management believes the operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in petroleum refining and retail marketing operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, UDS has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the production, handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from those events. However, some risk of environmental or other damage is inherent in the refining and marketing business, as it is with other companies engaged in similar businesses.

     UDS has been designated as a potentially responsible party by the U.S. Environmental Protection Agency (the EPA) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and by certain states under applicable state laws, with respect to the cleanup of hazardous substances at several sites. In each instance, other potentially responsible parties also have been so designated. UDS has accrued liabilities for environmental remediation obligations at these sites, as well as estimated site restoration costs to be incurred in the future.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     The balances of and changes in accruals for environmental matters which are principally included in other long-term liabilities consisted of the following:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Balance as of the beginning of year........................  $152.7   $171.0   $219.4
  Additions to accrual.....................................     8.1     13.2      4.1
  Reductions from accrual..................................    (2.1)    (4.6)   (20.6)
  Payments.................................................   (36.0)   (26.9)   (31.9)
                                                             ------   ------   ------
Balance as of the end of year..............................  $122.7   $152.7   $171.0
                                                             ======   ======   ======

     During the year ended December 31, 2001 and 2000, environmental liabilities were increased for various refinery and retail environmental remediation projects including California MTBE issues. During the year ended December 31, 1999, based on the annual review of environmental liabilities, it was determined that certain liabilities were overstated as the required cleanup obligation was less than originally estimated. Accordingly, environmental liabilities were reduced by $20.6 million.

     The accruals noted above represent UDS' best estimate of the costs which will be incurred over an extended period for restoration and environmental remediation at various sites. However, environmental exposures are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of UDS' liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on results of operations for any single period, UDS believes that these costs will not have a material adverse effect on its financial position. The liabilities reflected above have not been reduced by possible recoveries from third parties and projected cash expenditures have not been discounted.

NOTE 19:  COMMITMENTS AND CONTINGENCIES

     UDS leases convenience stores, office space, refinery equipment and other assets under operating leases with terms expiring at various dates through 2053. Certain leases contain renewal options and escalation clauses and require the payment of property taxes, insurance and maintenance costs. These provisions vary by lease. Certain convenience store leases provide for the payment of rentals based solely on sales volume while others provide for payments, in addition to any established minimums, contingent upon the achievement of specified levels of sales volumes.

     As of December 31, 2001, UDS had various time charters for ocean-going tankers and coastal vessels which expire on various dates through 2009. Two additional time charters will commence in mid to late summer 2002. Certain of these charters include renewal options and escalation clauses, which vary by charter. In addition, certain time charters provide for the payment of chartering fees which vary based on usage while others provide for payments, in addition to established minimums, contingent upon usage.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Future minimum rental payments applicable to non-cancelable operating leases and time charters as of December 31, 2001 are as follows (in millions):

2002........................................................   $106.2
2003........................................................     89.5
2004........................................................     80.9
2005........................................................     78.3
2006........................................................     67.7
Thereafter..................................................    166.1
                                                               ------
  Gross minimum lease payments..............................    588.7
Less future minimum sublease rental income..................    (21.1)
                                                               ------
  Net future minimum lease payments.........................   $567.6
                                                               ======

     Rental expense, net of sublease rental income, for all operating leases consisted of the following:

                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                               2001    2000     1999
                                                              ------   -----   ------
                                                                   (IN MILLIONS)
Minimum rental expense......................................  $ 71.7   $75.3   $ 90.3
Contingent rental expense...................................    12.0    10.9      8.5
                                                              ------   -----   ------
  Gross rental expense......................................    83.7    86.2     98.8
Less sublease rental income.................................   (10.0)   (9.8)   (10.6)
                                                              ------   -----   ------
  Net rental expense........................................  $ 73.7   $76.4   $ 88.2
                                                              ======   =====   ======

     Charges to cost of products sold for marine freight time charters totaled $54.6 million, $61.9 million and $44.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     To accommodate UDS' convenience store construction program, UDS has three long-term operating lease arrangements which are summarized below:

                                       FACILITY    AMOUNT DRAWN AT
                                        AMOUNT    DECEMBER 31, 2001    EXPIRATION
                                       --------   -----------------   -------------
                                              (IN MILLIONS)
Total Lease..........................   $ 65.0         $ 18.5          August 2002
Jamestown Lease......................     76.2           76.2           July 2003
Brazos Lease.........................    186.8          186.8         December 2003
                                        ------         ------
                                        $328.0         $281.5
                                        ======         ======

     These lease arrangements have been used to construct or purchase convenience stores and to construct the headquarters in San Antonio, Texas. After their respective non-cancelable lease terms, the leases may be extended by agreement of the parties, or UDS may purchase or arrange for the sale of the convenience stores or the corporate headquarters. If UDS were unable to extend the lease or arrange for the sale of the properties to a third party at the respective expiration dates of the leases, the amount necessary to purchase the properties under the leases as of December 31, 2001 would be approximately $271.8 million. As of December 31, 2001, UDS has available capacity under the Total lease of $46.5 million.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     In conjunction with the construction of a high-pressure gas oil hydrotreater at the Wilmington Refinery, UDS entered into a long-term contract for the supply of hydrogen, which expires in 2011. UDS also entered into a long-term contract for the supply of hydrogen to the Three Rivers Refinery, which expires in 2011. In conjunction with the acquisition of the Golden Eagle Refinery, a long-term contract for the supply of hydrogen was assumed, which expires in 2009. All three of the hydrogen contracts have take-or-pay provisions requiring monthly payments totaling approximately $2.9 million, which are adjusted periodically based on certain market indices. UDS also has a commitment under a product supply arrangement to pay a reservation fee of approximately $10.4 million annually through June 2002.

     Also in conjunction with the acquisition of the Golden Eagle Refinery, UDS assumed an operating lease for the MTBE facility located at the refinery, which expires in 2010. At the time of the acquisition, governmental regulations required that the use of MTBE blended gasolines be phased out by 2004. The Golden Eagle Refinery is completing various capital projects which will allow it to phase out MTBE effective December 31, 2002. Accordingly, a lease termination obligation for the MTBE facility lease of $36.1 million was accrued as part of the allocation of the purchase price. The lease termination obligation is included in accrued expenses and other current liabilities in the consolidated balance sheet as of December 31, 2001.

     Pursuant to the terms of various agreements, UDS has agreed to indemnify the former owners of Ultramar, Inc. (UI) and CUC and certain of their affiliates for any claims or liabilities arising out of, among other things, refining and retail activities and litigation related to the operations of UI and CUC prior to their acquisition by UDS in 1992.

     UDS is also a party to additional claims and legal proceedings arising in the ordinary course of business. UDS believes it is unlikely that the final outcome of any of the claims or proceedings to which it is a party would have a material adverse effect on its financial position, results of operations or liquidity; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on UDS' results of operations, financial position or liquidity.

NOTE 20:  FINANCIAL INSTRUMENTS

     Financial instruments consisted of the following:

                                                           DECEMBER 31,
                                           ---------------------------------------------
                                                   2001                    2000
                                           ---------------------   ---------------------
                                           CARRYING      FAIR      CARRYING      FAIR
                                            AMOUNT       VALUE      AMOUNT       VALUE
                                           ---------   ---------   ---------   ---------
                                                           (IN MILLIONS)
Cash and cash equivalents................  $   338.8   $   338.8   $   197.1   $   197.1
Non-current notes receivable.............       28.8        28.8        30.5        30.5
Advance from Valero Energy Corporation...     (703.0)     (703.0)         --          --
Long-term debt, including current
  portion................................   (1,272.5)   (1,257.0)   (1,661.5)   (1,674.0)
Interest rate swap agreements:
  Receivable position....................       19.1        19.1          --         1.8
  Payable position.......................       (1.3)       (1.3)         --          --
Commodity contracts:
  Asset position.........................       14.2        14.2         5.4        29.2
  Liability position.....................      (20.6)      (20.6)       (8.3)      (10.2)

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Cash and cash equivalents as of December 31, 2001 and 2000 include $204.9 million and $126.6 million, respectively, of investments in marketable securities with maturities of less than three months. The investments are held to maturity and are stated at amortized cost, which approximates fair market value.

     The aggregate carrying amount of non-current notes receivable approximated fair value as determined based on the discounted cash flow method.

     The fair value of the fixed rate debt as of December 31, 2001 and 2000 was $1,219.5 million and $1,306.2 million, respectively (carrying amounts of $1,235.0 million and $1,293.7 million, respectively) and was estimated based on the quoted market price of similar debt instruments. The carrying amounts of the borrowings under the revolving credit agreements and money market facilities approximate fair value because these obligations generally bear interest at floating rates.

     The fair value of interest rate swap agreements is determined based on the differences between the contract rate of interest and the rates currently quoted for agreements of similar terms and maturities.

     The fair value of commodity futures and options contracts is based on quoted market prices. The fair value of commodity price and spread swap contracts is determined based on the differences between the contract rate of the swap and quoted market prices for contracts of similar terms.

     UDS is subject to the market risk associated with changes in the market price of the underlying crude oil and refined products; however, these changes in values are generally offset by changes in the sales price of the related refined products.

     UDS is exposed to credit risk in the event of nonperformance by the counterparties in all interest rate swap agreements, price swap contracts and foreign exchange contracts. Generally, UDS does not anticipate nonperformance by any of the counterparties; however to the extent nonperformance is expected, a provision to reduce the amount due from the counterparty is recorded. The amount of this exposure is generally the unrealized gains or losses on those contracts.

     Other financial instruments, which potentially subject UDS to credit risk, consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the customer base and their dispersion across different geographic areas. As of December 31, 2001 and 2000, UDS had no significant concentrations of credit risk.

NOTE 21:  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     UDS is exposed to various market risks, including changes in interest rates, commodity prices related to crude oil, refined products and natural gas and foreign currency rates. To manage or reduce these market risks, interest rate swaps, commodity contracts and foreign exchange and purchase contracts are used.

     Interest rate swap agreements are used to manage the exposure to interest rate risk on fixed-rate debt obligations.

     Commodity futures and options contracts are used to procure a large portion of the crude oil requirements of the refineries and to hedge the exposure to crude oil, refined product, and natural gas price volatility. Commodity price and spread swap contracts are used to manage the exposure to price volatility related to forecasted purchases of crude oil, refined products and natural gas and sales of refined products.

     The impact of adopting Statement No. 133, as amended, on January 1, 2001 was to record derivative assets of $25.6 million, derivative liabilities of $16.1 million and a cumulative effect adjustment to other comprehensive income of $13.3 million, net of income tax expense.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Derivative assets and liabilities consisted of the following as of December 31, 2001:

                                                              DERIVATIVE   DERIVATIVE
                                                                ASSETS     LIABILITIES
                                                              ----------   -----------
                                                                   (IN MILLIONS)
Derivative instruments designated as:
  Fair value hedge..........................................    $19.1         $ 1.3
  Cash flow hedge...........................................      1.3            --
  Not designated............................................     12.9          20.6

     Included in other comprehensive income as of December 31, 2001 are $0.8 million of gains associated with the cash flow hedge, which will be reclassified into income during June 2002 when the forecasted transactions impact income.

     For the year ended December 31, 2001, there was no net gain or loss recognized in the consolidated statement of income related to hedge ineffectiveness for fair value hedges or cash flow hedges, and no component of the derivative instruments' gain or loss from the assessment of hedge effectiveness was excluded. No amounts were recognized in income for hedged firm commitments no longer qualifying as fair value hedges.

     The above transactions are non-cash items which were excluded from the consolidated statement of cash flows for the year ended December 31, 2001.

NOTE 22: BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

     UDS has three reportable segments: Refining, Retail and Petrochemical/NGL. The Refining segment includes refinery, wholesale, product supply and distribution, and transportation operations. The Retail segment includes company-operated convenience stores, Canadian dealers/jobbers, cardlock and home heating oil operations. The Petrochemical/NGL segment includes income from Nitromite fertilizer, NGL marketing and certain NGL pipeline operations. Equity income from joint ventures is not included in operating income. Operations that are not included in any of the three reportable segments are included in the corporate category and consist primarily of corporate office expenditures.

     The reportable segments are strategic business units that offer different products and services. They are managed separately as each business requires unique technology and marketing strategies. Performance is evaluated based on operating income and EBITDA which is defined as operating income plus depreciation and amortization and equity income from joint ventures less gain (plus loss) on sale of property, plant and equipment. EBITDA is a measure used for internal analysis and in presentations to analysts, investors and lenders. The calculation of EBITDA is not based on United States generally accepted accounting principles and should not be considered as an alternative to net income or cash flows from operating activities (which are determined in accordance with U.S. GAAP). This measure may not be comparable to similarly titled measures used by other entities as other entities may not calculate EBITDA in the same manner. Intersegment sales are generally derived from transactions made at prevailing market rates.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Total expenditures include capital expenditures, acquisition costs of refining and retail operations, net of cash acquired, and deferred refinery maintenance turnaround costs.

                                                  PETROCHEMICAL/
                           REFINING     RETAIL         NGL         CORPORATE     TOTAL
                           ---------   --------   --------------   ---------   ---------
                                                   (IN MILLIONS)
YEAR ENDED DECEMBER 31, 2001:
Sales and other revenues
  from external
  customers..............  $10,382.6   $6,356.8       $120.6        $    --    $16,860.0
Intersegment sales.......    3,015.7         --           --             --      3,015.7
EBITDA...................    1,245.3      180.7          5.3         (166.9)     1,264.4
Depreciation and
  amortization...........      190.8       74.3           --           12.7        277.8
Operating income
  (loss).................    1,060.2      100.2         (0.2)        (179.9)       980.3
Total assets.............    4,393.9    1,190.1        150.6          587.8      6,322.4
Total expenditures.......      575.6      105.1           --           10.4        691.1
YEAR ENDED DECEMBER 31, 2000:
Sales and other revenues
  from external
  customers..............   10,273.3    6,625.1        162.7             --     17,061.1
Intersegment sales.......    3,375.9         --          1.4             --      3,377.3
EBITDA...................    1,022.0      172.7         21.4         (128.7)     1,087.4
Depreciation and
  amortization...........      170.6       70.2          0.9           11.4        253.1
Operating income
  (loss).................      846.3      104.5          2.1         (140.8)       812.1
Total assets.............    4,295.4    1,270.7        117.8          304.5      5,988.4
Total expenditures.......      913.7       94.6           --           30.8      1,039.1
YEAR ENDED DECEMBER 31, 1999:
Sales and other revenues
  from external
  customers..............    7,921.0    5,883.2        135.1             --     13,939.3
Intersegment sales.......    2,683.7        8.1           --             --      2,691.8
EBITDA...................      615.8      202.0         19.5         (137.4)       699.9
Depreciation and
  amortization...........      168.2       67.8          1.4            3.4        240.8
Operating income
  (loss).................      358.6      202.5          3.5         (135.5)       429.1
Total assets.............    3,326.5    1,220.2        148.2          241.1      4,936.0
Total expenditures.......      109.2       62.2          0.1           47.3        218.8

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     The following summarizes the reconciliation of reportable segment sales and other revenues, operating income, and assets to consolidated sales and other revenues, operating income and total assets:

                                                          YEARS ENDED DECEMBER 31,
                                                      ---------------------------------
                                                        2001        2000        1999
                                                      ---------   ---------   ---------
                                                                (IN MILLIONS)
SALES AND OTHER REVENUES:
Total sales for reportable segments.................  $19,875.7   $20,438.4   $16,631.1
Elimination of intersegment sales...................   (3,015.7)   (3,377.3)   (2,691.8)
                                                      ---------   ---------   ---------
  Consolidated sales and other revenues.............  $16,860.0   $17,061.1   $13,939.3
                                                      =========   =========   =========
OPERATING INCOME:
Total operating income for reportable segments......  $ 1,160.2   $   952.9   $   564.6
Other unallocated expenses..........................     (179.9)     (140.8)     (135.5)
                                                      ---------   ---------   ---------
  Consolidated operating income.....................  $   980.3   $   812.1   $   429.1
                                                      =========   =========   =========

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                 (IN MILLIONS)
TOTAL ASSETS:
Total assets for reportable segments........................  $5,734.6   $5,683.9
Other unallocated assets....................................     587.8      304.5
                                                              --------   --------
  Consolidated total assets.................................  $6,322.4   $5,988.4
                                                              ========   ========

     Sales and other revenues from external customers by reportable segment by refined product were as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                      ---------------------------------
                                                        2001        2000        1999
                                                      ---------   ---------   ---------
                                                                (IN MILLIONS)
REFINING:
  Gasoline and blendstocks..........................  $ 5,934.1   $ 5,168.5   $ 4,987.7
  Distillates (diesel, jet fuel, heating oil,
     etc.)..........................................    3,336.0     3,922.3     2,278.5
  Petrochemicals....................................      430.7       486.4       319.1
  Asphalt and lubes.................................      453.9       457.0       270.0
  Other.............................................      227.9       239.1        65.7
                                                      ---------   ---------   ---------
                                                       10,382.6    10,273.3     7,921.0
                                                      ---------   ---------   ---------
RETAIL:
  Fuel sales (gasoline and diesel)..................    4,817.8     5,073.9     4,472.7
  Merchandise sales.................................    1,487.6     1,505.0     1,186.9
  Home heating oil..................................       51.4        46.2       223.6
                                                      ---------   ---------   ---------
                                                        6,356.8     6,625.1     5,883.2
PETROCHEMICAL/NGL...................................      120.6       162.7       135.1
                                                      ---------   ---------   ---------
Total sales and other revenues from external
  customers.........................................  $16,860.0   $17,061.1   $13,939.3
                                                      =========   =========   =========

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     Geographic information by country for sales and other revenues from external customers based on location of customer consisted of the following:

                                                          YEARS ENDED DECEMBER 31,
                                                      ---------------------------------
                                                        2001        2000        1999
                                                      ---------   ---------   ---------
                                                                (IN MILLIONS)
United States.......................................  $13,247.3   $13,006.2   $11,140.2
Canada..............................................    3,607.5     4,054.9     2,799.1
Italy...............................................        5.2          --          --
                                                      ---------   ---------   ---------
  Consolidated sales and other revenues.............  $16,860.0   $17,061.1   $13,939.3
                                                      =========   =========   =========

     Long-lived assets include property, plant and equipment, goodwill and refinery maintenance turnaround costs, net of related accumulated depreciation and amortization. Geographic information by country for long-lived assets consisted of the following:

                                                                  DECEMBER 31,
                                                               -------------------
                                                                 2001       2000
                                                               --------   --------
                                                                  (IN MILLIONS)
United States...............................................   $3,735.0   $3,424.4
Canada......................................................      543.0      488.7
                                                               --------   --------
  Consolidated long-lived assets............................   $4,278.0   $3,913.1
                                                               ========   ========

NOTE 23:  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                2001 QUARTERS
                                            -----------------------------------------------------
                                             FIRST      SECOND     THIRD      FOURTH      TOTAL
                                            --------   --------   --------   --------   ---------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales and other revenues..................  $4,214.1   $5,105.6   $4,019.9   $3,520.4   $16,860.0
Cost of products sold and operating
  expenses................................   3,122.5    3,748.5    2,823.4    2,606.8    12,301.2
Operating income..........................     254.5      464.6      252.1        9.1       980.3
Net income (loss).........................     136.7      266.4      149.0      (17.1)      535.0

Net income (loss) per share:
  Basic...................................  $   1.77   $   3.72   $   2.04   $  (0.23)  $    7.22
  Diluted.................................  $   1.73   $   3.63   $   2.00   $  (0.23)  $    7.08

Weighted average number of shares:
  Basic...................................    77.440     71.619     73.129     74.065      74.052
  Diluted.................................    78.883     73.410     74.616     75.349      75.537

     In March 2001, the No. 3 crude oil unit of the Golden Eagle Refinery was restarted which increased the refinery's capability to process more crude oil and increased the production of California Air Resource Board gasoline and diesel fuel. Refining operating costs were higher in the first and second quarters of 2001 due to higher fuel gas and electricity costs, which began increasing in 2000 as a result of higher crude oil and natural gas prices. During the third and fourth quarter of 2001, natural gas prices declined to more normal levels.

     Net income per share for the second quarter of 2001 increased due to higher refining margins, especially on the West Coast. Net income per share also increased as a result of a decrease in the number of outstanding

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
shares of common stock as a result of the shares repurchased under the share buyback program (see Note 14: Stockholders' Equity).

     During the fourth quarter of 2001, the refinery margins at all of UDS' refineries decreased significantly, due to declining demand and increased industry-wide inventory levels which negatively impacted wholesale and retail refined product prices. Also during the fourth quarter of 2001, significant refinery maintenance turnaround work began at both West Coast refineries and at the McKee Refinery, reducing production and income. UDS also incurred $14.2 million of costs associated with the acquisition of UDS by Valero.

                                                                2000 QUARTERS
                                            -----------------------------------------------------
                                             FIRST      SECOND     THIRD      FOURTH      TOTAL
                                            --------   --------   --------   --------   ---------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales and other revenues..................  $3,645.4   $4,009.5   $4,527.9   $4,878.3   $17,061.1
Cost of products sold and operating
  expenses................................   2,698.8    2,952.2    3,417.6    3,831.0    12,899.6
Operating income..........................     139.1      236.7      240.0      196.3       812.1
Net income................................      69.1      128.5      127.6      119.1       444.3

Net income per share:
  Basic...................................  $   0.80   $   1.48   $   1.47   $   1.37   $    5.12
  Diluted.................................  $   0.80   $   1.47   $   1.47   $   1.37   $    5.11

Weighted average number of shares:
  Basic...................................    86.713     86.767     86.794     86.816      86.773
  Diluted.................................    86.814     87.024     87.003     87.205      87.002

     On August 31, 2000, UDS acquired the Golden Eagle Refinery from Tosco Corporation and on September 29, 2000, UDS purchased Valley Shamrock, which resulted in increased net income in the third and fourth quarters of 2000.

     In December 2000, UDS settled an appeal with the IRS related to tax issues for the years 1988 through 1994. The appeal was resolved favorably and a tax refund was received of $12.5 million plus interest of $6.1 million, or $0.19 per basic share.

NOTE 24:  SUBSEQUENT EVENTS

  DIAMOND-KOCH, L.P.

     In the latter part of 2001, Koch Industries, Inc. and UDS, both 50% partners in the Diamond-Koch, L.P. joint venture, decided to sell the four operating assets of Diamond-Koch and began soliciting bids from interested parties. As of December 31, 2001, the equity investment in Diamond-Koch has been reclassified to asset held for sale in the consolidated balance sheet.

     The four operating assets include the following:

     - propane/propylene splitter facility and related distribution pipeline and terminal;

     -  hydrocarbon storage facilities;

     -  natural gas liquids fractionator facility; and

     -  natural gas liquids gathering and pipeline system.

     On January 16, 2002, Diamond-Koch entered into a purchase and sale agreement with Enterprise Products Texas Operating L.P. for the sale of the hydrocarbon storage facilities for $129.3 million, of which $64.7 million was distributed to UDS in January 2002.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

     On January 31, 2002, Diamond-Koch entered into an asset purchase and sale agreement with Enterprise Products Operating L.P. for the sale of the propane/propylene splitter facility and related distribution pipeline and terminal for $238.5 million, of which $119.3 million was distributed to UDS in February 2002.

     On March 1, 2002, Diamond-Koch entered into a purchase and sale agreement with Teppco Partners, L.P. for the sale of the natural gas liquids gathering and pipeline system for $132.0 million, of which $66.0 million was distributed to UDS in March 2002.

     Diamond-Koch is in the process of finalizing negotiations with purchasers for the remaining two assets and expects to complete those sales no later than April 2002.

  SALE AND PURCHASE AGREEMENT WITH TESORO

     In conjunction with the acquisition of UDS by Valero, the consent decree, approved by the FTC in December 2001, required Valero to divest of certain UDS assets. In February 2002, Ultramar, Inc. (now a subsidiary of Valero) and Tesoro Refining and Marketing Company (Tesoro) entered into a sale and purchase agreement whereby Tesoro will acquire the Golden Eagle Refinery and associated wholesale marketing operation in Northern California and the network of 70 convenience stores located in the northern half of California. The total purchase price of $1.1 billion includes an estimated $130.0 million for the crude oil and refined product inventories and the assumption of various employee benefit and lease obligations, but excludes other working capital items.

  VALERO L.P.

     On January 22, 2002, Valero L.P. declared a quarterly partnership distribution of $0.60 per unit payable on February 14, 2002 to unitholders of record on February 1, 2002. The total distribution is expected to be approximately $11.8 million of which $3.1 million is payable to minority unitholders.

  CONTINGENCY

     In January 2002, Union Oil Company of California (Unocal) filed a patent infringement lawsuit against Valero (in its capacity as the surviving entity in the merger of UDS into Valero) in California federal court. The complaint seeks a 5.75 cents per gallon royalty on all reformulated gasoline infringing on Unocal's feet393 and feet126 patents. These patents cover certain compositions of cleaner-burning gasoline. The complaint seeks treble damages for Valero's and UDS' alleged willful infringement of Unocal's patents. In a previous lawsuit, Unocal prevailed against five other major petroleum refiners involving the feet393 patent. In August 2001, the FTC announced that it would begin an antitrust investigation concerning Unocal's conduct with a joint industry research group during the time that Unocal was prosecuting its patent at the U.S. Patent and Trademark Office (PTO). The FTC could potentially issue an injunction against Unocal's enforcement of its patents as a result of the investigation. In 2001, the PTO began a reexamination of Unocal's feet393 patent, and in January 2002, the PTO issued a notice of rejection of all claims of the feet393 patent. Unocal has the opportunity to respond to the PTO's action. Also in January 2002, the PTO reversed an earlier denial and began a reexamination of Unocal's feet126 patent. Both reexaminations could affect the scope and validity of the patents. Notwithstanding the judgement against the other petroleum refiners in the previous litigation, UDS believes that it has several strong defenses to Unocal's lawsuit, including those arising from Unocal's misconduct, and UDS believes that it will prevail in the lawsuit. However, due to the inherent uncertainty of litigation, there can be no assurance that UDS would prevail and an adverse result could have a material adverse effect on UDS' results of operations and financial position.

PROSPECTUS

                                 $3,500,000,000

                              (VALERO ENERGY LOGO)

                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS

Valero Energy Corporation
One Valero Place
San Antonio, Texas 78212
(210) 370-2000

   We will provide the specific     THE OFFERING
 terms of the securities in one         We may offer from time to time
 or more supplements to this        -  Senior debt securities
 prospectus. You should read        -  Subordinated debt securities
 this prospectus and the            -  Common stock
 related prospectus supplement      -  Preferred stock
 carefully before you invest in     -  Warrants
 our securities. This
 prospectus may not be used to          We will provide the specific terms of the securities in
 offer and sell our securities      supplements to this prospectus. Our common stock is listed
 unless accompanied by a            on the New York Stock Exchange under the symbol "VLO."
 prospectus supplement.
                                        INVESTING IN THE SECURITIES INVOLVES RISKS.   SEE "RISK
                                    FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 5, 2002.

                               TABLE OF CONTENTS

About This Prospectus.......................................     3
About Valero Energy Corporation.............................     3
Risk Factors................................................     4
Cautionary Statement Concerning Forward-Looking
  Statements................................................     9
Use of Proceeds.............................................    11
Ratio of Earnings To Fixed Charges..........................    11
Description of Debt Securities..............................    12
Description of Capital Stock................................    19
Description of Warrants.....................................    23
Plan of Distribution........................................    23
Legal Matters...............................................    25
Experts.....................................................    25
Where You Can Find More Information.........................    25
Information We Incorporate by Reference.....................    25

                             ---------------------

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THE DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. The registration statement also includes a prospectus under which VEC Trust III and VEC Trust IV, two of our subsidiaries, may offer from time to time preferred securities guaranteed by us and we may offer our related senior debt securities or subordinated debt securities, which securities may be convertible into our common stock, and our stock purchase contracts or stock purchase units. Under the shelf process, we may offer any combination of the securities described in these two prospectuses in one or more offerings with a total initial offering price of up to $3,500,000,000. This prospectus provides you with a general description of the senior debt securities, subordinated debt securities, common stock, preferred stock and warrants we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     References in this prospectus to the terms "we," "us" or "Valero" or other similar terms mean Valero Energy Corporation, unless we state otherwise or the context indicates otherwise.

                        ABOUT VALERO ENERGY CORPORATION

     We are one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States. Effective December 31, 2001, we acquired Ultramar Diamond Shamrock Corporation, or UDS. In connection with the acquisition of UDS, we issued 45.9 million shares of common stock, paid $2.1 billion of cash to UDS stockholders and assumed approximately $2 billion of UDS debt. As of January 1, 2002, we owned and operated eleven refineries in the United States and one refinery in Canada with a combined throughput capacity of approximately 1.9 million barrels per day. This excludes the Golden Eagle Refinery acquired from UDS, which is under contract to be sold for approximately $1.13 billion to comply with Federal Trade Commission requirements in connection with our acquisition of UDS.

     We produce premium, environmentally clean products such as reformulated gasoline, gasoline meeting the specifications of the California Air Resources Board, or CARB gasoline, CARB diesel fuel, low sulfur diesel fuel and oxygenates. We also produce a substantial slate of conventional gasoline, distillates, jet fuel, asphalt and petrochemicals. We market refined products through approximately 4,500 retail sites in the United States and Canada, branded as Diamond Shamrock(R), Ultramar(R), Valero(R), Beacon(R) and Total(R). We also market refined products on a wholesale basis through a bulk and rack marketing network in 40 U.S. states and Canada.

     We have a logistics system that complements our refining and marketing assets in the southwestern and central United States. We own approximately 73 percent of Valero L.P., a master limited partnership which owns and operates crude oil pipelines, refined product pipelines and refined product terminals in Texas, Oklahoma, New Mexico and Colorado. Units of Valero L.P. are listed on the New York Stock Exchange under the "VLI" symbol.

     We were incorporated in Delaware in 1981 as Valero Refining and Marketing Company, a wholly owned subsidiary of our predecessor company. On July 31, 1997, our stock was distributed, or spun off, by our predecessor company to its stockholders, and we changed our name to Valero Energy Corporation. Our common stock is listed for trading on the New York Stock Exchange under the symbol "VLO."

     We have our principal executive offices at One Valero Place, San Antonio, Texas, 78212, and our telephone number is (210) 370-2000.

                                  RISK FACTORS

     You should carefully consider the following matters, in addition to the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.

OUR FINANCIAL RESULTS ARE AFFECTED BY VOLATILE REFINING MARGINS.

     Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend upon numerous factors beyond our control. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. Actual earnings on a fully diluted basis for 2001 were $8.83 per share. In our annual report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 14, 2002, we indicated at that time that we expected to incur a slight loss for the first quarter of 2002. This estimate speaks only as of the date it was made and will vary in the future depending on refining margins and market conditions. See "Cautionary Statement Concerning Forward-Looking Statements."

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE UDS'S OPERATIONS.

     The difficulties of combining our operations with those of UDS include:

     - the necessity of coordinating geographically separate organizations

     - integrating personnel with diverse business backgrounds

     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the integration of the two companies' operations could have an adverse effect on our business, results of operations or financial condition, including by delaying the time at which synergies such as cost savings can be realized and reducing management time and effort available for other business matters and strategic opportunities.

OUR LEVERAGE MAY LIMIT OUR FINANCIAL FLEXIBILITY.

     As of December 31, 2001, after giving effect to the acquisition of UDS, we would have had total debt of approximately $5.4 billion (including capital lease obligations), trust preferred securities in an aggregate liquidation amount of $372.5 million, and stockholders' equity of approximately $4.2 billion, resulting in a total debt to total capital ratio of 54.5%, as more fully described in our annual report on Form 10-K for the year ended December 31, 2001 incorporated by reference herein. We may also incur additional indebtedness in the future, including in connection with acquisitions, although our ability to do so will be restricted by existing bank credit facilities. The level of our indebtedness will have several important effects on our future operations, including, among others:

     - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes

     - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition opportunities

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited

     - we may be at a competitive disadvantage to our competitors that are less leveraged

     - our vulnerability to adverse economic and industry conditions may increase

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financings. Such refinancing might not be possible and additional financing might not be available on commercially acceptable terms or at all.

     Our bank credit facility imposes financial and other restrictions on us. Covenants contained in the credit facility and relating to certain of our other indebtedness limit, among other things, the incurrence of funded indebtedness by us and our subsidiaries and require maintenance of a minimum coverage ratio and a maximum debt-to-capitalization ratio. Failure to comply with such covenants may result in a default with respect to the related debt under the credit facility or such other indebtedness and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, we might not be able to refinance or otherwise repay such indebtedness.

COMPLIANCE WITH AND CHANGES IN ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR PERFORMANCE.

     We are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures and characteristics and composition of gasoline and diesel fuels. If we violate or fail to comply with these laws and regulations, we could be fined or otherwise sanctioned. Because environmental laws and regulations are increasingly becoming more stringent and new environmental laws and regulations are continuously being enacted or proposed, such as those relating to methyl tertiary butyl ether
(MTBE), CARB gasoline, the Tier II gasoline and distillate standards and the Maximum Available Control Technology rule (MACT II rule) under the Clean Air Act, the level of future expenditures required for environmental matters could increase in the future. In addition, any major upgrades in any of our refineries could require material additional expenditures to comply with environmental laws and regulations.

     In February 2000, the Environmental Protection Agency's "Tier II" gasoline standard was published in final form under the Clean Air Act. The standard requires the sulfur content in gasoline to be reduced from approximately 300 parts per million to 30 parts per million. The regulation will be phased in beginning in 2004. In addition, the EPA finalized its Tier II distillate standard to reduce the sulfur content of diesel fuel sold to highway consumers by 97%, from 500 parts per million to 15 parts per million, beginning June 1, 2006. We have determined that modifications will be required at each of our refineries as a result of the Tier II standards. Based on preliminary estimates, we believe that the new Tier II specifications will require approximately $550 million in capital expenditures for our refineries to comply, excluding the cost to install hydrogen production facilities. We expect all modifications to be complete in time for compliance with the effective dates of the gasoline and distillate standards.

DISRUPTION OF OUR ABILITY TO OBTAIN CRUDE OIL COULD ADVERSELY AFFECT OUR OPERATIONS.

     Over 75% of our total crude oil feedstock requirements are purchased through term crude oil feedstock contracts totaling approximately 1,160,000 BPD. The remainder of our crude oil feedstock requirements are purchased on the spot market. The term agreements include contracts to purchase feedstocks from various foreign national companies and various domestic integrated oil companies. In particular, a significant portion of our feedstock requirements are satisfied through suppliers located in the Middle East, and we are, therefore, subject to the political, geographic and economic risks attendant to doing business with suppliers located in that area. In the event one or more of our term contracts were terminated, it is possible that we would be unable to find alternative sources of supply. If we are unable to obtain adequate crude oil volumes or are only able to obtain such volumes at unfavorable prices, our results of operations could be materially adversely affected, including reduced sales volumes of refined products or reduced margins as a result of higher crude oil costs.

COMPETITORS WHO PRODUCE THEIR OWN SUPPLY OF FEEDSTOCKS, WHO HAVE MORE EXTENSIVE RETAIL OUTLETS OR WHO HAVE GREATER FINANCIAL RESOURCES MAY HAVE A COMPETITIVE ADVANTAGE.

     The refining and marketing industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We do not produce any of our crude oil feedstocks. Many of our competitors, however, obtain a significant portion of their feedstocks from company-owned production and some have more extensive retail outlets than we do. Competitors that have their own production or extensive retail outlets (and brand-name recognition) are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages.

     A number of our competitors also have materially greater financial and other resources than we possess. Such competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers.

     As a result of the merger with UDS, we have increased our presence in the California refining and marketing market at a time when competition in the industry is increasing and new technology is making refining more efficient. The addition of new refining and marketing companies to the California market, as well as the addition of new retail product providers, may increase the supply of refined products available for sale in that state or increase competitive pressure, or both, either of which could lead to lower prices and reduced margins.

A SIGNIFICANT INTERRUPTION IN ONE OR MORE OF OUR REFINERIES COULD ADVERSELY AFFECT OUR BUSINESS.

     With the acquisition of UDS, our refining activities will be conducted at twelve major refineries in Texas, Louisiana, New Jersey, California, Oklahoma, Colorado and Quebec, Canada. The refineries are our principal operating assets. As a result, our operations could be subject to significant interruption if one or more of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. If any refinery were to experience an interruption in operations, earnings therefrom could be materially adversely affected, including as a result of lost production and repair costs.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE RETAIL SECTOR.

     The retail sector has become increasingly competitive. We face strong competition from the fully integrated major oil companies that have increased their efforts to capture retail market share in recent years. We also compete with large grocery stores and other general merchandisers (the so-called "hypermarts") that often sell gasoline at aggressively competitive prices in order to attract customers to their sites. A number of our competitors also have materially greater financial and other resources than we possess. The actions of our competitors could lead to lower prices and reduced margins, which could have a material adverse effect on our financial position.

OUR OPERATIONS EXPOSE US TO MANY OPERATING RISKS, NOT ALL OF WHICH ARE INSURED.

     Our refining and marketing operations are subject to various hazards common to the industry, including explosions, fires, toxic emissions, maritime hazards and uncontrollable flows of oil and gas. They are also subject to the additional hazards of loss from severe weather conditions. As protection against operating hazards, we maintain insurance coverage against some, but not all, such potential losses. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

THE BANNING OF THE USE OF MTBE COULD ADVERSELY AFFECT US.

     The presence of MTBE in some water supplies in California and other states, resulting from gasoline leaks primarily from underground and aboveground storage tanks, has led to public concern that MTBE has contaminated drinking water supplies and thus poses a possible health risk. As a result of heightened public concern, California passed initiatives to ban the use of MTBE as a gasoline component in California by the end of 2002. In March 2002, however, the governor of California issued an executive order postponing the ban for one year. Accordingly, the California Air Resources Board's specifications for CARB Phase III gasoline are not expected to become effective until the beginning of 2004. We estimate that the cost for permitting and modification of our California refineries to comply with CARB Phase III specifications and eliminate MTBE as a gasoline component is approximately $50 million. We, like other producers of MTBE, are subject to litigation or proceedings involving the manufacture or use of MTBE that could adversely affect us. In addition, other states and the EPA have either passed or proposed or are considering proposals to restrict or ban the use of MTBE. If MTBE were to be restricted or banned throughout the United States, we believe that our major non-California MTBE-producing facilities could be modified to produce iso-octane for a capital investment of approximately $35 million. Because the volume of alternative products that could be produced would be less than the current production of MTBE and the price of such alternative products is currently lower than the price of MTBE, our results of operations could potentially be materially adversely affected.

WE MAY NOT BE SUCCESSFUL IN CONTINUING TO GROW THROUGH ACQUISITIONS, AND ANY FURTHER ACQUISITIONS MAY REQUIRE US TO OBTAIN ADDITIONAL FINANCING OR COULD RESULT IN DILUTION.

     A substantial portion of our growth over the last several years has been attributed to acquisitions. The ability to continue to grow through acquisitions will be dependent on a number of factors, including our ability to

     - identify acceptable acquisition candidates

     - consummate acquisitions on favorable terms

     - successfully integrate acquired businesses

     - obtain financing to support our growth

We may not be successful in continuing to grow through acquisitions. In addition, the financing of future acquisitions may require us to incur additional indebtedness, which could limit our financial flexibility, or to issue additional equity, which could result in further dilution of the ownership interest of existing stockholders.

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN OUR CONTROL.

     The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of Valero, even if that change might be beneficial to our stockholders. In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in Valero without advance approval of our board of directors. Delaware law imposes additional restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

A PATENT DISPUTE WITH UNOCAL COULD ADVERSELY AFFECT US.

     Union Oil Company of California has filed a patent infringement lawsuit against Valero in California federal court. The complaint seeks a 5.75 cent per gallon royalty on all reformulated gasoline infringing on Unocal patents that cover certain compositions of cleaner-burning gasoline. The complaint seeks treble damages for Valero's alleged willful infringement of Unocal's patents. In a previous lawsuit involving one of its patents, Unocal prevailed against five other major refiners. In August 2001, the FTC announced that it would begin an antitrust investigation concerning Unocal's conduct with a joint industry research group during the time that Unocal was prosecuting its patents at the U.S. Patent and Trademark Office, or the PTO. In 2001, the PTO began a reexamination of one of Unocal's patents, and in January 2002, the PTO issued a notice of rejection of all claims of the patent. Unocal has the opportunity to respond to the PTO's action. In January 2002, the PTO reversed an earlier denial and began a reexamination of another of Unocal's patents. Both reexaminations could affect the scope and validity of the patents. Due to the inherent uncertainty of litigation, there can be no assurance that Valero will prevail in the lawsuit, and an adverse result could have a material adverse effect on Valero's results of operations and financial position.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus and the accompanying prospectus supplement, including the information we incorporate by reference, contain certain estimates, predictions, projections, assumptions and other "forward-looking statements" (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect Valero's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested in this report. These forward-looking statements can generally be identified by the words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "budget," "forecast," "will," "could," "should," "may" and similar expressions. These forward-looking statements include, among other things, statements regarding:

     - the effect of Valero's recently completed acquisition of UDS on Valero's business, results of operations and financial condition

     - future refining margins, including gasoline and heating oil margins

     - future retail margins, including gasoline, diesel fuel, home heating oil and convenience store merchandise margins

     - expectations regarding feedstock costs, including crude oil discounts, and operating costs

     - anticipated levels of crude oil and refined product inventories

     - Valero's anticipated level of capital investments, including deferred turnaround and catalyst costs and capital expenditures for environmental and other purposes, and the effect of these capital investments on Valero's results of operations

     - anticipated trends in the supply of and demand for crude oil feedstocks and refined products in the United States, Canada and elsewhere

     - expectations regarding environmental and other regulatory initiatives

     - the effect of general economic and other conditions on refining and retail industry fundamentals

     Valero's forward-looking statements are based on its beliefs and assumptions derived from information available at the time the statements are made. Differences between actual results and any future performance suggested in these forward-looking statements could result from a variety of factors, including but not limited to those described under the heading "Risk Factors" and the following:

     - acts of terrorism aimed at either Valero's facilities or other facilities that could impair Valero's ability to produce and ship refined products or receive foreign feedstocks

     - political conditions in crude oil producing regions, including the Middle East

     - the domestic and foreign supplies of refined products such as gasoline, diesel fuel, heating oil and petrochemicals

     - the domestic and foreign supplies of crude oil and other feedstocks

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree on and to maintain crude oil price and production controls

     - the level of consumer demand, including seasonal fluctuations

     - refinery overcapacity or undercapacity

     - the actions taken by competitors, including both pricing and the expansion and retirement of refining capacity in response to market conditions

     - environmental and other regulations at both the state and federal levels and in foreign countries

     - the level of foreign imports

     - accidents or other unscheduled shutdowns affecting Valero's refineries, machinery, pipelines or equipment, or those of Valero's suppliers or customers

     - changes in the cost or availability of transportation for feedstocks and refined products

     - the price, availability and acceptance of alternative fuels and alternative-fuel vehicles

     - cancellation of or failure to implement planned capital projects and realize the various assumptions and benefits projected for such projects

     - irregular weather, which can unforeseeably affect the price or availability of feedstocks and refined products

     - rulings, judgments, or settlements in litigation or other legal or regulatory matters, including unexpected environmental remediation costs in excess of any reserves or insurance coverage

     - the introduction or enactment of federal or state legislation which may adversely affect Valero's business or operations

     - changes in the credit ratings assigned to Valero's debt securities and trade credit

     - changes in the value of the Canadian dollar relative to the U.S. dollar

     - overall economic conditions

     - other economic, business, competitive and/or regulatory factors that may affect Valero's business generally as described in our filings with the SEC

     Any one of these factors, or a combination of these factors, could materially affect Valero's future results of operations and whether any forward-looking statements ultimately prove to be accurate. Valero's forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statement. Valero does not intend to update these statements unless it is required by the securities laws to do so.

     All subsequent written and oral forward-looking statements attributable to Valero or persons acting on its behalf are expressly qualified in their entirety by the foregoing. Valero undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

     - equity investments in existing and future projects

     - permanent financing of bridge facilities used to make acquisitions

     - acquisitions

     - working capital

     - capital expenditures

     - repayment or refinancing of debt or other corporate obligations

     - repurchases and redemptions of securities

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                                            YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                        2001   2000   1999   1998   1997
                                                        ----   ----   ----   ----   ----
Ratio of earnings to fixed charges....................  7.3x   5.6x   1.3x    --    4.1x

     We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of consolidated income from continuing operations before income taxes and fixed charges (excluding capitalized interest), with certain other adjustments. Fixed charges consist of total interest, whether expensed or capitalized, including amortization of debt expense and premiums or discounts related to outstanding indebtedness, one-third (the proportion deemed representative of the interest factor) of rental expense and distributions on preferred securities of a subsidiary trust which are deducted in the determination of consolidated pretax income from continuing operations. For the year ended December 31, 1998, our earnings were insufficient to cover fixed charges by $77.7 million. This deficiency was due primarily to a $170.9 million pre-tax charge to earnings to write down the carrying amount of our refinery inventories to market value. Excluding the effect of the inventory write-down, the ratio of earnings to fixed charges would have been 2.7x.

     Prior to our spin-off from our former parent on July 31, 1997, our parent had preferred stock outstanding which was issued in connection with the discontinued natural gas related services business. We had no preference securities outstanding with respect to continuing operations for any period presented, other than preferred securities of a subsidiary trust. As a result, the ratio of earnings to combined fixed charges and preference dividends is the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities under an indenture dated as of December 12, 1997 between us and The Bank of New York, a New York banking corporation, as trustee. We will issue subordinated debt securities under an indenture to be entered into between us and The Bank of New York, as indenture trustee. The indenture for the senior debt securities and the indenture for the subordinated debt securities will be substantially identical, except for the provisions relating to subordination and restrictive covenants. We sometimes refer to the senior indenture and the subordinated indenture as the "indentures."

     We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you before investing in these securities. Please read "Where You Can Find More Information."

RANKING

     The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt securities and all of our other senior debt. Neither indenture limits the amount of debt securities that can be issued under that indenture or the amount of additional indebtedness we or any of our subsidiaries may incur. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The trustee will authenticate and deliver debt securities executed and delivered to it by us as set forth in the applicable indenture.

     We are organized as a holding company that owns subsidiary companies. Our subsidiary companies conduct substantially all of our business. The holding company structure results in two principal risks:

     - Our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay parent company debt service obligations, including payments on the debt securities

     - In any liquidation, reorganization or insolvency proceeding involving Valero, your claim as a holder of the debt securities will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries

TERMS

     The prospectus supplement relating to any series of debt securities we are offering will include specific terms relating to that offering. These terms will include some or all of the following:

     - whether the debt securities are senior or subordinated debt securities

     - the title of the debt securities

     - any limit on the total principal amount of the debt securities

     - the date or dates on which the principal of the debt securities will be payable

     - any interest rate, or the method of determining the interest rate, on the debt securities, the date from which interest will accrue, interest payment dates and record dates

     - any right to extend or defer the interest payment periods and the duration of the extension

     - if other than as set forth in this prospectus, the place or places where payments on the debt securities will be payable

     - any optional redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem or purchase the debt securities

     - any provisions for the remarketing of the debt securities

     - any changes or additions to the events of default or covenants

     - whether we will issue the debt securities in individual certificates to each holder in registered or bearer form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders

     - the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000

     - the terms of any right to convert debt securities into shares of our common stock or other securities or property

     - whether payments on the debt securities will be payable in foreign currency or currency units (including composite currencies) or another form

     - any provisions that would determine the amount of principal, premium, if any, or interest, if any, on the debt securities by references to an index or pursuant to a formula

     - the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount

     - any other terms of the debt securities not inconsistent with the relevant indentures

     We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences applicable to those securities.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

CONSOLIDATION, MERGER AND SALE

     We have agreed in the indentures that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

     - we are the continuing corporation, or

     - if we are not the continuing corporation, the successor is organized and existing under the laws of any United States jurisdiction and assumes all of our obligations under the indenture and the debt securities, and

     - in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the following are events of default under the indentures with respect to a series of debt securities:

     - our failure to pay interest on any debt security of that series for 30 days

     - our failure to pay principal of or any premium on any debt security of that series when due

     - our failure to make any sinking fund payment for any debt security of that series when due

     - our failure to perform any of our other covenants or breach of any of our other warranties in that indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, and that failure continues for 60 days after written notice is given or received as provided in the indentures

     - certain bankruptcy, insolvency or reorganization events involving us

     - our failure to pay at final maturity, after the expiration of any applicable grace periods, or upon the declaration of acceleration of payment of, any of our indebtedness for borrowed money in excess of $25 million, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given as provided in the indentures

     - any other event of default we may provide for that series

     If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal amount of all the debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the outstanding debt securities of that series may in some cases rescind and annul that acceleration.

     In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to this provision for indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee

     - exercising any trust or power conferred on the trustee, with respect to the debt securities of that series

     Each indenture requires us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in performance.

MODIFICATION AND WAIVER

     We may modify or amend each of the indentures without the consent of any holders of the debt securities in certain circumstances, including to:

     - evidence the assumption of our obligations under the indenture and the debt securities by a successor

     - add further covenants for the protection of the holders

     - cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of the holders

     - establish the form or terms of debt securities of any series

     - evidence the acceptance of appointment by a successor trustee

     We may modify or amend each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture affected by the modification or amendment. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

     - change the stated maturity of the principal of, or any installment of interest on, any debt security

     - reduce the principal amount of, the interest on, or the premium payable on, any debt security

     - reduce the amount of principal of discounted debt securities payable upon acceleration of maturity

     - change the place of payment or the currency in which any debt security is payable

     - impair the right to institute suit for the enforcement of any payment on any debt security

     - reduce quorum or voting rights

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may waive past defaults by us under the indentures with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

DISCHARGE

     We will be discharged from all obligations of any series of debt securities, except for certain surviving obligations to register the transfer or exchange of the debt securities and any right by the holders to receive additional amounts under the indentures if:

     - all debt securities of that series previously authenticated and delivered under the relevant indenture have been delivered to the trustee for cancellation or

     - all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the trustee, in trust, sufficient money to pay the entire indebtedness of all the debt securities of that series on the dates the payments are due in accordance with the terms of the debt securities

     To exercise the right of deposit described above, we must deliver to the trustee an opinion of counsel and an officers' certificate stating that all conditions precedent to the satisfaction and discharge of the relevant indenture have been complied with.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Unless we inform you otherwise in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in denominations of $1,000 and integral multiples.

     Debt securities will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms in such authorized denominations as may be requested. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any transfer or exchange of the debt securities. We may, however, require payment of any tax or other governmental charge payable for the registration of the transfer or exchange.

     We will appoint the trustee under each indenture as security registrar for the debt securities issued under that indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

     We will not be required:

     - to issue, register the transfer of or exchange debt securities of a series during a period beginning 15 business days prior to the day of mailing of a notice of redemption of debt securities of that series selected for redemption and ending on the close of business on the day of mailing of the relevant notice or

     - to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, principal and interest will be payable, and the debt securities will be transferable and exchangeable, at the office or offices of the applicable trustee or any paying agent we designate. At our option, we will pay interest on the debt securities by check mailed to the holder's registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the persons in whose name the debt securities are registered at the close of business on the record date for each interest payment date.

     In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

BOOK-ENTRY AND SETTLEMENT

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. The prospectus supplement will describe:

     - any circumstances under which beneficial owners may exchange their interests in a global debt security for certificated debt securities of the same series with the same total principal amount and the same terms

     - the manner in which we will pay principal of and any premium and interest on a global debt security

     - the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security

NOTICES

     Notices to holders will be given by mail to the addresses of such holders as they appear in the security register.

GOVERNING LAW

     New York law will govern each indenture and the debt securities.

THE TRUSTEE

     The Bank of New York is the trustee under the senior indenture. Its address is 101 Barclay Street, Floor 21 West, New York, New York 10286. As of February 28, 2002, The Bank of New York serves as trustee:

     - for our senior unsecured notes aggregating $1.2 billion

     - for pollution control bonds previously issued on our behalf aggregating $6.4 million

     - in connection with our premium equity participating security units aggregating $172.5 million

     - in connection with our trust originated preferred securities aggregating $200 million and receives customary fees for its services. The Bank of New York also will serve as trustee under the subordinated indenture. Please read "About This Prospectus."

     The holders of a majority in principal amount of the outstanding debt securities of any series issued under each indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee will be required in the exercise of its powers to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will be obligated to exercise any of its rights or powers under the relevant indenture at the request of any holders of debt securities of any series issued under that indenture only after those holders have offered the trustee indemnity reasonably satisfactory to it. The trustee may resign at any time or the holders of a majority in principal amount of the debt securities may remove the trustee. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any reason, we will appoint a successor trustee in accordance with the provisions of the applicable indenture.

     If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any claim, as security or otherwise. The trustee may engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign as required under the indenture.

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of, interest on, or any premium on, the subordinated debt securities if:

     - we fail to pay the principal, interest, premium or any other amounts on any senior debt when due or

     - we default in performing any other covenant (a "covenant default") in any senior debt that we have designated if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold

     Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default.

     The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

     The subordinated indenture will not limit the amount of senior debt that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

     Unless we inform you otherwise in the prospectus supplement, "senior debt" will mean all indebtedness, including guarantees, of Valero, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

RESTRICTIVE COVENANTS IN THE SENIOR INDENTURE

     We have agreed to two principal restrictions on our activities for the benefit of holders of the senior debt securities. Unless waived or amended, the restrictive covenants summarized below will apply to a series of debt securities issued under the senior indenture as long as any of those debt securities is outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description terms that we have defined below under "-- Glossary."

     Limitations on Liens

     We have agreed that when any senior debt securities are outstanding neither we nor any of our subsidiaries will create or assume any liens upon any of our receivables or other assets or any asset, stock or indebtedness of any of our subsidiaries unless those senior debt securities are secured equally and ratably with or prior to the debt secured by the lien. This covenant has exceptions that permit:

     - subject to certain limitations, any lien created to secure all or part of the purchase price of any property or to secure a loan made to finance the acquisition of the property described in such lien

     - subject to certain limitations, any lien existing on any property at the time of its acquisition or created not later than 12 months thereafter

     - subject to certain limitations, any lien created in connection with the operation or use of any property acquired or constructed by us and created within 12 months after the acquisition, construction or commencement of full operations on the property

     - any mechanic's or materialmen's lien or any lien related to workmen's compensation or other insurance

     - any lien arising by reason of deposits with or the giving of any form of security to any governmental agency, including for taxes and other governmental charges

     - liens for taxes or charges which are not delinquent or are being contested in good faith

     - any judgment lien the execution of which has been stayed or which has been adequately appealed and secured

     - any lien incidental to the conduct of our business which was not incurred in connection with the borrowing of money or the obtaining of advances or credit and which does not materially interfere with the conduct of our business

     - any intercompany lien

     - liens incurred in connection with the borrowing of funds, if such funds are used within 120 days to repay indebtedness of at least an equal amount secured by a lien on our property having a fair market value at least equal to the fair market value of the property securing the new lien

     - any lien created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing

     - any lien existing on the date of the indenture

     - subject to an aggregate limit of $60 million, any lien on cash, cash equivalents, options or futures positions and other account holdings securing derivative obligations or otherwise incurred in connection with margin accounts with brokerage or commodities firms

     - subject to an aggregate limit of 10% of our consolidated net tangible assets, any liens not otherwise permitted by any of the other exceptions set forth in the indenture

     Limitations on Sale/Leaseback Transactions

     We have agreed that neither we nor our subsidiaries would enter into any sale/leaseback transactions with regard to any principal property, providing for the leasing back to us or a subsidiary by a third party for a period of more than three years of any asset which has been or is to be sold or transferred by us or such subsidiary to such third party or to any other person. This covenant has exceptions that permit transactions of this nature under the following circumstances:

     - we would be entitled, pursuant to the "Limitations on Liens" covenant described above, to incur indebtedness secured by a lien on the property to be leased, without equally and ratably securing the senior debt securities then outstanding or

     - within 120 days of the effective date of such sale/leaseback transaction, we apply an amount equal to the value of such transaction:

      - to the voluntary retirement of funded debt or

      - to the purchase of another principal property

     In addition, subject to a limit (on an aggregated basis with indebtedness secured by liens permitted by the limitations on liens covenant described above) of 10% of our consolidated net tangible assets, we can enter into sale/leaseback transactions not otherwise permitted by the express provisions of the indenture.

     Glossary

     We define the following terms in the senior indenture. We use them here with the same definitions. Generally accepted accounting principles should be used to determine all items in this section, unless otherwise indicated.

     "Consolidated net tangible assets" means the total amount of assets shown on a consolidated balance sheet of us and our subsidiaries (excluding goodwill and other intangible assets), less all current liabilities (excluding notes payable and current maturities of long-term debt).

     "Funded debt" means generally any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would be classified as long-term debt.

     "Principal Property" means any of our or our subsidiaries' refineries or refinery-related assets, distribution facilities or other real property which has a net book value exceeding 2.5% of consolidated net tangible assets, but not including any property which in our opinion is not material to our and our subsidiaries' total business conducted as an entirety or any portion of a particular property that is similarly found not to be material to the use or operation of such property.

     "Subsidiary" means any entity of which at the time of determination we or one or more of our subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock or the outstanding partnership or similar interests and any limited partnership of which we or any one of our subsidiaries are a general partner.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of:

     - 300,000,000 shares of common stock, par value $.01 per share

     - 20,000,000 shares of preferred stock, par value $.01 per share, issuable in series

     We have summarized selected aspects of our capital stock below. The summary is not complete. For a complete description, you should refer to our restated certificate of incorporation, restated by-laws and the Rights Agreement, dated as of July 17, 1997 between us and Computershare Investor Services, LLC, as successor rights agent to Harris Trust and Savings Bank, all of which are exhibits to the registration statement of which this prospectus is part.

COMMON STOCK

     Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock. For information regarding restrictions on payments of dividends, see the prospectus supplement applicable to any issuance of common stock.

     Common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, meaning that holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.

     If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

     All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

     The common stock is listed on the New York Stock Exchange and trades under the symbol "VLO."

PREFERRED STOCK

     Our board of directors can, without action by stockholders, issue one or more series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

     We have summarized material provisions of the preferred stock in this section. This summary is not complete. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you.

     The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the preferred stock

     - the maximum number of shares of the series

     - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative

     - any liquidation preference

     - any redemption provisions

     - any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock

     - any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity

     - any voting rights

     - any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares

     Any shares of preferred stock we issue will be fully paid and nonassessable.

     Our board of directors has reserved for issuance pursuant to our Stockholder Rights Plan described below a total of 1,500,000 shares of Junior Participating Preferred Stock, Series I. We have not issued any shares of preferred stock at the date of this prospectus.

ANTI-TAKEOVER PROVISIONS

     The provisions of Delaware law and our restated certificate of incorporation and our restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Staggered Board of Directors

     Our board of directors is divided into three classes that are elected for staggered three-year terms. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors. Holders of 60% of the shares of common stock entitled to vote in the election of directors may remove a director for cause, but stockholders may not remove any director without cause.

Fair Price Provision

     Our restated certificate of incorporation contains a fair price provision. Mergers, consolidations and other business combinations involving us and an "interested stockholder" require the approval of holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder. Interested stockholders include the holder of 15% or more of our outstanding voting stock. The 66 2/3% voting requirement does not apply, however, if the "continuing directors," as defined in our restated certificate of incorporation, approve the business combination, or the business combination meets other specified conditions.

Liability of Our Directors

     As permitted by the Delaware corporations statute, we have included in our restated certificate of incorporation a provision that limits our directors' liability for monetary damages for breach of their fiduciary duty of care to us and our stockholders. The provision does not affect the liability of a director:

     - for any breach of his/her duty of loyalty to us or our stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - for the declaration or payment of unlawful dividends or unlawful stock repurchases or redemptions or

     - for any transaction from which the director derived an improper personal benefit

     This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Stockholder Proposals and Director Nominations

     Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our restated by-laws.

     Generally, stockholders must submit a written notice between 60 and 90 days before the first anniversary of the date of our previous year's annual stockholders' meeting. To nominate directors, the notice must include the name and address of the stockholder, the class and number of shares owned by the stockholder, information about the nominee required by the SEC and a description of any arrangements or understandings with respect to the election of directors that exist between the stockholder and any other person. To make stockholder proposals, the notice must include a description of the proposal, the reasons for bringing the proposal before the meeting, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in the proposal.

     In each case, if we have changed the date of the annual meeting to more than 30 days before or 60 days after the anniversary date of our previous year's annual stockholders' meeting, stockholders must submit the notice between 60 and 90 days prior to such annual meeting or no later than 10 days after the day we make public the date of the annual meeting.

     Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.

Delaware Anti-takeover Statute

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless one of the following is satisfied:

     - before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination

     - upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or

     - after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholders' meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

Other Provisions

     Our restated certificate of incorporation also provides that:

     - stockholders may act only at an annual or special meeting and not by written consent

     - an 80% vote of the outstanding voting stock is required for the stockholders to amend our restated by-laws

     - an 80% vote of the outstanding voting stock is required to amend our restated certificate of incorporation with respect to certain matters, including those described in the first two bullet points above

TRANSFER AGENT AND REGISTRAR

     Computershare Investor Services, LLC, Chicago, Illinois, is our transfer agent and registrar.

STOCKHOLDER RIGHTS PLAN

     We have a stockholder rights plan under which one preferred share purchase right is attached to each outstanding share of our common stock. The rights become exercisable under specified circumstances, including any person or group (an "acquiring person") becoming the beneficial owner of 15% or more of our outstanding common stock, subject to specified exceptions. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Junior Participating Preferred Stock, Series I, at an exercise price of $100, subject to adjustment under specified circumstances. If events specified in the stockholder rights plan occur, each holder of rights other than the acquiring person can exercise their rights. When a holder exercises a right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In some cases, the holder will receive cash, property or other securities instead of common stock. We may redeem the rights for $0.01 per right at any time prior to the tenth day after a person or group becomes an acquiring person. The stockholder rights plan and the rights expire in June 2007.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the warrants

     - the aggregate number of warrants offered

     - the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted

     - the exercise price of the warrants

     - the dates or periods during which the warrants are exercisable

     - the designation and terms of any securities with which the warrants are issued

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable

     - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated

     - any minimum or maximum amount of warrants that may be exercised at any one time

     - any terms relating to the modification of the warrants

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants

     The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

     - the terms of the offering

     - the names of any underwriters or agents

     - the name or names of any managing underwriter or underwriters

     - the purchase price of the securities from us

     - the net proceeds to us from the sale of the securities

     - any delayed delivery arrangements

     - any underwriting discounts, commissions and other items constituting underwriters' compensation

     - any initial public offering price

     - any discounts or concessions allowed or reallowed or paid to dealers

     - any commissions paid to agents

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

     Mr. Jay D. Browning, Esq., Vice President and Corporate Secretary of Valero, will issue opinions about the legality of the offered securities for us. Mr. Browning is our employee and at February 28, 2002, beneficially owned approximately 8,106 shares of our common stock (including shares held under employee benefit plans) and held options under our employee stock option plans to purchase an additional 27,845 shares of our common stock. None of such shares or options were granted in connection with the offering of the securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     Our audited consolidated financial statements incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 2001 and our current reports on Form 8-K/A filed March 18, 2002 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated in this prospectus by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

                    INFORMATION WE INCORPORATE BY REFERENCE

     We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

     - our annual report on Form 10-K for the year ended December 31, 2001

     - the description of our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description

     - the description of the rights associated with our common stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description

     - our current report on Form 8-K dated December 31, 2001 and filed with the SEC on January 11, 2002

     - our current report on Form 8-K dated March 12, 2002 and filed with the SEC on March 14, 2002

     - our current report on Form 8-K/A dated December 31, 2001 and filed with the SEC on March 18, 2002 (the "Initial Form 8-K/A"), which amends our current report on Form 8-K dated December 31, 2001 and filed with the SEC on January 11, 2002

     - our current report on Form 8-K/A dated December 31, 2001 and filed with the SEC on March 18, 2002, which amends the Initial Form 8-K/A

     - our current report on Form 8-K/A dated March 12, 2002 and filed with the SEC on April 3, 2002, which amends our current report on Form 8-K dated March 12, 2002 and filed with the SEC on March 14, 2002.

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

        Valero Energy Corporation
        One Valero Place
        San Antonio, Texas 78212
        Attention: Investor Relations
        Telephone: (210) 370-2139

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

                                 (VALERO LOGO)